Exhibit 2.1

Execution Copy

PRIVILEGED & CONFIDENTIAL

ASSET PURCHASE AGREEMENT

between

PITNEY BOWES INC.

and

STARK ACQUISITION CORPORATION

dated as of April 27, 2018

THIS DOCUMENT SHALL BE KEPT CONFIDENTIAL PURSUANT TO THE TERMS OF THE CONFIDENTIALITY AGREEMENT ENTERED INTO BETWEEN SELLER AND THE RECIPIENT HEREOF AND, IF APPLICABLE, ITS AFFILIATES, WITH RESPECT TO THE SUBJECT MATTER HEREOF.

Article II
CLOSING; CLOSING DELIVERIES

Article III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

i

Article IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Article V
CERTAIN COVENANTS

ii

Article VI
CONDITIONS TO CLOSING

Section 6.1.	Conditions Precedent to Obligations of the Purchaser and the Seller	62
Section 6.2.	Conditions Precedent to Obligations of the Purchaser	62
Section 6.3.	Conditions Precedent to Obligations of the Seller	63

Article VII
TERMINATION; EFFECT OF TERMINATION

Section 7.1.	Termination	64
Section 7.2.	Effect of Termination	64

Article VIII
MISCELLANEOUS

iii

EXHIBITS

Exhibit A	Accounting Principles
Exhibit B	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of Employee Leasing Agreement
Exhibit E-1	Form of Real Property License Agreement – Danbury, CT
Exhibit E-2	Form of Real Property License Agreement – Peachtree City, GA
Exhibit E-3	Form of Real Property License Agreement – Tokyo, Japan
Exhibit F	Form of IP License Agreement
Exhibit G	Form of Lease Servicing Agreement
Exhibit H	Form of Infinity Meter Agreement
Exhibit I	Form of Presort Commercial Agreement
Exhibit J	Form of Maintenance Services Agreement
Exhibit K	Form of Presort Side Letter
Exhibit L	Form of Dealer Management Services Agreement
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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made this 27th day of April, 2018 by and among (a) Pitney Bowes Inc., a Delaware corporation (the “Seller”), and (b) Stark Acquisition Corporation, a Delaware corporation (the “Purchaser”). Defined terms used in this Agreement have the meanings indicated in Section 8.2.

RECITALS

WHEREAS, the Seller desires to sell, and the Purchaser desires to purchase, the Business; and

WHEREAS, upon the terms and subject to the conditions contained in this Agreement, the Purchaser desires to acquire from the Seller certain assets used in the conduct of the Business and to assume certain liabilities relating to the Business and the Seller desires to sell, assign, transfer, convey and deliver to the Purchaser such assets and liabilities.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article I

PURCHASE AND SALE OF ASSETS;
ASSUMPTION OF LIABILITIES

Section 1.1. Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement and the Local Transfer Agreements, at the Closing, the Seller shall, and shall cause all of the other Selling Parties to, sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from each Selling Party, all of such Selling Party’s rights, title and interests in and to the Transferred Assets, in exchange for (a) the Purchase Price, payable and subject to adjustment as set forth in Section 1.5 and Section 1.8, and (b) the Purchaser’s assumption of the Assumed Liabilities and its agreement to cause all such Assumed Liabilities to be paid, performed and discharged when due, without further recourse to any member of the Seller Group. In accordance with Section 8.6, the Purchaser intends to assign certain of its rights and obligations hereunder to certain Subsidiaries of the Purchaser prior to the Closing and to cause such Subsidiaries to purchase certain Transferred Assets and assume certain Assumed Liabilities. In accordance with Section 2.5, the transfer of the Transferred Assets and the Transferred Employees in the Deferred Jurisdictions, and the assumption of the Assumed Liabilities in the Deferred Jurisdictions will be effected on one or more Local Closing Dates after the Closing Date.

Section 1.2. Transferred Assets; Excluded Assets.

(a) Transferred Assets. The term “Transferred Assets” means, collectively, all of the following assets that are held as of the Effective Time by any Selling Party, it being understood and agreed that the Transferred Assets shall not include any of the assets listed in clauses (i) through (xv), inclusive, of Section 1.2(b):

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(i) the goodwill of the Business;

(ii) all Transferred Inventory;

(iii) all Transferred Personal Property;

(iv) all Transferred Intellectual Property;

(v) all Contracts exclusively relating to the Business and the Shared Contracts set forth on Section 1.2(a)(v) of the Disclosure Schedules (collectively, the “Transferred Business Contracts”);

(vi) the real property sublease set forth on Section 1.2(a)(vi) of the Disclosure Schedules (the “Morangis Transferred Real Property Sublease”) and the Danbury Lease, if assigned to the Purchaser or its designee as provided in Section 5.27 of the Disclosure Schedules;

(vii) other than any Permit described in Section 1.2(b)(xiv), all Permits exclusively relating to, used or held for use in connection with the Business;

(viii) all (A) customer and vendor lists to the extent relating to the Business and (B) files and documents to the extent relating to the Business, including all of such Selling Party’s equipment maintenance data, accounting records, service and warranty records, inventory records, cost and pricing information, business plans, transactional records, sales and marketing materials, training manuals and other similar materials, and any other such data and records, however stored, in each case to the extent relating to the Business; provided that each Selling Party shall be entitled to retain and use copies of any of the foregoing that are necessary for such Selling Party’s tax, accounting or legal purposes;

(ix) to the extent transferable, all claims, causes of action, choses in action, rights of recovery and rights of setoff of any kind, including rights arising under warranties, representations, indemnities and guarantees made by suppliers of products, materials or equipment, or components thereof to the extent relating to the Business (but excluding all such claims, causes of action, choses in action, rights of recovery and rights of setoff to the extent related to the Excluded Assets or the Excluded Liabilities);

(x) any third-party rights to reimbursements, indemnification, hold-harmless or similar rights to the extent relating to the acquisition or conduct of any part of the Business;

(xi) all accounts receivable with respect to payments from customers and any other third parties to the extent relating to services rendered or products provided by the Business;

(xii) all prepaid expenses and deposits to the extent relating to the Business;

(xiii) all assets of any Assumed Benefit Plan and all assets of any other Business Benefit Plan, to the extent the assets of such Business Benefit Plan are expressly described as transferring to the Purchaser in Section 5.10 (collectively, the “Transferred Benefit Plan Assets”);

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(xiv) all of the Transferred Equity Interests and the Transferred Entity’s organizational documents, minute and stock record books, corporate seal and tax records;

(xv) to the extent permitted by applicable Law and Contract, all employee records reasonably necessary to administer the compensation and benefits of the Transferred Employees under any Assumed Benefit Plan or other employee benefit plan, agreement or arrangement;

(xvi) the assets set forth in Section 1.2(a)(xvi) of the Disclosure Schedules; and

(xvii) all other rights, title and interests of each Selling Party in and to, as of the Closing Date, all of the assets, properties and rights that are exclusively related to, used or held for use by such Selling Party in connection with the Business as of the Effective Time.

(b) Excluded Assets. The “Excluded Assets” shall consist of all assets owned by the Seller or any of its Subsidiaries other than the Transferred Entity that are not Transferred Assets, including the following:

(i) all Cash;

(ii) all checkbooks, canceled checks and bank accounts;

(iii) all claims, causes of action, choses in action, rights of recovery and rights of setoff of any kind, including rights arising under warranties, representations, indemnities and guarantees made by suppliers of products, materials or equipment, or components thereof to the extent related to the Excluded Assets or the Excluded Liabilities;

(iv) all rights under this Agreement;

(v) all organizational documents, minute and stock record books, corporate seal and tax records (for the avoidance of doubt, except as otherwise provided in Section 1.2(a)(xiv));

(vi) all insurance policies and, except as provided in Section 5.10(h)(i) or Section 5.16 all rights thereunder, including the benefit of any deposits or prepayments and any insurance proceeds covering any portion of any Excluded Assets or Excluded Liabilities;

(vii) all rights to reimbursements, indemnification, hold-harmless or similar rights relating to any Excluded Assets or Excluded Liabilities;

(viii) all Excluded Intellectual Property and all Contracts relating to any Excluded Intellectual Property;

(ix) all credits, refunds and other assets relating to Income Taxes;

(x) all assets (other than the Transferred Benefit Plan Assets) relating to any employee benefit plan in which any employee of any Selling Party participates;

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(xi) any employee records which relate to employees who are not Transferred Employees or which any member of the Seller Group is prohibited by Law or Contract from disclosing or delivering to the Purchaser;

(xii) all assets used to provide services or supplies to the Purchaser and its Affiliates (including, after the Closing, the Transferred Entity) pursuant to the Transition Services Agreement;

(xiii) (A) all records and reports prepared or received by any member of the Seller Group in connection with the sale of the Business or the transactions contemplated hereby, including all analyses relating to the Business or the Purchaser so prepared or received, (B) all confidentiality agreements with prospective purchasers of the Business or any portion thereof, and all bids and expressions of interest received from third parties with respect thereto, provided that, following the Closing, the applicable member of the Seller Group shall enforce any such confidentiality agreement at the request of the Purchaser, and (C) all privileged communications described in Section 8.13 and all privileged materials, documents and records to the extent not related to the Business;

(xiv) any Permits, whether or not exclusively relating to, used or held for use in connection with the Business, the transfer of which is not permitted by applicable Law; and

(xv) the assets set forth on Section 1.2(b)(xv) of the Disclosure Schedules.

Section 1.3. Consent to Assignment.

(a) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to sell, assign, transfer or convey any Transferred Asset or any claim, right or benefit thereunder or arising therefrom (collectively, including the Transferred Assets, the “Interests”), if an attempted sale, assignment, transfer or conveyance of such Interest would constitute a breach or a violation of any applicable Law, or would adversely affect the rights of the Purchaser thereunder, or if such Interest cannot be sold, assigned, transferred or conveyed without any third-party consent that has not been obtained by (or does not remain in full force and effect at) the Closing (any such Interest, an “Excluded Interest”), unless and until (i) such Excluded Interest can be sold, assigned, transferred or conveyed in accordance with Section 1.2(a) without such a breach, violation of Law or adverse effect on the Purchaser’s rights thereunder or (ii) such third-party consent is obtained, at which time, in the case of clauses (i) and (ii), such Excluded Interest and any related Assumed Liability shall be deemed to be sold, assigned, transferred or conveyed in accordance with Section 1.2(a) and assumed in accordance with Section 1.4(a) and shall cease to be an Excluded Interest.

(b) During the six (6) months following the Closing Date, to the extent any Interest remains an Excluded Interest, the parties shall use their commercially reasonable efforts to cooperate in any reasonable and lawful arrangements reasonably satisfactory to both parties as shall provide the benefits of such Excluded Interest to the Purchaser or its designee and shall require the Purchaser or its designee to pay or satisfy the corresponding liabilities and obligations with respect to such Excluded Interest, in each case to the same extent as if such Excluded Interest had been transferred to the Purchaser as of the Closing. The parties shall use their

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commercially reasonable efforts to structure the provision of the benefits of any Excluded Interest to Purchaser in a manner that does not result in any member of the Seller Group or any of their Affiliates recognizing net taxable income (taking into account any deductions available for payments made to Purchaser) with respect to such structure; provided, that if notwithstanding such efforts any member of the Seller Group or any of their Affiliates recognizes net taxable income as a result of such structure, then the amount payable by Seller shall be reduced by 25.5% of such net taxable income and provided further that the foregoing shall not prevent any member of the Seller Group or any of their Affiliates from reporting net taxable income arising from such structure on its Tax returns. Notwithstanding anything to the contrary in this Agreement, no member of the Seller Group shall have any obligation to seek any third-party consent or to cooperate in providing the benefits of any Excluded Interest to the Purchaser, in either case, following the first anniversary of the Closing Date. The parties acknowledge that the failure of any third party consent to be obtained or the failure of any Interest to constitute a Transferred Asset or any circumstances resulting therefrom shall not, in and of itself, constitute a Business Material Adverse Effect or a breach by the Seller of any representation, warranty, condition, covenant or agreement contained in this Agreement. No member of the Seller Group shall be required to make any material expenditure or incur any material liability in connection with any such activities described in this Section 1.3(b), unless reimbursed by the Purchaser for the full amount of any such expenditure or liability. Notwithstanding the six month time period specified in the first sentence of this Section 1.3(b), with respect to any Excluded Interest that is a Contract with a Governmental Authority, the reasonable and lawful arrangement contemplated by this Section 1.3(b) shall continue until the end of the term of such Contract as in effect on the Closing Date.

Section 1.4. Assumed Liabilities; Excluded Liabilities.

(a) Assumed Liabilities. Subject to the terms and conditions of this Agreement and the Local Transfer Agreements, at the Closing, the Purchaser shall assume and agree to pay, honor, discharge and perform in full when due, and shall indemnify and hold Seller and its Affiliates harmless from, all of the following Liabilities of the members of the Seller Group (other than the Transferred Entity, as the Purchaser will not directly assume any Liabilities of the Transferred Entity, although all such Liabilities will remain Liabilities of the Transferred Entity after the Closing and the Purchaser shall indemnify and hold the Seller and its Affiliates harmless from all such Liabilities (other than Excluded Liabilities)) as they exist at the Effective Time (collectively, the “Assumed Liabilities”), it being understood and agreed that the Assumed Liabilities do not include any Liabilities of any member of the Seller Group that are expressly identified in clauses (i) through (v), inclusive, of Section 1.4(b):

(i) all Liabilities to the extent arising under or relating to the Transferred Business Contracts;

(ii) all Liabilities to the extent arising under or relating to (A) the Morangis Transferred Real Property Sublease or (B) the Danbury Lease if assigned to the Purchaser or its designee as provided in Section 5.27 of the Disclosure Schedules;

(iii) all Liabilities for allowances, credits or adjustments to which customers of the Business may be entitled;

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(iv) all Liabilities to the extent arising from or relating to claims or litigation related to the Business or the Transferred Assets;

(v) (A) all Liabilities with respect to the Transferred Employees and their dependents and beneficiaries arising out of or relating to any Assumed Benefit Plan and (B) all employment and employee Liabilities with respect to the Transferred Employees arising out of or relating to the operation or conduct of the Business prior to, on or following the Closing Date (in each case, other than the Excluded Employee Liabilities);

(vi) all Liabilities to the extent arising from or relating to the possession, occupation, operation, or maintenance of the real properties subject to the Morangis Transferred Real Property Sublease, whether arising or accruing before, on or after the Closing Date, and whether such Liabilities relate to conditions that existed before, on, or after the Closing Date;

(vii) all Liabilities to the extent relating to the Business arising under Environmental Laws;

(viii) all Liabilities to the extent arising out of or relating to any Transferred Intellectual Property;

(ix) all accounts payable owed to suppliers and any other third parties to the extent relating to or arising out of the delivery of goods or services to the Business (the “Assumed Accounts Payable”);

(x) all Liabilities for Taxes related to the Business or the Transferred Assets for any Tax period (or portion thereof) beginning after the Closing Date; and

(xi) all other Liabilities to the extent relating to or arising out of the conduct of the Business or the ownership, use or operation of any Transferred Assets, in each case whether arising before, on or after the Closing.

(b) Excluded Liabilities. The Purchaser shall not assume any Liabilities of any member of the Seller Group (and shall not directly assume any Liabilities of the Transferred Entity, although all such Liabilities will remain Liabilities of the Transferred Entity after the Closing; provided that the Seller shall indemnify and hold the Purchaser and its Affiliates harmless from all Liabilities of the Transferred Entity that are Excluded Liabilities) other than the Assumed Liabilities expressly identified in clauses (i) through (xi), inclusive, of Section 1.4(a), and the members of the Seller Group (other than the Transferred Entity) shall retain, and shall indemnify and hold the Purchaser and its Affiliates harmless from, all other Liabilities of the members of the Seller Group and all Excluded Liabilities of the Transferred Entity. All such Liabilities of the members of the Seller Group are referred to herein as the “Excluded Liabilities”. The Excluded Liabilities shall include the following:

(i) all Liabilities to the extent related to the Excluded Assets, including all Liabilities relating to any business of any member of the Seller Group other than the Business;

(ii) all notes payable and Indebtedness for Borrowed Money (but not including the Assumed Accounts Payable);

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(iii) (A) all Liabilities incurred under or with respect to any Business Benefit Plan that is not an Assumed Benefit Plan, (B) all Liabilities for claims for long-term disability benefits with respect to all Business Employees arising out of or relating to the operation or conduct of the Business through the Closing Date, (C) all employment and employee Liabilities for Former Employees and their dependents and beneficiaries, (D) all employment and employee Liabilities for Business Employees who do not become Transferred Employees on the Closing Date, except for any such Liabilities expressly described as being assumed by the Purchaser in Section 5.10 and (E) any other employment and employee Liabilities to the extent such Liabilities are expressly described as being retained by a member of the Seller Group in Section 5.10 (collectively, the “Excluded Employee Liabilities”);

(iv) all Liabilities for Taxes related to the Business or Transferred Assets that are imposed on any member of the Seller Group or the Transferred Entity through the Closing Date; and

(v) all Liabilities which the Seller has agreed to retain pursuant to Section 5.25 of the Disclosure Schedules.

Section 1.5. Purchase Price. Subject to the terms and conditions hereof, at Closing, the Purchaser shall pay or cause to be paid to the Seller an amount equal to (i) Three Hundred Sixty One Million Dollars and No Cents ($361,000,000.00) (the “Purchase Price”), plus (ii) the Estimated Adjustment Amount (which may be positive or negative) (the “Closing Purchase Price”). The Closing Purchase Price shall be subject to adjustment as provided in Section 1.8.

Section 1.6. Pre-Closing Estimated Adjustment of Purchase Price. No later than five (5) Business Days prior to Closing, the Seller shall prepare and deliver to the Purchaser a statement (the “Estimated Closing Statement”) setting forth the Estimated Closing Working Capital, the Estimated Closing Cash, the Estimated Transferring Indebtedness and the Estimated Adjustment Amount, such statement to be prepared in good faith and in accordance with the Accounting Principles set forth on Exhibit A (the “Accounting Principles”). The Purchaser shall review the Estimated Closing Statement and notify the Seller prior to the Closing of any good faith disagreement that the Purchaser may have with respect to any amount set forth therein, in which case the Seller shall consider the Purchaser’s proposed changes to the Estimated Closing Statement in good faith; provided that the Seller’s ultimate determination with respect to the Estimated Closing Statement shall control.

Section 1.7. Closing Adjustments Schedule.

(a) As promptly as practicable, but no later than ninety (90) days after the Closing Date, the Seller shall prepare and deliver to the Purchaser a schedule setting forth the Seller’s calculation of Closing Working Capital, Closing Cash, Transferring Indebtedness and the Final Purchase Price (the “Closing Adjustments Schedule”), prepared in accordance with the Accounting Principles.

(b) If the Purchaser disagrees with the Seller’s calculation of the Final Purchase Price delivered pursuant to Section 1.7(a), the Purchaser may, within sixty (60) days after delivery of the documents referred to in Section 1.7(a), deliver a notice to the Seller disagreeing with any

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such calculation and setting forth the Purchaser’s calculation of the applicable amounts and, in reasonable detail, the Purchaser’s grounds for such disagreement. Any such notice of disagreement shall specify those items or amounts as to which the Purchaser disagrees, and the Purchaser shall be deemed to have agreed with all other items and amounts contained in the Closing Adjustments Schedule and the calculation of the Final Purchase Price delivered pursuant to Section 1.7(a). If no notice of disagreement is delivered in accordance with this Section 1.7(b), the Seller’s calculations of the Final Purchase Price, Closing Working Capital, Closing Cash and Transferring Indebtedness shall become final and binding.

(c) If a notice of disagreement shall be delivered pursuant to Section 1.7(b), the Purchaser and the Seller shall, during the thirty (30) days following such delivery, use their reasonable best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of Closing Working Capital, Closing Cash and Transferring Indebtedness. If, during such period, the Purchaser and the Seller are unable to reach such agreement, they shall promptly thereafter jointly engage the Accountant and shall instruct the Accountant promptly to review this Agreement and the disputed items or amounts for the purpose of calculating Closing Working Capital, Closing Cash and Transferring Indebtedness, as applicable. The Purchaser and the Seller shall instruct the Accountant to (i) consider, in making such calculation(s), only those items or amounts in the Closing Adjustments Schedule or the Seller’s calculation of Closing Working Capital, Closing Cash and Transferring Indebtedness as to which the Purchaser has disagreed, (ii) prepare its calculations and render its decision consistent with the terms of this Agreement and (iii) deliver to the Purchaser and the Seller, within thirty (30) days, a report setting forth such calculations, which, in each case, shall not be more than the amount thereof shown in the Seller’s calculation delivered pursuant to Section 1.7(a), nor less than the amount thereof shown in the Purchaser’s calculation delivered pursuant to Section 1.7(b). Such report shall be final and binding upon the Purchaser and the Seller. The Purchaser and the Seller shall each pay their own fees and expenses in connection with the resolution of any disputes by the Accountant and the fees and expenses of the Accountant shall be paid by the Purchaser and the Seller in inverse proportion to the difference between the Final Purchase Price proposed by each of them and the Final Purchase Price as determined by the Accountant.

(d) The Purchaser and the Seller agree that they will, and agree to cause their respective independent accountants and the personnel of the Business to, cooperate and assist in the preparation of the Closing Adjustments Schedule and the calculation of Closing Working Capital, Closing Cash and Transferring Indebtedness and in the conduct of the Accountant’s review referred to in this Section 1.7, including the making available to the extent necessary of books, records, work papers and personnel.

Section 1.8. Post-Closing Adjustment of Purchase Price.

(a) Following the final determination of Final Purchase Price, Closing Working Capital, Closing Cash and Transferring Indebtedness pursuant to Section 1.7, a payment (the “Final Purchase Price Adjustment”), shall be made by the Seller (or one or more Affiliates designated by the Seller) to the Purchaser (or one or more Affiliates designated by the Purchaser), or by the Purchaser (or one or more Affiliates designated by the Purchaser) to the Seller (or one or more Affiliates designated by the Seller), as applicable, as an adjustment to the

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Purchase Price. The Final Purchase Price Adjustment shall be an amount equal to the Closing Purchase Price, minus the Final Purchase Price. If the Final Purchase Price Adjustment is positive, such amount shall be paid to the Purchaser (or one or more Affiliates designated by the Purchaser) by the Seller (or one or more Affiliates designated by the Seller), and if the Final Purchase Price Adjustment is negative, the absolute value of such amount shall be paid to the Seller (or one or more Affiliates designated by the Seller) by the Purchaser (or one or more Affiliates designated by the Purchaser).

(b) Method of Payment. Any payments pursuant to Section 1.8(a) shall be made in U.S. dollars and shall be made by wire transfer of immediately available funds to an account or accounts designated by the receiving party within ten (10) days after the Final Purchase Price has been determined.

Article II

CLOSING; CLOSING DELIVERIES

Section 2.1. Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by the electronic exchange of documents no later than the second Business Day after all conditions to the obligations of the Purchaser and the Seller under Article VI shall have been satisfied or, to the extent permitted by applicable Law, waived (other than those conditions that by their terms are to be satisfied at Closing, but subject to their satisfaction or waiver), or at such other place and time as the parties may agree; provided, that (i) in no event shall the Purchaser be required to close the transactions contemplated by this Agreement on or prior to the Trigger Date without the Purchaser’s consent and (ii) if the Marketing Period has not ended (1) at the time of the satisfaction or waiver of each of the conditions set forth in Article VI (other than those conditions which, by their terms, are to be satisfied by actions to be taken at the Closing) or (2) by the date provided for in the preceding clause (i), then the Closing shall occur on the earlier to occur of (x) any Business Day during the Marketing Period as may be specified by Purchaser on no less than three (3) Business Days’ prior written notice to Seller and (y) two (2) Business Days after the final day of the Marketing Period, in each case subject to the satisfaction or waiver of each of the conditions set forth in Article VI (other than those conditions which, by their terms, are to be satisfied by actions to be taken at the Closing). The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 2.2. Effectiveness. The consummation of the transactions contemplated by this Agreement shall be deemed to take place at 12:01 a.m., local time, in each jurisdiction in which any of the Transferred Assets or the Transferred Entity is located on the Closing Date (the “Effective Time”).

Section 2.3. Closing Deliveries. At the Closing,

(a) The Seller shall deliver or cause to be delivered to the Purchaser the following:

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(i) an executed copy of a Bill of Sale, Assignment and Assumption Agreement substantially in the form of Exhibit B (the “Bill of Sale, Assignment and Assumption Agreement”);

(ii) an executed copy of a Transition Services Agreement substantially in the form of Exhibit C (the “Transition Services Agreement”);

(iii) an executed assignment and assumption agreement, in customary form, with respect to the Morangis Transferred Real Property Sublease (the “Morangis Real Property Sublease Assignment”),

(iv) any assignments or agreements required to be executed at Closing as provided in Section 5.27 of the Disclosure Schedules;

(v) executed license agreements, substantially in the forms attached hereto as Exhibits E-1, E-2 and E-3, with respect to each Shared Space set forth on Section 2.3(a)(vi) of the Disclosure Schedules, respectively (each, a “Real Property License Agreement”);

(vi) an executed Intellectual Property License Agreement, substantially in the form attached hereto as Exhibit F (the “IP License Agreement”);

(vii) an executed Lease Servicing Agreement, substantially in the form attached hereto as Exhibit G (the “Lease Servicing Agreement”);

(viii) an executed Infinity Meter Agreement, substantially in the form attached hereto as Exhibit H (the “Infinity Meter Agreement”);

(ix) an executed Presort Commercial Agreement, substantially in the form attached hereto as Exhibit I (the “Presort Commercial Agreement”);

(x) an executed Maintenance Services Agreement, substantially in the form attached hereto as Exhibit J (the “Maintenance Services Agreement”);

(xi) an executed Presort Side Letter, substantially in the form attached hereto as Exhibit K (the “Presort Side Letter”);

(xii) an executed Dealer Management Services Agreement, substantially in the form attached hereto as Exhibit L (the “Dealer Management Services Agreement”);

(xiii) an executed copy of each Local Transfer Agreement;

(xiv) a statement from each Selling Party that is a U.S. Person, meeting the requirements of Section 1.1445-2(b)(2) of the Treasury Regulations, to the effect that such Selling Party is not a “foreign person” within the meaning of section 1445 of the Code and the Treasury Regulations thereunder;

(xv) required documentation in connection with Transfer Taxes, if any;

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(xvi) any resignations requested by the Purchaser pursuant to Section 5.17;

(xvii) any documentation required for the Transfer Act filing in accordance with Section 5.25 of the Disclosure Schedules; and

(xviii) the Payoff Letters and Lien Terminations, if any.

(b) The Purchaser shall deliver to the Seller the following:

(i) an executed copy of the Bill of Sale, Assignment and Assumption Agreement;

(ii) an executed copy of the Transition Services Agreement;

(iii) any assignments or agreements required to be executed at Closing as provided in Section 5.27 of the Disclosure Schedules;

(iv) an executed copy of the IP License Agreement;

(v) an executed copy of each Real Property License Agreement;

(vi) an executed copy of the Morangis Real Property Sublease Assignment;

(vii) an executed copy of the Lease Servicing Agreement;

(viii) an executed copy of the Infinity Meter Agreement;

(ix) an executed copy of the Presort Commercial Agreement;

(x) an executed copy of the Maintenance Services Agreement;

(xi) an executed copy of the Presort Side Letter;

(xii) an executed copy of the Dealer Management Services Agreement;

(xiii) an executed copy of each Local Transfer Agreement;

(xiv) required documentation in connection with Transfer Taxes, if any; and

(xv) any documentation as required for the Transfer Act filing in accordance with Section 5.25 of the Disclosure Schedules.

Section 2.4. Allocation of Purchase Price. Within thirty (30) days after the final determination of the Final Purchase Price, the Seller shall deliver to the Purchaser a proposed schedule (the “Allocation Schedule”) allocating the Purchase Price among the Transferred Assets (with the understanding that the Purchase Price shall first be allocated to the Transferred Entity consistent with the valuation set forth in Section 5.11(c)(iv) of the Disclosure Schedules, with the amount so allocated thereafter allocated for U.S. Tax purposes to the assets of the Transferred Entity) for the Purchaser’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. The Purchaser agrees that, promptly after approving the

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Allocation Schedule, it shall sign the Allocation Schedule and return an executed copy thereof to the Seller. In the event that the Purchaser does not agree with the Allocation Schedule as proposed by the Seller and provides the Seller with written notice of such disagreement, and the basis for such disagreement, within twenty (20) Business Days after delivery of the proposed Allocation Schedule, the Purchaser and the Seller shall negotiate in good faith to resolve any differences, provided that, if the Purchaser does not provide such written notice within twenty (20) Business Days after delivery of the proposed Allocation Schedule, the proposed Allocation Schedule shall become the final Allocation Schedule. In the event that the Purchaser and the Seller are unable to resolve any differences within forty-five (45) days after delivery of the proposed Allocation Schedule by the Seller to the Purchaser, the parties shall retain a mutually acceptable national accounting firm to determine the final Allocation Schedule. The fees and expenses of such accounting firm shall be borne equally by the Purchaser and the Seller, and the decision of such firm shall be final and binding on the parties. The Purchaser and the Seller shall file and cause to be filed all Tax Returns and execute such other documents as may be required by any taxing authority, in a manner consistent with the Allocation Schedule, and shall not take any position inconsistent therewith in any examination of any Tax Return, in any refund claim or in any litigation or investigation, except as required by applicable Laws.

Section 2.5. Deferred Closings.

(a) Notwithstanding anything herein to the contrary, if (i) any (x) consent, approval or employee information and/or consulting obligations from or with any employee consultation body or other similar body or (y) other filing, consent, approval or action of any Governmental Authority or third party, in each case set forth on Section 2.5(a) of the Disclosure Schedules, shall not have been obtained or completed by the Closing Date or (ii) the Purchaser has not been able to form a legal entity in any jurisdiction that is necessary for the acquisition of Transferred Assets in such jurisdiction or the employment of Business Employees in such jurisdiction and (iii) in either of the cases described in clauses (i) and (ii) the Closing is required to be held as provided in Section 2.1, then the transfer of the Transferred Assets and the Transferred Employees and the assumption of the Assumed Liabilities in the jurisdiction in which such consent, approval, obligation, filing or action has not been obtained or completed (each, a “Deferred Jurisdiction”) (such Transferred Assets, Transferred Employees and Assumed Liabilities, collectively, a “Deferred Business”) will not occur on the Closing Date, but shall instead occur as set forth in this Section 2.5 and the Disapplied Provisions shall not apply to the Deferred Business as of the Closing. In respect of the Disapplied Provisions, (A) the term “Business” shall be deemed to exclude the Deferred Business, (B) the term “Transferred Assets” shall be deemed to exclude the Transferred Assets in the Deferred Jurisdiction, (C) the term “Assumed Liabilities” shall be deemed to exclude the Assumed Liabilities in the Deferred Jurisdiction and (D) the term “Transferred Employees” shall be deemed to exclude the Transferred Employees in the Deferred Jurisdiction, in each case, as of the Closing.

(b) The closing of each transfer of a Deferred Business (a “Deferred Transfer”) will be effected on the third Business Day after the relevant consent, approval, obligation, filing or action in such Deferred Jurisdiction has been obtained or completed. The parties shall use reasonable best efforts to ensure that any Deferred Transfer occurs as soon as reasonably practicable after the Closing Date (the date on which the Deferred Transfer occurs, the “Local Closing Date”) in accordance with this Section 2.5. For the avoidance of doubt, the Closing

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Date shall not be delayed as a result of any Deferred Transfer and there shall be no change in the amount paid at the Closing pursuant to Section 1.5 as a result of any Deferred Transfer. At the closing of each Deferred Transfer, the relevant members of the Seller Group, on the one hand, and the Purchaser or an Affiliate of the Purchaser, on the other, shall execute and deliver the Local Transfer Agreement pertaining to such Deferred Jurisdiction. Notwithstanding that legal title to the Deferred Businesses will not be transferred to the Purchaser on the Closing Date, all provisions of this Agreement (including the calculation of Closing Working Capital, Closing Cash and Transferring Indebtedness) shall apply to the parties as though such transfer occurred at the Closing, except to the extent otherwise expressly provided in this Section 2.5. Neither the Seller nor any of its Affiliates makes any representation or warranty of any kind whatsoever, whether express or implied, at Law or in equity, with respect to the Deferred Businesses, other than as set forth in Article III of this Agreement and then only as of the date of this Agreement and as of the Closing Date, in accordance with the terms of this Agreement.

(c) From and after the Closing, and until the Deferred Transfer, each Deferred Business (including all Cash generated with respect thereto) will be held for the Purchaser’s (or its designated Affiliate’s) benefit and account and will be managed and operated by the Seller Group for the Purchaser’s (or its designated Affiliate’s) benefit and account, including, for the avoidance of doubt, all items of income, gain and loss, all Tax expense and Tax benefit (on a net basis, to the extent actually used by the Seller Group in the taxable year in which the Deferred Transfer occurs or either of the two Tax years immediately subsequent thereto), and any such net amount (taking into account all such items of income, gain, loss, Tax expense, and Tax benefit with respect to such Deferred Business) shall, promptly following the applicable Deferred Transfer, (i) be paid over to the Purchaser by the Seller or its Affiliate, if such net amount is a positive amount or (ii) be reimbursed by the Purchaser or its Affiliate to the Seller, if such net amount is a negative amount. The Seller shall deliver to the Purchaser a statement reflecting its calculation of such net amount in reasonable detail promptly following the applicable Deferred Transfer (each, a “Deferred Transfer Statement”). In the event that the Purchaser does not agree with a Deferred Transfer Statement as proposed by the Seller and provides the Seller with written notice of such disagreement, and the basis for such disagreement, within twenty (20) Business Days after delivery of the proposed Deferred Transfer Statement, the Purchaser and the Seller shall negotiate in good faith to resolve any differences, provided that, if the Purchaser does not provide such written notice within twenty (20) Business Days after delivery of the proposed Deferred Transfer Statement, the proposed Deferred Transfer Statement shall become the final Deferred Transfer Statement applicable to such Deferred Transfer. In the event that the Purchaser and the Seller are unable to resolve any differences within forty-five (45) days after delivery of the proposed Deferred Transfer Statement by the Seller to the Purchaser, the parties shall retain a mutually acceptable national accounting firm to determine the final Deferred Transfer Statement applicable to such Deferred Transfer. The fees and expenses of such accounting firm shall be borne equally by the Purchaser and the Seller, and the decision of such firm shall be final and binding on the parties. Any such payment pursuant to this Section 2.5(c) shall be treated as a decrease in the Purchase Price (in the case of a payment to the Purchaser) or an increase in the Purchase Price (in the case of a payment to the Seller) and, to the extent the final Allocation Schedule has been agreed as provided in Section 2.4 at the time of any such payment, the portion of the Purchase Price allocated to such Deferred Business shall be decreased (but not below zero) or increased accordingly.

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(d) During the period from the Closing Date through (and including) the Local Closing Date (the “Interim Period”), the Seller shall cause each Deferred Business to be operated on a basis consistent with past practice (and accounted for in a manner consistent with 2017, including the treatment of allocated costs and related party transactions) or, unless prohibited by applicable Law, otherwise in such manner as the Purchaser shall reasonably request.

(e) Except to the extent relating to or arising out of gross negligence or willful misconduct by a member of the Seller Group, the Purchaser will indemnify and hold harmless the Seller Group from and against any and all Losses which the Seller Group may incur or suffer, and any and all Taxes, to the extent such Losses or Taxes arise out of or as a result of the Seller Group’s post-Closing direct or indirect ownership, management or operation of each Deferred Business.

Article III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser that, as of the date hereof, except as set forth on the disclosure schedules delivered by the Seller to the Purchaser concurrently herewith (the “Disclosure Schedules”):

Section 3.1. Due Organization. Each Selling Party is duly organized, validly existing and, to the extent legally relevant, in good standing under the Laws of its jurisdiction of organization. Each Selling Party (a) has all requisite power and authority under its organizational documents to conduct the Business conducted by such Selling Party as it is conducted as of the date hereof, and (b) is duly qualified or otherwise authorized to do business in each of the jurisdictions in which the ownership, operation or leasing of the Transferred Assets of such Selling Party and the conduct of the Business conducted by such Selling Party requires such entity to be so qualified or otherwise authorized and each such jurisdiction is listed in Section 3.1 of the Disclosure Schedules, except, in each case, as would not have, individually or in the aggregate, a Business Material Adverse Effect.

Section 3.2. Authority. Each Selling Party has the requisite power and authority to execute, deliver and perform its respective obligations under the Transaction Documents to which such Selling Party is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Selling Party of the Transaction Documents to which such Selling Party is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of such Selling Party, and no other corporate or other proceedings on the part of such member of the Seller Group are necessary to authorize the execution, delivery and performance by such Selling Party of such Transaction Documents or to consummate the transactions contemplated thereby. This Agreement has been, and upon their execution the other Transaction Documents shall have been, duly executed and delivered by each of the applicable Selling Parties, and, assuming due authorization and delivery by the Purchaser, this Agreement constitutes, and assuming due authorization and delivery by the other parties thereto, upon their execution the other Transaction Documents shall constitute, a valid and binding obligation of each of the applicable Selling Parties, enforceable against such Selling Party in accordance with

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their respective terms, except (a) as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (b) that specific performance may not be available (collectively, the “Enforceability Exceptions”).

Section 3.3. Title to Transferred Equity Interests; No Indebtedness of Transferred Entity.

(a) Pitney Bowes SAS is the owner of 100% of the equity interests in the Transferred Entity (the “Transferred Equity Interests”). The Transferred Equity Interests have been duly issued and are fully paid and not subject to any Encumbrances, except for Encumbrances arising in connection with this Agreement and those imposed by the Purchaser. Pitney Bowes SAS is not, and prior to the Closing Date will not become, a party to or subject to any contract or obligation wherein any third party has, or will have, a right, option or warrant to purchase or acquire any rights in any additional equity interests of the Transferred Entity. None of the issued Transferred Equity Interests was issued in violation of any preemptive rights. Pitney Bowes SAS has good title to the Transferred Equity Interests and full beneficial ownership thereof and, upon consummation of the transactions contemplated hereby, the Purchaser will acquire ownership to the Transferred Equity Interests free and clear of all Encumbrances. There are no equity holder agreements, voting trusts or proxies or other agreements or understandings in effect with respect to the voting of the Transferred Equity Interests.

(b) The Transferred Entity is, and as of the Closing will be, in compliance with all statutory minimum capitalization requirements under all applicable Laws, and, as of the Closing, there will be no requirement under any applicable Law for any Person to make contributions of capital to, or to provide letters of support or comfort in respect of the obligations of, the Transferred Entity in order to comply with all such statutory minimum capitalization requirements (based on facts and circumstances in existence as of the Closing). As of the Closing, the Transferred Entity will have no Indebtedness for Borrowed Money.

Section 3.4. SEC Filings. The Seller has not, since January 1, 2015, filed any documents with the SEC under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, which, as of their respective dates (or, if amended or superseded by a filing prior to the date hereof, then on the date of such filing), with respect to the Business only, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.5. No Conflict; Government Authorizations.

(a) The execution and delivery by each Selling Party of the Transaction Documents to which it is a party and the consummation by such Selling Parties of the transactions contemplated hereby and thereby do not and will not, as applicable, (i) violate or conflict with any organizational documents of such Selling Party, (ii) materially violate or materially conflict with, or result in a material breach of, or constitute a material default by (or create an event which, with notice or lapse of time or both, would constitute a material default by) such Selling

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Party, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under, or result in the creation of any material Encumbrance (except for Permitted Encumbrances) upon any of the material Transferred Assets (other than under any Contract that is not a Material Contract) or under any Material Contract or the Morangis Transferred Real Property Sublease, or (iii) materially violate or result in a material breach of any material Permit that is a Transferred Asset or any material Governmental Order or, subject to the matters described in Section 3.5(b), material Law applicable to the Business, in each case except as set forth on Section 3.5(a) of the Disclosure Schedules.

(b) Except as provided in Section 3.5(b) of the Disclosure Schedules, no material consent of, or material registration, material declaration, material notice or material filing with, any Governmental Authority is required to be obtained or made by any Selling Party in connection with the execution, delivery and performance of the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby.

Section 3.6. Financial Statements; Undisclosed Liabilities.

(a) Section 3.6(a) of the Disclosure Schedules sets forth (i) the audited balance sheets of the Business as of December 31, 2016 and December 31, 2015 and the related audited combined statement of operations and cash flows of the Business for the years then ended (together, the “Audited Financial Statements”) and (ii) the management-prepared unaudited balance sheet of the Business as of December 31, 2017 (the “Reference Balance Sheet”) and the management-prepared unaudited income statement of the Business for the year ended December 31, 2017 (together, the “Management Accounts”). The Audited Financial Statements have been prepared in all material respects in accordance with GAAP (as modified by the principles, procedures and practices used in the preparation of the Audited Financial Statements and described therein) consistently applied and fairly present in all material respects the financial condition and results of operations of the Business for the periods covered thereby. Once delivered, the 2017 Audited Financial Statements will have been prepared in all material respects in accordance with GAAP (as modified by the principles, procedures and practices used in the preparation of the Audited Financial Statements and described therein) consistently applied and will fairly present in all material respects the financial condition and results of operations of the Business for the periods covered thereby. The Management Accounts were derived from Seller’s financial reporting system and are based on accrual basis accounting.

(b) The Assumed Liabilities do not include any material Liabilities, and the Transferred Entity does not have any material Liabilities, in each case other than (i) Liabilities disclosed on the Reference Balance Sheet, (ii) Liabilities incurred in the ordinary course of business since the date of the Reference Balance Sheet (none of which is a material Liability resulting from, arising out of, relating to, in the nature of, or caused by any tort, infringement, violation of Law or environmental matter), (iii) executory Liabilities under the Transferred Business Contracts and the Shared Contracts (other than any Liabilities resulting from any breach of any such Contract by any member of the Seller Group) and (iv) Liabilities expressly disclosed in Section 3.6(b) of the Disclosure Schedules.

Section 3.7. Absence of Certain Changes. Since the date of the Reference Balance Sheet, (a) except as required by this Agreement and the other Transaction Documents, the

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Selling Parties have operated the Business in the ordinary course of business in all material respects, and (b) there has not been a Business Material Adverse Effect. Since the date of the Reference Balance Sheet, no Selling Party has, with respect to the Business, taken any action that it would not be permitted to take after the date hereof without the consent of the Purchaser under Section 5.1.

Section 3.8. Taxes.

(a) All material Tax Returns required to have been filed by or with respect to the Business (including all Tax Returns required to have been filed by the Transferred Entity) have been timely filed (taking into account any extension of time to file granted or obtained), all such Tax Returns were complete and accurate in all respects, and all material Taxes payable with respect to the Business (including all Taxes payable by the Transferred Entity), whether or not shown on such Tax Returns, have been paid or will be timely paid.

(b) No material deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against any member of the Seller Group to the extent related to the Business that has not been satisfied by payment, settled or withdrawn and there are no material Encumbrances (other than Permitted Encumbrances) for Taxes upon any of the Transferred Assets.

(c) No member of the Seller Group has received any (i) written notice that any material audit, examination or similar proceeding is pending, or has been proposed or asserted with regard to any Taxes or Tax Returns relating to the Business or the Transferred Entity or (ii) written claim by any Governmental Authority in a jurisdiction where Tax Returns are not filed with respect to the Business or the Transferred Entity to the effect that material Tax Returns are required to be filed with respect to the Business or by the Transferred Entity in that jurisdiction.

(d) No member of the Seller Group (i) has, with respect to the Business or the Transferred Entity, waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency (in each case, other than extensions in the ordinary course for the time of filing any Tax Return), or (ii) is a party to or bound by any material closing agreement or offer in compromise with any Governmental Authority relating to the Business or the Transferred Entity.

(e) No Transferred Business Contract provides for any payment to any Business Employee as a consequence of the consummation of the transactions contemplated hereby, that would result, separately or in the aggregate with any other payments to such Business Employee, in the payment of any “excess parachute payments” within the meaning of section 280G of the Code or any similar provision of foreign, state or local Law.

(f) The Tax year for the Transferred Entity ends on December 31 for French Tax purposes and October 31 for United States Tax purposes.

(g) No member of the Seller Group has, by virtue of the Business, at any time been treated (including under any double taxation arrangement) as resident for any Tax purpose, or as subject to Tax by virtue of having a permanent establishment or other place of business, in any jurisdiction other than the jurisdiction of its incorporation or organization.

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Section 3.9. Intellectual Property.

(a) Section 3.9(a)(i) of the Disclosure Schedules is a list of all patents, pending patent applications, registered trademarks, trademark applications, registered copyrights and domain names included in the Transferred Intellectual Property (the “Registered IP”). The Registered IP is valid, enforceable and in good standing with the relevant Governmental Authority with which it was filed (excluding expired and lapsed patents and European Patents to the extent not enforceable except through a national filing). Section 3.9(a)(ii) of the Disclosure Schedules is a list of all product names that are material to the Business.

(b) Except as set forth on Section 3.9(b) of the Disclosure Schedules, each member of the Seller Group is the owner of all right, title and interest in and to the Transferred Intellectual Property transferred by it, subject only to non-exclusive licenses granted to customers in the ordinary course of business or patent cross-licenses with third parties, which are not material to the Business, entered into in connection with settlement of an IP dispute. Each member of the Seller Group has taken commercially reasonable steps to protect and maintain the confidentiality of trade secrets included in the Transferred Intellectual Property. Section 3.9(b) of the Disclosure Schedule lists all patent cross-licenses with third parties entered into in connection with settlement of any IP dispute related to the Business.

(c) The operation of the Business as currently conducted does not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of another Person. To the Knowledge of the Seller, no Person is infringing, misappropriating, diluting or otherwise violating the Transferred Intellectual Property.

(d) No member of the Seller Group is party to any pending or, to the Knowledge of the Seller, threatened actions, suits or proceedings (i) alleging that the operation of the Business, infringes, misappropriates, dilutes or otherwise violates the Intellectual Property of any Person or (ii) challenging the ownership, validity, patentability, enforceability, registrability or use of any Transferred Intellectual Property;

(e) Section 3.9(e) of the Disclosure Schedules lists all licensed software used in the Business that requires an annual license payment in excess of $250,000 and that requires the consent of any third party to continue to remain in effect following the consummation of the transactions contemplated by this Agreement. Notwithstanding the above, Section 3.9(e) of the Disclosure Schedules does not include any off the shelf software.

(f) Except at set forth on Section 3.9(f) of the Disclosure Schedule, the Transferred Intellectual Property and the Intellectual Property licensed under the IP License Agreement will be sufficient to permit the Purchaser to continue to conduct the Business immediately following the Closing in substantially the same manner as the Business is being conducted as of the date hereof, provided that the foregoing is not a representation as to non-infringement of any Intellectual Property of any Person, which is the subject of the first sentence of Section 3.9(c). For the avoidance of doubt, the conduct of the Business immediately following the Closing in substantially the same manner as the Business is being conducted as of the date hereof, including the use of the Transferred Intellectual Property, will not (taking account of the License

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Agreement) infringe, misappropriate, dilute or otherwise violate the Excluded Intellectual Property owned by Seller or its Affiliates.

(g) No software included in the Transferred Assets incorporates any open source code in a manner that would (i) require the contribution, sale, licensing, provision or public disclosure to any person of any source code for such software or (ii) impose limitations on the Purchaser’s or the Transferred Entity’s right to require royalty payments from or restrict further distribution of such software. Neither the Seller nor any of its Affiliates, including the Transferred Entity, have participated in any standards setting activities that would materially affect the proprietary nature of any such software or restrict the ability of the Purchaser or the Transferred Entity to enforce, license, or exclude others from using any software included in the Transferred Assets. Every member of the Seller Group is and has been in compliance with all applicable licenses with respect to any third party software that constitute open source incorporated in software included in the Transferred Assets, and no member of the Seller Group has received any request from any Person for disclosure of software owned by a member of the Seller Group.

(h) The Seller and its Affiliates have implemented business continuity and disaster recovery plans with respect to the Business, including regular back-up and prompt recovery of data and information, and have arranged for back-up data processing services adequate to meet the data processing needs of the Business in the event that the computer systems, networks, hardware, software, databases, websites, and equipment of the Business or any of their material components is rendered temporarily or permanently inoperative as a result of a natural or other disaster. Since January 1, 2015, (i) there has not been any failure, breakdown or continued substandard performance affecting any information technology software, equipment or systems used in the Business that have caused any substantial disruption of or interruption in the use of such software, equipment or systems and (ii) there have been no security breaches or material intrusions of any such software, equipment or system.

(i) No Governmental Authority, university or educational institution has sponsored research and development in connection with the Business as currently conducted under an agreement or arrangement that would provide such Governmental Authority, university or educational institution with any claim of ownership to any Transferred Intellectual Property.

Section 3.10. Legal Proceedings. There is no Action pending against or, to the Knowledge of the Seller, threatened against, any member of the Seller Group relating to the Business or any of the Transferred Assets. Neither any member of the Seller Group (as it relates to the Business) nor any of the Transferred Assets is subject to any Governmental Order and, to the Knowledge of the Seller, there are no such Governmental Orders threatened to be imposed.

Section 3.11. Compliance with Laws; Permits.

(a) Compliance with Laws. Since January 1, 2015 (i) the Business has been conducted in material compliance with all Laws and Governmental Orders applicable to the Business, and (ii) no member of the Seller Group has received any written notice of any violation or alleged violation of any such Law or Governmental Order.

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(b) Permits. (i) The Seller Group has all material Permits that are necessary to conduct the Business as currently conducted, (ii) all such material Permits are in full force and effect, (iii) the Business is not being conducted in violation or default of such material Permits and (iv) no member of the Seller Group is in receipt of any written notification that any Governmental Authority is threatening to revoke any such material Permit. Section 3.11(b) of the Disclosure Schedules lists all material Permits that are required to be held by any member of the Seller Group in connection with the conduct of the Business and identifies those Permits that will not be Transferred Assets.

Section 3.12. Anti-Corruption and Trade Controls. During the past five (5) years, the Business and each of its officers, directors, employees, and to the Knowledge of the Seller, agents, distributors and other individuals or entities acting for or on behalf of the Business (collectively, the “Relevant Persons”) have not directly or indirectly violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 (as amended) or any other anti-corruption or anti-bribery laws or regulations applicable to the Business. To the Knowledge of the Seller, during the past five (5) years, the Relevant Persons have not in the course of their actions for, or on behalf of, the Business engaged directly or indirectly in transactions prohibited by any law administered by the U.S. Treasury Department Office of Foreign Assets Control, or by any other applicable economic or trade sanctions law.

Section 3.13. Environmental Matters.

(a) Each member of the Seller Group is in material compliance with all applicable Environmental Laws to the extent relating to the Business;

(b) The Seller Group has obtained and is in compliance with all material Environmental Permits to conduct the Business as currently conducted;

(c) Since January 1, 2015, no member of the Seller Group has received a written order, complaint or penalty in connection with the Business that alleges a violation of any Environmental Law;

(d) Since January 1, 2015, there has been no Action pending or, to the Knowledge of the Seller, threatened by a third party against any member of the Seller Group in connection with the Business alleging any Liability under any Environmental Law; and

(e) There has been no material release of any Hazardous Substances at any Owned Real Property or any of the real properties subject to the Morangis Transferred Real Property Sublease or the Danbury Lease in violation of any Environmental Law and, since January 1, 2015, no member of the Seller Group has investigated or remediated any actual or potential releases of Hazardous Substances at any Owned Real Property or any of the real properties subject to the Morangis Transferred Real Property Sublease or the Danbury Lease pursuant to any Environmental Law.

Section 3.14. Employee Benefit Plans.

(a) Section 3.14(a) of the Disclosure Schedules lists, as of the date of this Agreement, each Business Benefit Plan, other than any Business Benefit Plan mandated by applicable Law.

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The Seller has delivered or made available to the Purchaser true, complete and correct copies of the following with respect to each Business Benefit Plan required to be listed in Section 3.14(a) of the Disclosure Schedules, if applicable: (A) a copy of the applicable Business Benefit Plan (or, in the case of any such Business Benefit Plan that is unwritten, a description of the material terms thereof); (B) the two most recent annual reports on Form 5500 filed with respect to each such Business Benefit Plan (or equivalent forms filed with any other Governmental Authority); (C) the most recent summary plan description for each such Business Benefit Plan, (D) the most recent actuarial valuation report for each such Business Benefit Plan, (E) the most recent determination letter issued by any Governmental Authority relating to each Business Benefit Plan, if applicable, (F) all material opinions and memoranda (whether externally or internally prepared) and (G) all material correspondence with all regulatory authorities or other relevant Persons.

(b) Each Assumed Benefit Plan is and has at all times been operated in all material respects in accordance with its terms and with all applicable Laws including ERISA and the Code. With respect to each such Assumed Benefit Plan that is intended to be qualified under Section 401(a) of the Code, each such plan has been determined by the IRS to be so qualified as to form, and each trust forming a part thereof has been determined by the IRS to be exempt from tax pursuant to Section 501(a) of the Code. To the Knowledge of the Seller, no reason exists that would reasonably be expected to cause such qualified status to be revoked for any period.

(c) There are no pending Actions or, to the Knowledge of the Seller, asserted against any of the Assumed Benefit Plans, the assets of any of the trusts under such plans, the plan sponsors, the plan administrator or any fiduciary of any such plan (other than routine benefit claims) that could result in the imposition of any material Liability on the Purchaser. There are no investigations or audits by any Governmental Authority of any such Assumed Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan that have been instituted or, to the Knowledge of the Seller, threatened.

(d) No member of the Seller Group is obligated to contribute to any multiemployer plan, as defined in Section 3(37) of ERISA, on behalf of any Business Employee. With respect to each member of the Seller Group or any Person or entity that would be treated as a single employer with any member of the Seller Group for purposes of Section 414(b), (c), (m) or (o) of the Code, there does not exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would result in any liability, at or after the Closing, to the Purchaser or any entity that, together with the Purchaser, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

(e) No Assumed Benefit Plan is (i) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, or a “multi-employer pension plan” under applicable Laws, or (ii) subject to Section 302 or Title IV of ERISA or Section 412 of the Code, and no member of the Seller Group has contributed to any multiemployer plan with respect to any Business Employees of the business in the last six (6) years. The Seller has not been required to post any security under ERISA or Section 401(a)(29) of the Code with respect to any Assumed Benefit Plan, and no fact or event exists that could reasonably be expected to give rise to any such lien or requirement to post any such security with respect to any Assumed Benefit Plan.

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(f) The execution and delivery of this Agreement by the Seller and the consummation by each member of the Seller Group of the transactions contemplated by this Agreement will not (alone or in combination with any other event) result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director or independent contractor of the Business or any increased or accelerated funding obligation with respect to any Assumed Benefit Plan.

(g) No Assumed Benefit Plan provides any post-employment or post-retirement life, health or welfare benefits to any Business Employee (or dependents or beneficiaries thereof), except as otherwise required by Section 4980B of the Code or any other applicable Law, or where the cost of such benefit is borne by the Business Employee.

(h) No member of the Seller Group has any Liability for any material Tax or penalty arising under Sections 4971, 4972, 4975, 4979, 4980 or 4980B of the Code or Title IV of ERISA with respect to any Assumed Benefit Plan that has not been satisfied in full.

(i) All contributions, premiums or payments required to be made or accrued with respect to any Assumed Benefit Plan have been made on or before their due dates. All Assumed Benefit Plans are funded to the extent required under applicable Laws and there exists no event or condition that has or will subject the Purchaser or the Transferred Entity to any material Liability under the terms of any Assumed Benefit Plan, ERISA, the Code, or any other applicable Law. No insurance policy or any other agreement affecting any Assumed Benefit Plan requires or permits a retroactive increase in contributions, premiums or other payments due thereunder.

(j) Subject to the requirements of all applicable Laws, no provision of any Assumed Benefit Plan nor of any agreement, and no act or omission of any member of the Seller Group in any way limits, impairs, modifies or otherwise affects the right of such member of the Seller Group to unilaterally amend or terminate any Assumed Benefit Plan, and no commitments to improve or otherwise amend any Assumed Benefit Plan have been made.

Section 3.15. Contracts.

(a) Section 3.15(a) of the Disclosure Schedules sets forth a complete list, as of the date hereof, of each Contract (or, in the case of items (vii) and (viii) below, series of related Contracts) to which any member of the Seller Group is a party (but only if such Contract relates to or is used or held for use in connection with the Business):

(i) that limits or purports to limit the ability of the Business to compete in any line of business or with any Person, industry or geographical area or during any period of time;

(ii) that contains a most favored nation or similar provision in favor of any customer or counterparty, other than any Contract with a Governmental Authority providing for less than $1,000,000 in annual billings;

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(iii) that obligates a member of the Seller Group to purchase or otherwise obtain any product or service exclusively from a single party or sell any product or service exclusively to a single party;

(iv) that creates a partnership, joint venture, or other similar arrangement;

(v) under which such member of the Seller Group has an outstanding obligation relating to the acquisition or disposition of any business or assets (whether by merger, sale of stock, sale of assets or otherwise), but excluding any disposition of inventory in the ordinary course and excluding Contracts or a series of related Contracts of the type described in item (vii) or (viii) below;

(vi) that is a collective bargaining agreement, employee association agreement or other agreement with any labor union, employee representative group, works council or similar collection of employees;

(vii) for the purchase of materials, supplies, goods, equipment or services under which payments in excess of $1,000,000 were made by or on behalf of the Business during fiscal year 2017 (or that is anticipated to exceed such amount for fiscal year 2018), other than any Contract that can be terminated at will on less than ninety (90) days’ notice;

(viii) for goods or services provided by the Business under which the Business received revenue in excess of $2,000,000 during fiscal year 2017 (or that is anticipated to exceed such amount for fiscal year 2018), other than any Contract that can be terminated at will on less than ninety (90) days’ notice;

(ix) (A) constituting an employment, consulting or severance agreement with any employee, or director or independent contractor whose annual base salary is greater than $150,000 or (B) providing for a change of control, stay bonus, transaction completion bonus or other similar payment to be made to any current or former employee, director or independent contractor, including as a result of this Agreement or the transactions contemplated hereby;

(x) not required to be listed under any of clauses (i) through (ix) above and under which a member of the Seller Group paid or received payments in an aggregate amount in excess of $2,500,000 in 2017 or would anticipate receiving payments in an aggregate amount in excess of $2,500,000 in 2018 if the transactions contemplated by this Agreement were not consummated; and

(xi) that involves the license of any Transferred Intellectual Property material to the Business other than non-exclusive licenses entered into in the ordinary course of business or other licenses of widely available commercial software.

The Contracts set forth on Section 3.15(a) of the Disclosure Schedules are collectively referred to herein as the “Material Contracts.”

(b) Each Material Contract is in full force and effect and is a valid and binding agreement of the relevant member of the Seller Group, enforceable against such member of the Seller Group in accordance with its terms, subject to the Enforceability Exceptions, (i) no

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member of the Seller Group is in breach of or default under any Material Contract to which it is a party, and, to the Knowledge of the Seller, no other party to any such Contract is in breach thereof or default thereunder, (ii) no member of the Seller Group has received from any counterparty any written notice or written claim of default by such member of the Seller Group under any Material Contract and (iii) to the Knowledge of the Seller, no event has occurred that, with or without notice or lapse of time or both, would result in a breach or default under any Material Contract by any member of the Seller Group. The Seller has delivered to the Purchaser true, correct and complete copies of each of the Material Contracts, together with any material amendments, material modifications or material supplements thereto. Notwithstanding the foregoing, the representations and warranties contained in this Section 3.15 do not apply to the Morangis Transferred Real Property Sublease, which is covered exclusively in Section 3.16.

Section 3.16. Real Properties.

(a) Section 3.16(a) of the Disclosure Schedules lists all real property owned by the Transferred Entity (the “Owned Real Property”). The Transferred Entity has good and valid title to the Owned Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances.

(b) With respect to (i) the Morangis Transferred Real Property Sublease and the overlying lease to which the Morangis Transferred Real Property Sublease is subject and (ii) the Danbury Lease: (x) such lease is in full force and effect, (y) neither the relevant member of the Seller Group, nor any of its Affiliates, nor, to the Knowledge of the Seller, the landlord under such lease, is in default thereunder and (z) to the Knowledge of the Seller, no event has occurred that, with or without notice or lapse of time or both, would result in a breach or default by the relevant member of the Seller Group or any of its Affiliates under such lease.

(c) No member of the Seller Group has received written notice of any current or threatened condemnation, appropriation, eminent domain or similar proceedings relating to any portion of the Owned Real Property or the real properties subject to the Morangis Transferred Real Property Sublease or the Danbury Lease.

(d) Section 3.16(d) of the Disclosure Schedules sets forth a correct and complete list of those real properties at which employees and/or other resources of both the Business and the Seller (or an Affiliate of the Seller) and its respective Subsidiaries are co-located (each, a “Shared Space”) and indicates for each Shared Space (i) the location of such Shared Space, (ii) the approximate square footage of such Shared Space and the portion of such Shared Space occupied by the Business or Seller (or an Affiliate of the Seller other than the Transferred Entity) or, where applicable, the headcount of Business employees located in the Shared Space, (iii) the monthly rental allocation to be paid by the Business or the Seller (or an Affiliate of the Seller) post-closing for the continued use of such Shared Space and (iv) whether such Shared Space shall be subject to a Real Property License Agreement at Closing or will be governed by the Transition Services Agreement at Closing.

Section 3.17. Transferred Personal Property and Transferred Inventory. The Seller Group has good and valid title to, or holds pursuant to a valid and enforceable leasehold interest, all Transferred Personal Property and Transferred Inventory reflected in the Reference Balance

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Sheet as being owned or leased by the Business, in all cases free and clear of any Encumbrances, other than Permitted Encumbrances, except for Transferred Personal Property and Transferred Inventory disposed of, or subject to a lease that has expired or been terminated, in each case in the ordinary course of business since the date of the Reference Balance Sheet. All Transferred Personal Property, taken as a whole, is in good working condition, ordinary wear and tear excepted.

Section 3.18. Sufficiency of Assets. Except (a) for corporate and administrative services, including human resources, legal services, finance and treasury and marketing provided by any member of the Seller Group to the Business, (b) for services that are to be made available pursuant to the Transition Services Agreement, the Lease Servicing Agreement, the Infinity Meter Agreement, the Presort Commercial Agreement, the Dealer Management Services Agreement or the Maintenance Services Agreement, (c) for access to real property and facilities to be provided as set forth in Section 5.27 of the Disclosure Schedules and the Real Property License Agreements, (d) for Intellectual Property to be licensed pursuant to the IP License Agreement, (e) for the Shared Contracts that are not Transferred Business Contracts, (f) as set forth in Section 3.18 of the Disclosure Schedules and (g) for replacement of debt financing, insurance, bank accounts support and hedging arrangements that are not included in the transactions contemplated by this Agreement, the Transferred Assets collectively constitute, in all material respects, all of the assets of the Seller Group that are necessary for the conduct of the Business as currently conducted.

Section 3.19. Labor and Employment.

(a) No labor strike, lockout or work stoppage is pending or, to the Knowledge of the Seller, threatened against the Business. To the Knowledge of the Seller, no Business Employee has filed any pending arbitration, lawsuit or administrative proceeding against any member of the Seller Group with respect to the Business. Except as set forth in Section 3.19(a) of the Disclosure Schedules, no member of the Seller Group is a party to or bound by a collective bargaining agreement or other labor union or works council Contract applicable to persons employed in the Business (each, a “Labor Contract”), and no trade union holds bargaining rights, with respect to any of the Business Employees by way of certification, interim certification, voluntary recognition or succession rights and, to the Knowledge of the Seller, no union organizing activities directed at any member of the Seller Group with respect to the Business Employees are pending or threatened, and no such event has occurred since January 1, 2015. There are no unfair labor practice charges, grievances or complaints pending against any member of the Seller Group with respect to the Business before any Governmental Authority or any current union representation questions involving employees of the Business.

(b) Section 3.19(b) of the Disclosure Schedules (the “Business Employee List”) sets forth to the extent permitted by all applicable Privacy Laws, with respect to each Business Employee as of the date hereof (including any Business Employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, including disability, family or other leave, sick leave or on layoff status subject to recall): (i) the name and title of such Business Employee; (ii) the current employer of such Business Employee (i.e., the Seller or a specified Affiliate of the Seller); (iii) the date on which such Business Employee commenced employment with the Seller or other member of the Seller Group; (iv) whether such Business Employee is on

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an active or inactive status; (v) the location at which such Business Employee principally works; (vi) such Business Employee’s current employment status (e.g., full-time or part-time; active or leave of absence), (vii) whether such Business Employee is treated as exempt or non-exempt and (viii) any agreements, arrangements or benefits provided to such Business Employee other than standard agreements, arrangements or benefits provided to all similarly situated employees and (ix) current annualized compensation, including current base salary and current target bonus.

(c) Section 3.19(c) of the Disclosure Schedules contains a list of all individuals who are currently performing services for any member of the Seller Group with respect to the Business who are classified as “consultants” or “independent contractors”, the respective compensation of each such person, and a description of any agreement with such person.

(d) Except as set forth on Section 3.19(d) of the Disclosure Schedules, with respect to the Business Employees, the Seller and its Affiliates are and since January 1, 2015 have been in compliance in all material respects with all applicable employment-related Laws, including those related to wages, hours, eligibility for and payment of overtime compensation, worker classification (including the proper classification of independent contractors and consultants), Tax withholding, collective bargaining, unemployment insurance, workers’ compensation, pay equity, occupational health and safety, immigration, employment discrimination, disability rights, equal opportunity, leaves of absence, affirmative action, plant closing and mass layoff issues, occupational safety and health Laws, Laws relating to the transfer of employees, and notification of and/or consultation with any labor or trade union, staff association, works council or other representative of any Business Employees.

(e) The Transferred Entity does not have, any material Liability for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, interns, independent contractors or consultants (other than routine payments to be made in the normal course of business and consistent with past practice).

(f) To the Knowledge of the Seller, each Business Employee working in the United States is a United States citizen or has a current and valid work visa or otherwise has the lawful right to work in the United States. The Seller or an Affiliate of the Seller has in its files a Form I-9 that, to the Knowledge of the Seller, was completed in accordance with applicable Law for each Business Employee from whom such form is required under applicable Law (and all such Forms are intended to be included in the Transferred Assets).

(g) With respect to the Business Employees, no member of the Seller Group has engaged in any location closing or employee layoff activities during the ninety (90) day period prior to the date hereof that would violate WARN or any similar state or local plan closing or mass layoff statute, rule or regulation.

(h) There are no demands or claims outstanding or pending or, to the Knowledge of the Seller, threatened, before any Governmental Authority by any Business Employees for compensation, termination and/or severance benefits payments or vacation pay or vacation time, unpaid meal or rest breaks, or pension benefits, or any other claim threatened or pending before any Governmental Authority (or any state “referral agency”) from any Business Employee or

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any other Person arising out of the status of any member of the Seller Group as an employer, joint employer, contractor or lessor, whether in the form of claims for employment discrimination, harassment, retaliation, unfair labor practices, grievances, wrongful discharge, wage and hour violations, breach of contract, unfair business practice, tort, unfair competition, worker’s compensation, occupational health and safety compensation or otherwise. There are no outstanding or pending or, to the Knowledge of the Seller, threatened claims or actions against any member of the Seller Group with respect to the Business under any worker’s compensation policy or Law or long-term disability policy.

Section 3.20. Affiliate Agreements. Section 3.20 of the Disclosure Schedules sets forth all agreements to which any member of the Seller Group, on the one hand, and the Business or the Transferred Entity, on the other hand, are parties, other than any employee agreements (each, an “Affiliate Agreement”).

Section 3.21. Finder’s Fee. Other than the fees to be paid by the Seller to Goldman Sachs & Co. LLC, no member of the Seller Group has incurred any liability to any Person for any brokerage or finder’s fee or agent’s commission, or the like, in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

Section 3.22. Privacy Laws. Each member of the Seller Group, with respect to the Business has, since January 1, 2015, collected Personal Information in material compliance with all applicable Privacy Laws. Since January 1, 2015, no communication from any Governmental Authority with respect to or alleging non-compliance with Privacy Laws has been received by any member of the Seller Group in connection with the Business. Each member of the Seller Group has, with respect to the Business, taken all steps in accordance with normal industry practices to secure the business data related to the Business from unauthorized access or unauthorized use by any Person. Since January 1, 2015, no member of the Seller Group has received a complaint from any Person in relation to the processing of personal data relating to the Business or any indication from any data protection authority that such Seller Group member is acting or has acted in breach of or is otherwise being investigated or is the subject of enforcement action in respect of any data protection laws with respect to the Business. To the Knowledge of the Seller, there has been no unauthorized access gained by a third party to Personal Information, in each case related to the Business, when in the custody or control of any member of the Seller Group.

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Section 3.23. Key Customers.

(a) Section 3.23(a) of the Disclosure Schedules sets forth a complete and correct list of (i) the twenty five (25) largest customers of the Business for the products and services described in clauses (A) and (B) of the definition of “Business” in Section 8.2, calculated based on revenue received by the Business from the sale of such products and services for the year ended December 31, 2017 and (ii) the ten (10) largest customers of the Business for the licensing of software described in clause (C) of the definition of “Business” in Section 8.2, calculated based on revenue received by the Business from such licensing activities for the year ended December 31, 2017 (collectively, the “Key Customers”).

(b) No member of the Seller Group has received any written notice, letter or other written communication from any Key Customer (i) communicating its intention to (A) terminate, (B) fail to renew or (C) materially modify, amend or reduce, its business relationship with the Business, or (ii) to the effect that it will fail to perform, or is reasonably likely to fail to perform, its material obligations under any Material Contract. There are no pending material disputes with any Key Customer.

(c) All products and services of the Business sold to JPMorgan Chase Bank, N.A. are, and since January 1, 2016 have been, exclusively sold pursuant to that certain Purchase & Services Agreement, dated June 6, 2003, by and between Seller and Bank One, N.A., as amended by Amendment One thereto dated July 1, 2010. Since January 1, 2016, the Business has not provided any direct or indirect rebate on products or services sold or provided to JPMorgan Chase Bank, N.A., including, without limitation, any rebate calculated or earned, in whole or in part, based on sales of the Business’s products or services to such customer and paid or deemed paid by any Affiliate of the Seller Group but excluding, for the avoidance of doubt, any discounted pricing provided with respect to such products or services.

Section 3.24. Key Vendors.

(a) Section 3.24(a) of the Disclosure Schedules sets forth a complete and correct list of the twenty five (25) largest vendors of the Business, calculated based on amounts spent by the Business, for the year ended December 31, 2017 (collectively, the “Key Vendors”).

(b) No member of the Seller Group has received any written notice, letter or other written communication from any Key Vendor (i) communicating its intention to (A) terminate, (B) fail to renew or (C) materially modify, amend or reduce, its business relationship with the Business, or (ii) to the effect that it will fail to perform, or is reasonably likely to fail to perform, its material obligations under any Material Contract. There are no pending material disputes with any Key Vendor.

Section 3.25. Insurance. The Seller or another member of the Seller Group maintains on behalf of the Business, such worker’s compensation, comprehensive property and casualty, liability, errors and omissions, directors’ and officers’, fidelity and other insurance that Seller’s management believes is commercially reasonable for a business of the same type as the Business. All such policies are in full force and effect, in all material respects, and all material

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premiums due and payable have been paid, and no written notice of cancellation or termination has been given or received with respect to any such policy that is material to the Business.

Section 3.26. Bank Accounts. The Seller has provided the Purchaser with a complete and accurate list, as of the date hereof (and will update such list immediately prior to the Closing if there are any changes), of all bank accounts of the Transferred Entity, indicating for each such account the signatories with respect thereto.

Section 3.27. Seller Guarantees. Section 3.27 of the Disclosure Schedules sets forth a compete and correct list, as of the date hereof, of all (i) Seller Guarantees and (ii) letters of credit, guarantees, surety bonds, performance bonds, net worth maintenance agreements, reimbursement obligations, letters of comfort and other financial assurance obligations issued or entered into by Transferred Entity in connection with the Business.

Section 3.28. Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article III (as modified by the Disclosure Schedules), no member of the Seller Group nor any Affiliate of any member of the Seller Group nor any of their respective officers, employees, agents or representatives makes or has made any representation or warranty, express or implied, at law or in equity, with respect to the Business or the past, present or future condition of any of its assets, Liabilities or operations, or the past, current or future profitability or performance, individually or in the aggregate, of the Business or any other matter, and the Seller, on behalf of itself and each other member of the Seller Group, specifically disclaims any such other representations or warranties. Except for the representations and warranties expressly set forth in this Article III (as modified by the Disclosure Schedules), the Seller, on behalf of itself and each other member of the Seller Group, hereby disclaims all liability and responsibility for all projections, forecasts, estimates, financial statements, financial information, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to the Purchaser or any of the Purchaser’s Affiliates or any representatives of the Purchaser or any of its Affiliates, including omissions therefrom. Without limiting the foregoing, no member of the Seller Group makes any representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, to the Purchaser or any of its Affiliates or any representatives of the Purchaser or any of its Affiliates regarding the success, profitability or value of the Transferred Entity, the Transferred Assets or the Business.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller that:

Section 4.1. Corporate Status. The Purchaser is a Delaware corporation, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization. The Purchaser (a) has all requisite power and authority to carry on its business as it is now being conducted and (b) is duly qualified or otherwise authorized to do business and is in good standing in each of the jurisdictions in which the ownership, operation or leasing of its properties and assets and the conduct of its business requires it to be so qualified or otherwise authorized.

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Section 4.2. Authority. The Purchaser has all requisite corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents to which the Purchaser is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of the Transaction Documents to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser, and no other corporate or other proceeding on the part of the Purchaser is necessary to authorize the execution, delivery and performance by the Purchaser of the Transaction Documents to which it is a party or to consummate the transactions contemplated thereby. This Agreement has been, and upon their execution each of the other Transaction Documents to which the Purchaser is a party shall have been, duly executed and delivered by the Purchaser, and, assuming due authorization and delivery by the Seller, this Agreement constitutes, and upon their execution each such Transaction Document shall constitute, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms, subject to the Enforceability Exceptions.

Section 4.3. No Conflict; Governmental Authorizations.

(a) The execution and delivery by the Purchaser of this Agreement and the other Transaction Documents to which it is a party and the consummation by the Purchaser of the transactions contemplated hereby and thereby do not and will not (i) violate or conflict with any organizational documents of the Purchaser, (ii) violate, conflict with or result in a breach of, or constitute a default by (or create an event which, with notice or lapse of time or both, would constitute a default by) the Purchaser, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or result in the creation of any Encumbrance (except for Permitted Encumbrances) upon any material assets of the Purchaser under, any material Contract of the Purchaser, or (iii) violate or result in a breach of any Permit held by the Purchaser or any Governmental Order or, subject to the matters described in Section 4.3(b), Law applicable to the Purchaser, except, in the case of clauses (ii) and (iii), as would not have, individually or in the aggregate, a material adverse effect on, or materially delay, the Purchaser’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

(b) Except as provided in Section 5.5(b), no consent of, or registration, declaration, notice or filing with, any Governmental Authority is required to be obtained or made by the Purchaser in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby, other than such consents, registrations, declarations, notices or filings that, if not obtained, would not have, individually or in the aggregate, a material adverse effect on, or materially delay, the Purchaser’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 4.4. Finder’s Fee. The Purchaser has not incurred any liability to any party for any brokerage or finder’s fee or agent’s commission, or the like, in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

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Section 4.5. Solvency. Assuming the accuracy of the representations and warranties expressly set forth in Article III (as modified by the Disclosure Schedules) in all material respects, immediately following the Closing after giving effect to the transactions contemplated under this Agreement and the other Transaction Documents, the Purchaser will be Solvent. As used herein, “Solvent” means with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person has not incurred and does not intend to incur, debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature; and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed under this Section 4.5 as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 4.6. Financing.

(a) The Purchaser has delivered to the Seller a complete and correct copy of an executed equity commitment letter (the “Equity Commitment Letter”) from an Affiliate of the Purchaser (“Sponsor”) pursuant to which, and subject to the terms and conditions of which, Sponsor has agreed to provide equity financing to the Purchaser in connection with the transactions contemplated by this Agreement (the “Equity Financing”). The Equity Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, subject to the Enforceability Exceptions. The aggregate proceeds contemplated by the Equity Commitment Letter, if funded, will be sufficient to enable the Purchaser to pay the aggregate Purchase Price and satisfy all other pre-closing obligations provided for in, and necessary to consummate the transactions contemplated by, this Agreement. The Equity Commitment Letter provides, and will continue to provide, that the Seller is a third-party beneficiary thereof and is entitled to enforce such agreement, subject to the terms and conditions set forth therein. There are no conditions precedent or other contingencies related to the funding obligations under the Equity Commitment Letter, other than satisfaction of the conditions set forth in Article VI. The Purchaser acknowledges that its obligations under this Agreement and the agreements contemplated hereby, including its obligation to pay the Purchase Price if and when required to hereunder, are not conditioned upon or subject to the availability of funds to the Purchaser.

(b) As of the date hereof, no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default) on the part of the Purchaser or Sponsor under the Equity Commitment Letter.

(c) The Purchaser has delivered to the Seller complete and correct copies of the executed debt commitment letters, dated as of the date hereof, together with all annexes, schedules and exhibits thereto and any related fee letter, engagement letter or other agreements (solely in the case of the fee letter, redacted in a manner reasonably satisfactory of the Debt Financing Sources (other than with respect to any conditions to the funding under the Debt

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Commitment Letters on the Closing Date)) (the “Debt Commitment Letters”), from the Debt Financing Sources party thereto, pursuant to which, subject to the terms and conditions set forth therein, the Debt Financing Sources have committed to lend the amounts set forth therein for the purpose of financing the transactions contemplated by this Agreement (“Debt Financing”). As of the date hereof, the Debt Commitment Letters are (i) legal, valid and binding obligations of the Purchaser and, to the knowledge of the Purchaser, each of the other parties thereto and (ii) enforceable in accordance with their respective terms against the Purchaser and, to the knowledge of the Purchaser, each of the other parties thereto (in each case, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)). As of the date hereof, none of the Debt Commitment Letters has been amended, supplemented or modified, and the respective obligations and commitments contained in the Debt Commitment Letters have not been withdrawn, terminated, repudiated or rescinded in any respect, and the Debt Commitment Letters are in full force and effect.

(d) As of the date hereof, the Purchaser has not received any notice or other communication from any party to any of the Commitment Letters with respect to (i) any actual or potential breach or default on the part of the Purchaser or any other party to any of the Commitment Letters, (ii) any actual or potential failure to satisfy any condition precedent or other contingency set forth in any of the Commitment Letters or (iii) any intention of such party to terminate any of the Commitment Letters or to not provide all or any portion of the Financing. The Purchaser (both before and after giving effect to any “market flex” provisions contained in the Commitment Letters): (A) has no reason to believe it will not be able to satisfy on a timely basis each term and condition relating to the closing or funding of the Financing on the Closing Date; (B) knows of no fact, occurrence, circumstance or condition that would reasonably be expected to (1) cause any of the Commitment Letters or Financing to terminate, to be withdrawn, modified, repudiated or rescinded or to be or become ineffective, (2) cause any of the terms or conditions relating to the closing or funding of any portion of the Financing on the Closing Date not to be met or complied with or (3) otherwise cause the full amount (or any portion) of the funds contemplated to be available under the Commitment Letters on the Closing Date to not be available to the Purchaser on a timely basis; and (C) knows of no potential impediment to the funding of any of the payment obligations of the Purchaser under this Agreement (assuming compliance by the Seller with the provisions hereof and the accuracy of the representations and warranties made by such Persons herein). As of the date of this Agreement, the Purchaser is not aware of any fact or occurrence that makes any representation or warranty of the Purchaser in this Agreement or the Debt Commitment Letters inaccurate (assuming the accuracy of the representations and warranties made by such Persons herein). The Purchaser has fully paid any and all commitment fees or other fees or deposits required by the Debt Commitment Letters and Financing to be paid on or before the date of this Agreement, and the Purchaser will pay when due all other commitment or other fees arising under the Debt Commitment Letters and Financing as and when they become payable.

Section 4.7. Limited Guaranty. Concurrently with the execution of this Agreement, the Purchaser has delivered to the Seller a limited guaranty executed by Sponsor (the “Limited Guaranty”), pursuant to which, and subject to the terms and conditions of which, Sponsor has guaranteed certain obligations of the Purchaser under this Agreement. The Limited Guaranty is in full force and effect and is a valid and binding obligation of Sponsor, enforceable against

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Sponsor in accordance with its terms, subject to the Enforceability Exceptions, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of Sponsor under the Limited Guaranty.

Section 4.8. Investments. The Purchaser and its Affiliates do not own any business, Person or assets that would reasonably be expected to create a material risk of not obtaining any applicable clearance, approval, consent or waiver from any Governmental Authority with respect to the transactions contemplated by this Agreement.

Section 4.9. No Reliance.

(a) The Purchaser is an informed and sophisticated purchaser and has engaged expert advisors who are experienced in the evaluation and purchase of businesses such as the Business (including the Transferred Assets) as contemplated hereunder, and has had such access to the information, documents, personnel and properties of the Seller Group as it deems necessary and appropriate to make such independent evaluation and purchase.

(b) The Purchaser has agreed to purchase the Transferred Assets and assume the Assumed Liabilities based on its own inspection, examination and determination with respect to all matters and without reliance upon any representations, warranties, communications or disclosures of any nature other than those expressly set forth in Article III of this Agreement.

(c) Without limiting the generality of the foregoing, the Purchaser, in entering into this Agreement, acknowledges and agrees that (i) no officer, agent, advisor, employee or representative of the Seller, any other member of the Seller Group or any of their respective Affiliates has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in this Agreement and subject to the limited remedies provided herein, (ii) the Purchaser is relying solely on the representations and warranties set forth in this Agreement and (iii) except as expressly set forth in Article III of this Agreement (as qualified by the disclosure in the Disclosure Schedules), no member of the Seller Group and no other Person makes any representation or warranty, express or implied, with respect to, and the Purchaser expressly disclaims any reliance on (in each case except to the extent such information is also expressly set forth in Article III of this Agreement (as qualified by the disclosure in the Disclosure Schedules)), (A) any information included in information packages delivered to the Purchaser related to the Business (including the Transferred Assets) or other matters; (B) any information, written or oral and in any form provided, made available to it or any of its agents, advisors, employees or representatives; (C) any projections, estimates or budgets delivered to or made available to it or any of its agents, advisors, employees or representatives, or which is made available to it or any of its agents, advisors, employees or representatives after the date hereof, or future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any member of the Seller Group or the Transferred Assets or the future business and operations of any member of the Seller Group or the Transferred Assets; (D) the condition of any of the Transferred Assets being transferred hereunder, which the Purchaser is purchasing on an “AS IS, WITH ALL FAULTS” basis without any warranties or guarantees of any kind from any member of the Seller Group; (E) the operation of the Business by the Purchaser after the Closing in any manner; (F) the probable success or profitability of the ownership, use or operation of the

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Business (including the Transferred Assets) by the Purchaser after the Closing; or (G) the accuracy or completeness of any other information, written or oral and in any form provided, or documents previously made available or which is made available after the date hereof to it or any of its agents, advisors, employees or representatives with respect to any member of the Seller Group, the Transferred Assets or their respective businesses and operations or other related matters, whether in expectation of the transactions contemplated by this Agreement or otherwise.

Article V

CERTAIN COVENANTS

Section 5.1. Conduct of the Business.

(a) During the period from the date hereof until the Closing or earlier termination of this Agreement, except (a) as contemplated or required by this Agreement, (b) as consented to in writing by the Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, provided that failure by the Purchaser to respond to any request for consent within five Business Days of receiving such request shall be deemed to constitute consent, (c) as set forth in Section 5.1 of the Disclosure Schedules, or (d) as required by applicable Law, the Seller shall, and shall cause the Seller Group (x) to conduct the Business in all material respects in the ordinary course of business and use commercially reasonable efforts to preserve intact the Business and (y) not to, with respect to the Business:

(i) amend the organizational documents of the Transferred Entity or (only insofar as such amendment would materially adversely affect the Business) any member of the Seller Group or subject the Transferred Entity to any bankruptcy, receivership, insolvency or similar proceedings;

(ii) issue, sell, pledge, transfer, dispose of or encumber any Transferred Equity Interests or equity interests convertible into or exchangeable for any other equity interests of the Transferred Entity or permit the Transferred Entity to incur any Indebtedness;

(iii) make or grant any general wage or salary increase (other than standard merit increases consistent with past practices not to exceed 2% in the aggregate) or make any increase in the payments of benefits under any bonus, incentive, insurance, deferred compensation, profit sharing, pension or other employee benefit plan or program, in each case, other than in the ordinary course of business or pursuant to existing agreements or commitments or benefit plans or as required by Law;

(iv) other than with respect to Contracts of the type described in subsections (vii) and (viii) of Section 3.15(a), (A) enter into any Contract that would be a Material Contract if entered into prior to the date hereof, or materially amend or modify or consent to the termination of any Material Contract, in each case, excluding any new Contracts or modifications or amendments to existing Contracts entered into with customers or suppliers of the Business in the ordinary course of business, Intellectual Property licenses entered into in the ordinary course of business or lease extensions or similar amendments to leases (including the Morangis Transferred Real Property Sublease or the Danbury Lease) entered into in the ordinary course of business, or (B) waive or

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release any material rights under such Material Contracts other than in the ordinary course of business;

(v) enter into or consummate any transaction involving the acquisition of the business, stock, assets or other properties of any other Person (other than purchases of Transferred Inventory in the ordinary course of business and capital expenditures identified in a capital expenditures budget previously provided to the Purchaser);

(vi) sell, transfer, pledge, mortgage, encumber, dispose of or otherwise subject to any Encumbrance (other than Permitted Encumbrances) any assets that would have been Transferred Assets but for such transaction, other than sales of inventory in the ordinary course of business pursuant to Contracts in force as of the date hereof;

(vii) make any material change in any method of accounting practices, policies, principles or procedures or auditing practice with respect to the Business other than those required by GAAP;

(viii) other than in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any other Person;

(ix) except in the ordinary course of business or as required under any Business Benefit Plan or applicable Law: (A) adopt, enter into, materially amend or terminate any Assumed Benefit Plan (or any plan or agreement that would be an Assumed Benefit Plan if in effect on the date hereof), other than the adoption, entry into, amendment or termination of any Assumed Benefit Plan that is generally applicable to employees of any member of the Company Group; (B) enter into any severance, retention, change in control, transaction bonus or similar agreement or arrangement with any Business Employee, or (C) make any change in, or accelerate the vesting of, the compensation or benefits payable or to become payable to any Business Employee to the extent not required by the terms of this Agreement or any Business Benefit Plan as in effect on the date of this Agreement;

(x) enter into any employment or consulting agreement with any person with an annual base salary or compensation greater than $150,000;

(xi) announce, implement, or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Business other than routine employee termination;

(xii) delay, defer or fail to make any capital expenditure that would otherwise have been made in the ordinary course of business consistent with past practice;

(xiii) make any material change in the manner in which it manages its working capital, including any material change in the payment of accounts payable, the collection of accounts receivable or the maintenance of inventory levels;

(xiv) enter into any Seller Guarantee or permit or cause the Transferred Entity to enter into any letter of credit, guarantee, surety bond, performance bond, net worth maintenance

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agreement, reimbursement obligation, letter of comfort or other financial assurance obligation that would have been required to be disclosed in Section 3.27 of the Disclosure Schedules if it had been entered into prior to the date hereof; or

(xv) authorize, commit or agree to take any of the foregoing actions in respect of which it is restricted by the provisions of this Section 5.1.

(b) For the avoidance of doubt, nothing contained in this Agreement is intended to give the Purchaser, directly or indirectly, the right to control the Seller Group’s business, including, prior to the Closing, the Business. Prior to the Closing, the Seller Group shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its businesses and operations.

(c) From and after the Effective Time through the Closing, the Seller shall (i) continue to be bound by the provisions of Section 5.1(a) and (ii) cause the Transferred Entity not to dividend, distribute or otherwise transfer to any member of the Seller Group any Cash of the Transferred Entity.

Section 5.2. Confidentiality; Access to Information.

(a) The parties acknowledge that the information being made available to them by any member of the Seller Group (or its agents or representatives) is subject to the terms of a confidentiality agreement dated November 30, 2017 by and between Platinum Equity Advisors, LLC and the Seller (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the terms of the Confidentiality Agreement will terminate solely with respect to information relating to the Business; provided that the Purchaser acknowledges that any and all other information provided or made available to it or its representatives concerning any member of the Seller Group or any Affiliate of any member of the Seller Group will remain subject to the terms and conditions of the Confidentiality Agreement and all other provisions of the Confidentiality Agreement shall survive in accordance with its terms after the Closing. Notwithstanding any provision of the Confidentiality Agreement, the Seller hereby consents to the disclosure by the Purchaser to the Debt Financing Sources of any confidential information as to which disclosure would otherwise be limited under the Confidentiality Agreement, subject to the requirement that the Debt Financing Sources be informed of the Purchaser’s confidentiality obligations with respect thereto under the Confidentiality Agreement and agree with the Purchaser to be bound by such confidentiality obligations.

(b) From the date hereof until the Closing Date or earlier termination of this Agreement, to the extent permitted by Law, the Seller shall, and shall cause the other members of the Seller Group to, provide the Purchaser and its representatives with such reasonable access to the facilities of the Business, the Business’s principal personnel and the books and records pertaining to the Business as the Purchaser may reasonably request in writing in order to effectuate the transactions contemplated hereby, without charge to the Purchaser (but otherwise at the Purchaser’s expense); provided that (i) certain materials subject to confidentiality obligations or attorney-client privilege, or which may not be shared with the other party pursuant to applicable Law, have not been and will not be so delivered or made available to the Purchaser

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or its representatives, (ii) neither the Purchaser nor any of its representatives shall conduct any invasive investigation, testing or sampling of any environmental media and (iii) such access will be requested in writing with reasonable advance notice and exercised during normal business hours and without causing unreasonable interference with the operations of the Business. The Purchaser and its representatives shall not contact any suppliers, customers, landlords and other business relations or employees of the Business without the Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting the foregoing, promptly following the date hereof, the Seller shall provide the Purchaser with an electronic copy of the virtual data room maintained by Intralinks in connection with the transactions contemplated by this Agreement as it existed as of the close of business on the day prior to the date hereof.

(c) Without limiting the generality of the foregoing, the Seller and the Purchaser shall cooperate in good faith to (i) assist the Purchaser to develop the stand-alone capability to provide payroll services following the Closing, (ii) test the effectiveness of the Seller’s consolidation and data migration solution and (iii) facilitate the parties’ joint efforts to enable the Business to operate on a stand-alone basis following the Closing; provided, that the Seller shall not be required to take any such action requested by the Purchaser pursuant to this Section 5.2(c) if such action would require the Seller or any of its Affiliates to incur any out-of-pocket fees or expenses unless the Purchaser agrees to reimburse the Seller or such Affiliate for such fees or expenses. In connection with assisting the Purchaser to develop the stand-alone capability to provide payroll services following the Closing, the Seller shall, to the extent permitted by applicable Law, authorize Automatic Data Processing, Inc. to transfer to the Purchaser such information as the Purchaser may reasonably request in writing, such authorization to be provided no later than three (3) Business Days after the Purchaser’s request.

Section 5.3. Publicity. From the date hereof until the Closing or earlier termination of this Agreement, the Purchaser and the Seller shall not, and each shall cause its Affiliates and its and their representatives not to, issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby, without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the reasonable judgment of the Purchaser or the Seller, disclosure is otherwise required by applicable Law or the rules of any stock exchange, as applicable; provided that, to the extent required by applicable Law or by the rules of any stock exchange, the party intending to make such release or announcement shall use its commercially reasonable efforts, consistent with such applicable Law, to consult with the other party with respect to the text thereof; provided, further, that no party shall be required to obtain consent pursuant to this Section 5.3 to the extent any proposed release or announcement is consistent with information that has previously been made public without breach of the obligations under this Section 5.3.

Section 5.4. Post-Closing Access.

(a) The Seller shall, and shall cause each other member of the Seller Group to, use commercially reasonable efforts to deliver or cause to be delivered to the Purchaser at the Closing all properties, books, records, Contracts, information and documents in the Seller’s, such member of the Seller Group’s or any of their respective Affiliates’ possession relating to the Business that are part of the Transferred Assets. As soon as is reasonably practicable after the

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Closing, the Seller shall, and shall cause each other member of the Seller Group to, deliver or cause to be delivered to the Purchaser any remaining properties, books, records, Contracts, information and documents relating to the Business that are part of the Transferred Assets that are not already in the possession or control of the Purchaser.

(b) The Purchaser agrees that it will, and will cause its Subsidiaries to, preserve and keep the books of accounts and financial and other records held by it relating to the Business (including accountants’ work papers) for a period of seven years from the Closing Date; provided that, prior to disposing of any such records after such period, the applicable Person shall provide written notice to the Seller of its intent to dispose of such records and shall provide the Seller with the opportunity to take ownership and possession of such records (at the Seller’s sole expense) within 30 days after such notice is delivered. If the Seller does not confirm its intention in writing to take ownership and possession of such records within such 30-day period, the Person who possesses the records may proceed with the disposition of such records.

(c) The Seller and the Purchaser shall make, or cause to be made, all records and other information relating to the Business and all employees and auditors (including by making them available for depositions, interrogatories, testimony, investigation and preparation in connection with any legal or arbitration proceeding) available to the other, as may be reasonably required by such party, and at the sole expense of the requesting party, (i) in connection with any audit or investigation of, insurance claims by, legal proceedings against, disputes involving, or governmental investigations of, the Seller or the Purchaser or any of their respective Affiliates, (ii) in order to enable the Seller or the Purchaser to comply with its obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby or (iii) for any other reasonable business purpose relating to the Seller, the Purchaser or any of their respective Affiliates, but excluding, in each case, any dispute between the Seller or any of its Affiliates, on the one hand, and the Purchaser or any of its Affiliates, on the other hand, except as would be required by applicable civil process or applicable discovery rules

(d) Promptly following the Closing, the Seller shall provide the Purchaser with an electronic copy of the virtual data room maintained by Intralinks in connection with the transactions contemplated by this Agreement as it existed as of the close of business on the day prior to the Closing.

Section 5.5. Governmental Approvals and Notifications.

(a) Without limiting the Purchaser’s obligations set forth in this Section 5.5, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. The parties hereto shall cooperate to make, in the most expeditious manner practicable, all filings and applications with and to, and obtain all licenses, permits, consents, waivers, approvals, authorizations, qualifications and orders of, applicable Governmental Authorities to consummate the transactions contemplated by this Agreement (including under applicable Antitrust Laws). In furtherance of the foregoing:

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(b) The parties hereto shall (i) file or cause to be filed as promptly as practicable, but in no event later than ten Business Days following the execution and delivery of this Agreement, with any applicable Governmental Authority all notification and report forms that may be required for the transactions contemplated hereby and thereafter provide as promptly as practicable any supplemental information requested in connection therewith pursuant to any Antitrust Law and (ii) include in each such filing, notification and report form referred to in the immediately preceding clause (i) a request for early termination or acceleration of any applicable waiting or review periods, to the extent available under the applicable Antitrust Law. In connection therewith, each party hereto shall (A) furnish to the other parties such necessary information and reasonable assistance as any such other party may reasonably request in connection with its preparation of any filing or submission that is necessary under any Antitrust Law, (B) subject to applicable Laws, provide the other party with a draft of any filing or submission and a reasonable opportunity to review such draft before making or causing to be made such filing or submission (provided, however, that confidential information pertaining to each party may be withheld or redacted as appropriate), and consider in good faith the views of such other party regarding such filing or submission, (C) not extend any applicable waiting or review periods or enter into any agreement with a Governmental Authority to delay or not to consummate the transactions contemplated hereby to be consummated on the Closing Date, except with the prior written consent of the other parties, (D) not have any substantive contact with any Governmental Authority in respect of any filing or proceeding contemplated by this Section 5.5(b), unless such party has engaged in prior consultation with the other party and, to the extent permitted by such Governmental Authority, given the other party the opportunity to participate and (E) keep the other party apprised of the status of any communications with, and any inquiries or requests for additional information from, any applicable Governmental Authority (subject to redaction of any provided materials with respect to any confidential information).

(c) The Purchaser further agrees to take, and to cause its Affiliates to take, any action to avoid or eliminate each and every impediment that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably possible, including (i) the prompt use of its best efforts to avoid the entry of, or to effect the dissolution of, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, including (A) the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person, including any Governmental Authority, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions, (B) the proffer and agreement by the Purchaser or its Affiliates of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, categories of assets or businesses or other operations or interests therein of the Purchaser or any of its Affiliates (including, after the Closing, the Transferred Assets and the Transferred Entity) (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority giving effect thereto) no later than 60 days from the date of this Agreement and (C) the proffer and agreement by the Purchaser and its Affiliates of their willingness to take such other actions, and promptly to effect such other actions (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority giving

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effect thereto) no later than 60 days from the date of this Agreement, in each case if such action should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (1) commencement of any proceeding in any forum or (2) issuance of any order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement by any Governmental Authority and (ii) the prompt use of its best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the transactions contemplated by this Agreement in accordance with its terms unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, any and all steps (including the appeal thereof and the posting of a bond) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement; provided, however, that the Purchaser shall not be required to take any action pursuant to this Section 5.5(c) that would reasonably be expected to result in a material adverse effect on the assets, financial condition or operations of the Business, taken as a whole.

(d) Nothing in Section 5.5(c) shall obligate the Purchaser or its Affiliates to agree to any divestitures or other remedy not conditioned on the consummation of the Closing. Neither the Purchaser nor the Seller shall, nor shall the Purchaser or the Seller permit any of their respective Subsidiaries to, acquire or agree to acquire any business, Person or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to or the consummation of such acquisition would reasonably be expected to materially increase the risk of not obtaining the applicable clearance, approval, consent or waiver from any Governmental Authority with respect to the transactions contemplated by this Agreement.

(e) The filing fees under Antitrust Laws and all other applicable Laws shall be borne by the Purchaser.

Section 5.6. Third-Party Consents.

(a) Prior to the Closing, the Purchaser and the Seller shall, and the Seller shall cause each other member of the Seller Group to, use commercially reasonable efforts to obtain, or cause to be obtained, all consents required in connection with the consummation of the transactions contemplated by this Agreement, including all required consents under Transferred Business Contracts and the Morangis Transferred Real Property Sublease and the Danbury Lease, but excluding consents of Governmental Authorities, which are governed by Section 5.5; provided that (i) neither the Purchaser nor any member of the Seller Group shall be obligated to pay any consideration to any third party from whom consent is requested; and (ii) obtaining any such consents shall not be a condition to Closing.

(b) The Purchaser and the Seller shall, and the Seller shall cause each other member of the Seller Group to, use commercially reasonable efforts after the Closing Date to obtain any consents, approvals or authorizations of any third parties that are not obtained prior to the Closing Date and that are required in connection with the transactions contemplated by this

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Agreement; provided that neither the Purchaser nor any member of the Seller Group (nor any of their respective Affiliates) shall be obligated to pay any consideration to any third party from whom consent is requested.

Section 5.7. Shared Contracts.

(a) From the date hereof until the Closing, upon the Purchaser’s reasonable request, with respect to any Shared Contract that is not a Transferred Business Contract, the Seller and the Purchaser shall use, and shall cause their respective Affiliates to use, commercially reasonable efforts to cause the counterparty to such Shared Contract (i) to enter into a new contract with the Purchaser or any designee of the Purchaser, on terms substantially similar in all material respects to those contained in such Shared Contract, in order for the Business to receive the applicable benefits under such Shared Contract (each such new contract, a “New Contract”), it being understood that a New Contract will not necessarily contain the same terms as the Shared Contract to which it relates, or (ii) if practicable, and (subject to any required third-party consents or notices and any restrictions imposed by applicable Law), to assign to the Purchaser or any designee of the Purchaser the benefits and obligations under such Shared Contract to the extent relating to the Business; provided, that no member of the Seller Group shall be required to assign any such benefits and obligations under any Shared Contract if doing so would reasonably be anticipated to materially and adversely affect the rights of such member of the Seller Group thereunder. In connection with the entering into of New Contracts, the Seller and the Purchaser shall use, and shall cause their respective Affiliates to use, reasonable best efforts to ensure that each member of the Seller Group and its Affiliates are released by such counterparty with respect to all liabilities and obligations relating to the Business and arising after the Closing and the Purchaser shall indemnify and hold harmless the applicable member of the Seller Group from and against all Losses to the extent arising from or relating to the obligations of the Purchaser or the Business under any New Contract.

(b) If, prior to the Closing, the parties are not able, with respect to any such Shared Contract, to obtain a New Contract in respect of such Shared Contract or to assign to the Purchaser or its designee the benefits and obligations of such Shared Contract to the extent relating to the Business, then for a period of six months following the Closing, (i) the Seller and the Purchaser shall continue to use commercially reasonable efforts to cause such counterparty to enter into such a New Contract or so assign such benefits and obligations under such Shared Contract and (ii) until such time as such a New Contract is executed or such benefits and obligations under such Shared Contract are so assigned, the Seller and the Purchaser shall enter into such reasonable and lawful arrangements reasonably satisfactory to both parties as shall provide the applicable rights and benefits of such Shared Contract to the Purchaser or its designee, and shall require the Purchaser or its designee to pay or satisfy the corresponding liabilities and obligations with respect to such Shared Contract, in each case to the same extent as if such a New Contract had been executed or such benefits and obligations had been so assigned as of the Closing. The parties shall use commercially reasonable efforts to structure the provision of the benefits of any Shared Contract to Purchaser in a manner that does not result in any member of the Seller Group or any of their Affiliates recognizing net taxable income (taking into account any deductions available for payments made to Purchaser) with respect to such structure, provided, that if notwithstanding such efforts any member of the Seller Group or any of their Affiliates recognizes net taxable income as a result of such structure, then the amount

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payable by Seller shall be reduced by 25.5% of such net taxable income, and provided further, that the foregoing shall not prevent any member of the Seller Group or any of their Affiliates from reporting net taxable income arising from such structure on its Tax returns as required by applicable Law as reasonably determined by Seller. Notwithstanding the six month time period specified in the first sentence of this Section 5.7(b), with respect to any Shared Contract that is a Contract with a Governmental Authority, the reasonable and lawful arrangement contemplated by this Section 5.7(b) shall continue until the end of the term of such Shared Contract as in effect on the Closing Date.

(c) Notwithstanding anything to the contrary in this Agreement, except as provided in the final sentence of Section 5.7(b), no member of the Seller Group shall have any obligation under this Section 5.7 following the first anniversary of the Closing Date. No member of the Seller Group shall be required to make any expenditure or incur any liability in connection with any such activities described in this Section 5.7, unless reimbursed by the Purchaser for the full amount of any such expenditure or liability (for actual costs only). The Purchaser acknowledges that no member of the Seller Group shall have any liability or obligation with respect to any New Contract or failure to obtain any New Contract.

(d) From the date hereof through the Closing, neither the Seller nor any of its Affiliates will enter into any new Contract that would constitute a Shared Contract without prior consultation with the Purchaser as to the provisions of such Shared Contract that will affect the Business and without the Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.8. Further Action; Accounts Payable; Payments Made.

(a) From time to time after the Closing Date, and for no further consideration, the Purchaser and the Seller shall, and to the extent any Transferred Assets or Assumed Liabilities are held by any other member of the Seller Group, the Seller shall cause such other member of the Seller Group to, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such assignments, transfers, consents, assumptions and other documents and instruments and take such other actions as may reasonably be necessary to appropriately consummate the transactions contemplated hereby, including (i) transferring back to the Seller (or applicable member of the Seller Group) any asset or Liability that was not contemplated by this Agreement to be transferred to the Purchaser at the Closing but was so transferred at the Closing and (ii) transferring to the Purchaser any asset or Liability contemplated by this Agreement to be transferred to the Purchaser that was not so transferred at the Closing. Without limiting the generality of the foregoing, from time to time after the Closing Date, if Seller intends to enforce a patent included in the Transferred Intellectual Property, Seller shall take any action reasonably requested by the Purchaser to resolve any issues with respect to the chain of title with respect to such patent, provided that the Seller and the Purchaser shall each bear one-half of any third party out-of-pocket fees and expenses (i.e., not including any charges for internal personal or other internal resources) reasonably incurred in taking such action, and further provided that Seller shall be deemed to have discharged its obligations pursuant to this sentence (and shall not be obligated to bear any out-of-pocket fees or expenses) if it provides Purchaser with an employment or consultant agreement for the applicable inventor that includes a general assignment of such inventor’s work product.

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(b) In the event that any member of the Seller Group (excluding, for the avoidance of doubt, the Transferred Entity) pays, on or after the Closing Date, any account payable that constitutes an Assumed Liability, such member of the Seller Group shall be entitled to be reimbursed by the Purchaser in full for such payment. The applicable member of the Seller Group may deliver notice claiming reimbursement, together with reasonable supporting documentation that such payment was made, to the Purchaser, and the Purchaser shall, within five Business Days of receiving such notice, reimburse such member of the Seller Group in full for such payment.

(c) The Seller, on the one hand, and the Purchaser, on the other hand, agree that, after the Closing Date, they shall hold and shall promptly (and in any event within ten (10) Business Days after receipt) transfer and deliver or cause to be delivered to the Purchaser or the Seller, as applicable, from time to time as and when received by either of them, any cash, checks with appropriate endorsements (using commercially reasonable efforts not to convert such checks into cash), or other property that either of them may receive after the Closing Date which property belongs to the other party, including any payments of accounts receivable, and shall account to the other party for all such receipts.

(d) In the event of a dispute between the parties regarding the Seller’s or the Purchaser’s obligations under Section 5.8(b) or Section 5.8(c), the parties shall cooperate and act in good faith to promptly resolve such dispute and, in connection with such cooperation, allow each other reasonable access to the records of the other relating to such disputed item.

Section 5.9. Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses.

Section 5.10. Employees and Employee Benefit Plans.

(a) Business Employee List. The Seller shall deliver to the Purchaser an update to the Business Employee List at a reasonable time prior to the Closing Date.

(b) Continuation of Employment.

(i) Where applicable Law provides for the automatic transfer of employment of any Business Employee upon the consummation of the Closing, the parties (A) shall take or cause to be taken such actions as are required under applicable Law to accomplish such transfer of employment of such Business Employee to the Purchaser or an Affiliate of the Purchaser by operation of Law as of the Closing and (B) shall not take and shall not cause to be taken any such actions that would result in the employment of such Business Employee not transferring to the Purchaser by operation of Law as of the Closing. Where applicable Law does not provide for the automatic transfer of employment of any Business Employee upon the consummation of the Closing, the Purchaser shall make offers of employment to such Business Employee (which offers may be of at-will employment to the extent permitted by applicable Law) in accordance with the provisions of this Section 5.10, to be effective as of the Closing.

(ii) The parties acknowledge that the transfer of the portions of the Business conducted by the Seller Group in the European Union (“EU”) and certain other countries

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constitutes a transfer of business within the meaning of EU Council Directive 2001/23/EC, the national Laws implementing the same or any similar Laws applicable in non-EU jurisdictions, and each Business Employee with respect to such portions of the Business shall be referred to herein as a “European Employee.” Subject to Section 5.10(b)(iii) below, the parties further acknowledge that, as a result, the employment of the European Employees, including all related rights and obligations, will transfer by operation of Law to the Purchaser, as applicable, as of the Closing Date, except with respect to any European Employee who timely exercises his or her rights, if any, under any applicable Law to prevent such transfer from occurring. Each European Employee or other Business Employee whose employment transfers automatically to the Purchaser by operation of Law, together with each other Business Employee of the Transferred Entity, is referred to herein as an “Automatic Transferred Employee.” The Purchaser will assume by operation of Law, as of the Closing, all Liabilities with respect to the Automatic Transferred Employees except to the extent otherwise provided in this Section 5.10.

(iii) The parties will use their commercially reasonable efforts to obtain the approval of the applicable Governmental Authority or any labor authority as may be required for the transfer of the Automatic Transferred Employees, if any, who are “protected employees” under applicable Law. If any Business Employee requires a work permit or employment pass or other legal or regulatory approval for his or her employment with the Purchaser, the Purchaser shall use its commercially reasonable efforts to cause any such permit, pass or other approval to be obtained and in effect prior to the Closing Date. In the event any such permit, pass or other approval is not obtained and in effect prior to the Closing Date, the Purchaser shall use its commercially reasonable efforts to cause any such permit, pass or other approval to be obtained as soon as reasonably practicable thereafter.

(c) Offers of Employment. Each Business Employee (other than Business Employees who are on long-term disability or other long term leave of absence) who is not an Automatic Transferred Employee is referred to herein as an “Offer Employee”. The Purchaser shall, or shall cause one of its Affiliates make an offer of employment to such Offer Employee (which offer may be of at-will employment to the extent permitted by applicable Law), at least fifteen (15) days prior to the anticipated Closing Date (or such longer period as may be required by applicable Law, the terms of any applicable Labor Contract or the Severance Obligations), with such employment to be effective as of the Closing Date. Any such offer of employment shall (i) comply with applicable Law, any applicable Labor Contract and this Section 5.10 and (ii) provide for terms and conditions of employment which, in the case of each Business Employee are sufficient to avoid Severance Obligations. Each such Offer Employee who accepts such offer of employment from the Purchaser, collectively with each Automatic Transferred Employee, is referred to herein as a “Transferred Employee”. The Seller shall retain all Liabilities with respect to any Offer Employee who does not accept an offer of employment that complies with the terms of this Agreement. Except as otherwise specifically provided in this Section 5.10 or to the extent required by applicable Law, effective as of the day after the Closing Date (or such later date on which a Transferred Employee commences employment with the Purchaser), the Transferred Employees shall cease (i) all active participation in and accrual of benefits under the Business Benefit Plans, other than any such plan that is sponsored, maintained, contributed to or required to be contributed to by the Transferred Entity and (ii) receiving payment of their wages from the Seller Group. If and to the extent that any Business Employee who is on long-term disability or other long-term leave of absence as of the Closing

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Date but who would otherwise have been an Offer Employee is able to return to active employment within 180 days of the Closing Date, the Purchaser shall make such Business Employee an offer of employment as provided above and, if accepted, such Business Employee will become a Transferred Employee from and after the date that his or her employment with the Purchaser or any of its Affiliates commences as provided in such offer.

(d) Continuation of Compensation and Benefits. Until the later of December 31, 2018 (or, if the Closing occurs after July 31, 2018, until six (6) months after the Closing Date, or, in any event, for such longer period as is required by applicable Law), the Purchaser shall provide to each Transferred Employee (i) a base salary or base wages (including, in the case of persons receiving commission based income, the rate of commissions) and cash incentive compensation opportunities that are no less favorable than those provided to such Transferred Employee as in effect immediately prior to the Closing Date, (ii) other employee benefits (excluding, to the extent permitted by applicable Law, equity compensation, defined benefit retirement benefits and retiree life and retiree medical benefits, other post-employment benefits and long-term incentive or deferred compensation) that are substantially comparable in the aggregate to those provided to such Transferred Employee as in effect immediately prior to the Closing Date and (iii) any other additional terms and conditions of employment required by applicable Law. Notwithstanding the foregoing, the compensation and benefits of Transferred Employees who are covered by a Labor Contract shall be provided in accordance with the applicable Labor Contract. Except to the extent otherwise provided in a Labor Contract or at applicable Law, nothing contemplated by this Agreement shall be construed as requiring the Purchaser to be obligated to continue the employment of any Transferred Employee for any period after the Closing Date or to provide any specific employee benefit; provided that the Purchaser shall provide such Transferred Employee with pay and benefits to the extent required pursuant to Section 5.10(e)(ii).

(e) Severance Obligations.

(i) The parties intend that the transactions contemplated by this Agreement shall not constitute a separation, termination or severance of employment of any Business Employee prior to or upon the consummation of the Closing and that the Business Employees will have continuous and uninterrupted employment immediately before and immediately after the Closing Date, and the Purchaser shall comply with any requirements under applicable Law to ensure the same. The Purchaser shall bear any costs related to, and shall indemnify and hold harmless the Seller from and against, any claims made by any Business Employee for any Severance Obligations, in each case, arising out of, relating to or in connection with any of the following: (A) the failure of the Purchaser or any of its Subsidiaries to make offers of employment to, or continue the employment of, any Business Employee in accordance with this Agreement or as required by applicable Law or a Labor Contract, (B) any Transferred Employee’s transfer (automatic or otherwise) of employment to or continuation of employment with the Purchaser or any of its Subsidiaries upon the Closing Date or (C) any action taken on or after the Closing Date by the Purchaser or any of its Subsidiaries to terminate the employment of any Transferred Employee or which provides such Transferred Employee a right to terminate employment, including in the case of this clause (C), any action or omission by the Purchaser or any of its Subsidiaries (1) to amend or otherwise modify on or after the Closing Date any terms and conditions of employment applicable to, or compensation and benefits provided to, any

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Transferred Employee or (2) that does not comply with applicable Law or the terms of any Assumed Benefit Plans or applicable Labor Contract.

(ii) Notwithstanding Section 5.10(d), the Purchaser shall provide each Transferred Employee whose employment is terminated within twelve (12) months following the Closing Date (or within such longer period as may be required by applicable Law) with severance and other separation benefits no less favorable than the severance and other separation benefits which such Transferred Employee would have been eligible to receive under the Business Benefit Plans as in effect immediately prior to the Closing Date and set forth on Section 5.10(e)(ii) of the Disclosure Schedules.

(f) Prior Service Credit. From and after the Closing Date, the Purchaser shall, and shall cause its Subsidiaries (including the Transferred Entity) to, give to each Transferred Employee full credit for all purposes (including for purposes of eligibility to participate, level of benefits, vacation accrual and other paid time off, severance or separation entitlements, long-service pay, vesting and benefit accrual) under any employee benefit plan or arrangement provided, maintained or contributed to by the Purchaser or any of its Subsidiaries (including the Transferred Entity) for such Transferred Employee’s service with the Seller Group, and with any predecessor employer, to the same extent recognized by the Seller Group immediately prior to the Closing Date, except to the extent such credit would result in the duplication of benefits for the same period of service. Notwithstanding the foregoing, to the extent permitted under any applicable Law, the Purchaser and its Subsidiaries (including the Transferred Entity) shall not be required to provide credit for such service for benefit accrual purposes under any employee benefit plan or arrangement of the Purchaser or its Subsidiaries (including the Transferred Entity) that is a defined benefit pension plan, unless such plan is an Assumed Benefit Plan, or which would result in a duplication of any benefit otherwise provided under a Business Benefit Plan.

(g) Cash Incentive Bonus Plans. Without limiting the generality of Section 5.10(d), effective as of the Closing Date, the Purchaser shall, or shall cause its Subsidiaries (including the Transferred Entity) to, assume all liability for and make any and all payments required with respect to compensation payable in respect of any Transferred Employee (whether relating to periods prior to or following the Closing Date) under the 2018 fiscal year cash-based bonus or incentive compensation plan or arrangements maintained by any member of the Seller Group, in each case, in an amount no less than the amount such Transferred Employee would have been eligible to receive for the applicable performance period had such Transferred Employee remained an employee of such member of the Seller Group through the requisite date, assuming achievement of applicable goals and conditions at target performance levels, but taking into account any payments actually received by any Transferred Employee in respect of such arrangements prior to the Closing. The foregoing notwithstanding, an appropriate accrual shall be included in determining Closing Working Capital for any Liabilities assumed by the Purchaser or any of its Subsidiaries pursuant to this Section 5.10(g) that is required to be accrued as of the Effective Time under Accounting Principles.

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(h) Certain Welfare Benefits Matters.

(i) Without limiting the generality of Section 5.10(d), effective as of immediately following the Closing, the Purchaser shall, and shall cause its Subsidiaries (including the Transferred Entity) to, have in effect for the benefit of the Transferred Employees employee benefit plans, programs and arrangements providing medical, dental, vision, health, non-occupational short-term disability and long-term disability benefits and any other employee benefit plans, programs and arrangements required by applicable Law (collectively, the “Purchaser Welfare Plans”). The Purchaser shall, and shall cause its Subsidiaries (including the Transferred Entity) to, use reasonable best efforts to (A) waive all limitations as to pre-existing conditions, exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to the Transferred Employees and their dependents and beneficiaries under the Purchaser Welfare Plans, to the extent waived under the applicable corresponding Business Benefit Plan immediately prior to the Closing Date, and (B) provide each Transferred Employee and his or her eligible dependents and beneficiaries with credit under the Purchaser Welfare Plans for any co-payments and deductibles paid under the applicable corresponding Business Benefit Plans prior to the Closing Date in the calendar year in which the Closing occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements (and any annual and lifetime maximums) under any Purchaser Welfare Plan in which such Transferred Employee participates.

(ii) From and after the Closing Date, the Seller Group shall retain all Liabilities with respect to Former Employees who had been employed in the United States and their eligible dependents and beneficiaries under the welfare benefit plans and programs maintained by any member of the Seller Group, if and to the extent such persons are participating in such plans and programs under COBRA as of immediately prior to the Closing Date. From and after the Closing Date, the Purchaser shall be responsible for all Liabilities with respect to the right of any Transferred Employee whose employment terminates on or after the Closing Date (and any right derived from such Transferred Employee by his or her eligible dependents and beneficiaries) to health insurance under COBRA and applicable state or similar law.

(iii) From and after the Closing Date, the Seller Group shall retain all Liabilities in accordance with the Business Benefit Plans for payment of all medical, dental, vision and health (collectively, “Welfare Benefit Claims”) incurred under such plans prior to the Closing Date with respect to any Transferred Employee (or any dependent or beneficiary thereof), and the Purchaser and its Subsidiaries (including the Transferred Entity) shall not assume any Liability with respect to such Welfare Benefit Claims, except to the extent required by applicable Law or to the extent such Welfare Benefit Claims (A) are incurred under any Assumed Benefit Plan or (B) are insured under an insurance policy in respect of which (1) the Transferred Entity (or, as of the Closing, the Purchaser or its Subsidiaries) becomes the beneficiary or (2) a Transferred Employee (or any dependent or beneficiary thereof) is the beneficiary and such insurance policy transfers with such Transferred Employee pursuant to applicable Law to the Purchaser and its Subsidiaries (including the Transferred Entity) as of the Closing. The Purchaser and its Subsidiaries (including the Transferred Entity) shall be liable for payment of all Welfare Benefit Claims incurred on or after the Closing Date with respect to any Transferred Employee (or any dependent or beneficiary thereof), and, from and after the Closing Date, the Purchaser shall (including the Transferred Entity) cause all such Welfare Benefit Claims to be assumed by and administered under the Purchaser Welfare Plans.

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(i) Tax-Qualified Savings/401(k) Plan/Seller’s Deferred Compensation Plan/Canada Registered Pension Plan.

(i) Without limiting the generality of Section 5.10(d), effective on or promptly following the Closing Date, the Purchaser or its Subsidiaries shall have in effect one or more defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (and a related trust exempt from tax under Section 501(a) of the Code) (collectively, the “Purchaser 401(k) Plan”). Each Transferred Employee participating in a Business Benefit Plan that is a defined contribution plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (collectively, the “Business 401(k) Plan”) immediately prior to the Closing Date shall become a participant in the Purchaser 401(k) Plan as of the Closing Date and each other Transferred Employee shall be eligible to participate in the Purchaser 401(k) Plan as of the Closing Date.

(ii) The Purchaser shall cause the Purchaser 401(k) Plan to accept a “direct rollover” to the Purchaser 401(k) Plan of the account balances of each Transferred Employee (including promissory notes evidencing all outstanding loans) under the Business 401(k) Plan, if such direct rollover is elected in accordance with applicable Law by such Transferred Employee.

(iii) From and after the Closing Date, the Seller Group shall retain all assets and Liabilities under the nonqualified deferred compensation plan maintained by the Seller Group for the benefit of the Business Employees in the United States.

(iv) Without limiting the generality of Section 5.10(d), effective on or promptly following the Closing Date, the Purchaser or its Affiliates shall have in effect a registered pension plan (within the meaning of Section 248(l) of the Income Tax Act (Canada)) in Canada and each Business Employee who is principally employed in Canada and becomes a Transferred Employee and participates in a registered pension plan maintained by any member of the Seller Group as of immediately prior to the Closing Date shall become a participant in the Purchaser’s or its Affiliates’ corresponding registered pension plan in Canada as of the Closing Date.

(j) Accrued Vacation. In the event that any Transferred Employee is entitled under applicable Law or any policy of any member of the Seller Group to be paid for any vacation days and paid time off days accrued but not yet taken by the Transferred Employees as of the Closing Date with respect to the calendar year in which the Closing Date occurs or with respect to any prior calendar year (the “Accrued Vacation Days”), the Seller shall pay any required amounts to such Transferred Employee. As of the Closing, the Purchaser shall assume and honor all the Accrued Vacation Days for which payout is not made pursuant to the immediately preceding sentence and the aggregate dollar value of such Liability shall be accrued as a current liability in determining Closing Working Capital pursuant to the Accounting Principles.

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(k) Seller Pension Plans.

(i) Except with respect to (A) any assets and Liabilities that will transfer to the Purchaser or its Subsidiaries pursuant to applicable Law (including through the Transferred Entity) as set forth on Section 5.10(k) of the Disclosure Schedules or (B) any Liabilities under the defined benefit pension plan set forth on Section 5.10(k) of the Disclosure Schedules (“Transferred Pension Liabilities”), (I) from and after the Closing Date, the Seller Group shall retain all assets and Liabilities under tax-qualified and nonqualified defined benefit and defined contribution pension plans maintained by each member of the Seller Group for the benefit of the Business Employees, and the Seller Group shall make payments to Transferred Employees with vested rights or deemed to have vested rights thereunder in accordance with the terms of the applicable plan and applicable Law, as in effect from time to time and (II) effective as of the Closing Date, each Transferred Employee shall cease active participation in such plans and service performed for, and compensation earned from, any employer other than a member of the Seller Group (or their predecessors, to the extent recognized under the applicable plan), shall not be taken into account for any purpose under the applicable plan.

(ii) With respect to the Transferred Pension Liabilities, the Purchaser shall assume or shall cause to be assumed all Liabilities under the applicable defined benefit plan with respect to the Transferred Employees (and their respective eligible dependents and beneficiaries).

(l) Retiree Benefits. Except with respect to any Liabilities that transfer to the Purchaser or one of its Subsidiaries pursuant to applicable Law (including through the Transferred Entity) as set forth on Section 5.10(l) of the Disclosure Schedules, the Seller Group shall retain all Liabilities in respect of Transferred Employees who meet the minimum age and service eligibility requirements or are deemed to meet such requirements to receive benefits under the post-retirement health, dental and life insurance plans maintained by any member of the Seller Group (such plans collectively, the “Seller Retiree Welfare Plans”) immediately prior to the Closing. The Seller Group also shall retain all Liabilities under the Seller Retiree Welfare Plans in respect of all Former Employees and all employees who are not Transferred Employees.

(m) Equity-Based Compensation. The Seller Group shall retain all Liabilities under the equity-based compensation plans maintained by any member of the Seller Group for the benefit of the Business Employees and shall take all steps necessary to ensure that all outstanding awards under any such plans held by any Transferred Employees will vest in full as of the Closing Date.

(n) Flexible Spending Accounts. Effective on or promptly following the Closing Date, the Purchaser shall, or shall cause one of its Subsidiaries to, have in effect flexible spending arrangements under a cafeteria plan qualifying under Section 125 of the Code (the “Purchaser Flexible Spending Account Plan”). From and after the Closing Date, the Purchaser shall be liable for all Liabilities and account balances of the flexible spending account plan maintained in the United States by each member of the Seller Group with respect to Transferred Employees and their dependents (the “Seller Flexible Spending Account Plan”), and all claims for reimbursement that have not been paid as of the Closing Date shall be paid pursuant to and under the terms of the Purchaser Flexible Spending Account Plan. As soon as practicable following the Closing Date, (i) the Seller Group shall transfer to the Purchaser an amount in cash

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equal to the excess, if any, of the aggregate contributions to the Seller Flexible Spending Account Plan made by Transferred Employees prior to the Closing Date for the plan year in which the Closing Date occurs over the aggregate reimbursement payouts made to Transferred Employees prior to the Closing Date for such year from such plan and (ii) the Purchaser shall cause such amounts to be credited to each such Transferred Employee’s accounts under the Purchaser Flexible Spending Account Plan. In connection with such transfer, the Purchaser shall deem that such employees’ deferral elections made under the Seller Flexible Spending Account Plan for the plan year in which the Closing Date occurs shall continue in effect under the Purchaser Flexible Spending Account Plan for the remainder of the plan year in which the Closing Date occurs. If the aggregate reimbursement payouts made to Transferred Employees from the Seller Flexible Spending Account Plan prior to the Closing for the plan year in which the Closing Date occurs exceed the aggregate accumulated contributions made by the Transferred Employees to such plan prior to the Closing Date for such plan year, the Purchaser shall make a payment equal to the value of such excess (or the portion thereof able to be funded from such additional contributions) to the Seller as soon as practicable following the Purchaser’s receipt of additional contributions from the applicable Transferred Employee.

(o) WARN. The Purchaser agrees to provide, or cause its Affiliates to provide, any required notice under the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) or any similar federal, state or local Law or regulation, and to otherwise comply with WARN and any other similar Law or regulation, in each case with respect to any “plant closing” or “mass layoff” (as defined in WARN) or group termination or similar event affecting Business Employees (including as a result of the Acquisition) and occurring on and within ninety (90) days after the Closing Date. None of the Purchaser or any of its Affiliates shall take any action after the Closing that would cause any termination of employment of any Business Employees that occurs before the Effective Time to constitute a “plant closing” or “mass layoff” or group termination under WARN or any similar federal, state or local Law or regulation, or to create any liability or penalty to any member of the Seller Group for any employment terminations under applicable Law. On the Closing Date, the Seller shall notify the Purchaser of any layoffs of any U.S. Business Employees in the 90-day period prior to the Closing.

(p) Employee Consultations. The Seller shall fully comply with all of its obligations (however arising) to inform and consult with, and in respect of, the Business Employees, whether the same arises under any employee consultation bodies or applicable Law. The Purchaser shall take such steps as are required by applicable Law, the terms of any employee consultation bodies, as applicable, or as are otherwise reasonably required by the Seller to facilitate compliance by the Seller with its obligations to inform and consult. The Purchaser shall fully comply with all of its obligations (however arising) to inform and consult with, and in respect of, the Business Employees, whether the same arises under any employee consultation bodies or applicable Law. Section 5.10(p) of the Disclosure Schedules lists all obligations of any member of the Seller Group or the Purchaser to inform and consult with, and in respect of, the Business Employees, whether the same arises under any employee consultation bodies or applicable Law.

(q) Administration. Following the date hereof, the parties hereto shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Section 5.10, including exchanging information and data relating to the Business Employees’

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workers’ compensation, employee benefits and employee benefit plan coverages (except to the extent prohibited by applicable Law) and encouraging the Business Employees to accept the Purchaser’s offers of employment made pursuant to Section 5.10(c). Without limiting the generality of the foregoing, to the extent any of the Transferred Employees are in the United States, the Seller will, and will cause the other members of the Seller Group to, cooperate with the Purchaser and the Purchaser’s agents to provide the Purchaser with all the Transferred Employees’ payroll tax records required by federal and state agencies necessary for the Purchaser to optimize federal and state payroll tax law relating to successor-in-interest transactions, including the transactions contemplated hereby, such records to include, but not be limited to, the following: (i) an executed release form granting permission to the Purchaser and its agents to obtain quarterly payroll data relating to the Transferred Employees from all states within which the Business was conducted by any member of the Seller Group, (ii) when required by state taxing agencies, the Seller will, and will cause the other members of the Seller Group to, provide signatures (or notarized signatures) necessary to grant permission for the Purchaser to file for transfers of experience of the Transferred Employees’ payroll tax accounts in states which require a signed release by the predecessor member of the Seller Group, and (iii) if the Seller or any member of the Seller Group used an outside payroll tax administrator, then the Seller will provide the Purchaser with a contact person at such payroll vendor and hereby grants, and shall cause each member of the Seller Group to grant, the Purchaser permission to have access to relevant successor-in-interest reports from the payroll vendor to the extent related to the Transferred Employees.

(r) Employee Records. As of the Closing Date, the Seller shall provide to the Purchaser, to the extent permitted by applicable Law and Contract, all employee records reasonably necessary to administer the compensation and benefits of the Transferred Employees under any Assumed Benefit Plan or other employee benefit plan, agreement or arrangement. The Purchaser shall ensure that all such records are used only in connection with the employment of such Transferred Employee and shall keep such employment records confidential, and shall indemnify and hold harmless the members of the Seller Group from and against any statutory, common Law or other claims that arise from the use by the Purchaser of such employment records from and after the Closing Date other than for lawful employment or compensation-related purposes.

(s) Employee Leasing Arrangement. Prior to the Closing, Purchaser shall use its best efforts to develop the stand-alone capability to provide payroll services (“Payroll Services”) for the Business in the United States immediately following the Closing. If, after the Purchaser’s best efforts, the Purchaser is unable to develop Payroll Services in the United States fifteen (15) days prior to the Closing, the Parties will enter into an Employee Leasing Agreement in substantially the form attached hereto as Exhibit D (the “Employee Leasing Agreement”). Following the expiration of the Employee Leasing Agreement, if the Employee Leasing Agreement is entered into, Purchaser shall, or shall cause its Affiliates to, offer employment to each U.S. Business Employee in accordance with the provisions of this Section 5.10 and the Employee Leasing Agreement, with such employment to be effective as of the first day following the expiration of the Employee Leasing Agreement. If the Employee Leasing Agreement is entered into by the Parties, the term “Transferred Employees” shall be deemed to exclude the U.S. Business Employees on the Closing Date, but shall be deemed to include the

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U.S Business Employees on the first day following the expiration of the Employee Leasing Agreement.

(t) No Third Party Beneficiaries. No provision of this Section 5.10 shall create any third party beneficiary rights in any current or former employee (including any beneficiary or dependent thereof) of any member of the Seller Group (including the Transferred Entity). Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of the Purchaser and its Subsidiaries (including the Transferred Entity) to terminate the employment of any Transferred Employee at any time and for any reason, (ii) require the Purchaser or its Subsidiaries to continue any employee benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Closing Date or (iii) amend any Business Benefit Plan or other employee benefit plans or arrangements.

Section 5.11. French Put Option.

(a) Notwithstanding any other provision of this Agreement, this Agreement shall not constitute a binding agreement to sell or purchase the French Business until the French Put Option is exercised.

(b) In the event that the French Put Option is exercised at or prior to Closing, this Section 5.11 shall terminate and shall cease to have effect with respect to the French Business.

(c) In the event that the French Put Option is not exercised at or prior to Closing:

(i) The Disapplied Provisions shall not apply to the French Business at the Closing;

(ii) in respect of the Disapplied Provisions, (A) the term “Business” shall be deemed to exclude the French Business, (B) the term “Transferred Assets” shall be deemed to exclude the French Transferred Assets (including for purposes of calculating Closing Working Capital), the Transferred Equity Interests and the other assets referred to in Section 1.2(a)(xiv), (C) the term “Assumed Liabilities” shall be deemed to exclude the French Assumed Liabilities (including for purposes of calculating Closing Working Capital) and (D) the term “Transferred Employees” shall be deemed to exclude the applicable French Put Option Employees, in each case, as of the Closing;

(iii) (A) the amount of Closing Cash shall be deemed to be zero and (B) the amount of Transferring Indebtedness of the Transferred Entity and any other Transferring Indebtedness of the French Business shall be deemed to be zero;

(iv) the Closing Purchase Price to be paid at Closing shall be reduced in the amount set forth in Section 5.11(c)(iv) of the Disclosure Schedules (the “Put Option Price”);

(v) upon exercise by the Seller of the French Put Option prior to the Expiry Date, the Purchaser shall purchase the French Business at a price (the “Estimated French Business Price”) equal to the Put Option Price plus (A) Estimated Closing Cash, plus (B) the Seller’s good faith estimate of the Current Assets of the French Business, minus (C) the Seller’s good faith estimate of the Current Liabilities of the French Business, minus (D) French Target Working Capital, minus (E) the Seller’s good faith estimate of the Transferring Indebtedness of the French

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Business, in the case of each of the preceding clauses (A), (B), (C), (D) and (E) determined as of the time of exercise of the French Put Option; and

(vi) Section 1.7 and Section 1.8 shall apply, mutatis mutandis, to the Estimated French Business Price calculated pursuant to Section 5.11(c)(v).

(d) French Put Option Terms.

(i) The French Put Option will enter into force at the date hereof. The Seller hereby accepts the benefit of the French Put Option and may, at its own discretion and option, elect to exercise the French Put Option in accordance with the procedures set forth herein, without having the Seller being committed to sell to the Purchaser the French Business. The Seller shall only be entitled to exercise the French Put Option for all (and not a portion) of the French Business. The French Put Option may be exercised by the Seller at any time during the fifteen (15) Business Day period after the date upon which all of the information and consultation processes of the French Works Council have been completed in accordance with the applicable Laws and the notification and information processes to the French Put Option Employees (the “Notification and Information Processes”) required under applicable Laws in France in connection with the sale of the French Business have been completed, until the Expiry Date, by sending to the Purchaser a notice, in the form set forth in Section 5.11(d)(i) of the Disclosure Schedules (the “Exercise Notice”).

(ii) Subject to delivery of the Exercise Notice by the Seller, the Purchaser hereby promises and undertakes to purchase and assume from the Seller Group all (and not a portion) of the Transferred Equity Interests, French Transferred Assets and French Assumed Liabilities in accordance with and subject to the terms and conditions specified in this Agreement (the “French Put Option”), it being understood that, for the sake of clarity, if the French Put Option is exercised prior to Closing, the Transferred Equity Interests, French Transferred Assets and French Assumed Liabilities shall be included in the Transferred Assets and Assumed Liabilities and the purchase price for the Transferred Equity Interests, French Transferred Assets and French Assumed Liabilities shall be included in the computation of the Purchase Price.

(iii) As soon as practicable, the Seller will cause the relevant member of the Seller Group (i) to initiate the information and consultation processes of the relevant employee representative bodies required under applicable Laws in France (collectively, the “French Works Council”) in connection with the sale of the French Business, (ii) to use their reasonable best efforts to pursue diligently such procedures in accordance with applicable laws and regulations and to obtain the delivery of the French Works Council’s opinion as soon as possible and (iii) to initiate the Notification and Information Processes.

(iv) The parties shall keep each other regularly informed of the status of each these processes and provide to the other party a copy of the opinion of the French Works Council (to the extent available) as soon as possible after obtaining such opinion.

(v) The French Put Option shall automatically terminate on the earlier of (i) the Termination Date and (ii) the date that is 60 Business Days after the later of (A) the Seller’s receipt of the final opinion from the French Works Council in connection with the transactions

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contemplated by this Agreement and the other Transaction Documents or, in the absence of any such opinion, the date upon which the French Works Council is deemed to have issued a negative opinion under applicable Law and (B) conclusion of the Notification and Information Processes (the “Expiry Date”), unless the French Put Option is exercised on or prior to such date.

(vi) The Seller shall not, directly or indirectly, and shall not permit any of its Affiliates to, sell or commit to sell the French Transferred Assets or the Transferred Equity Interests so long as the French Put Option remains outstanding.

Section 5.12. Intercompany Accounts; Affiliate Agreements.

(a) Prior to the Closing, the Seller shall cause any amounts owed to or by any member of the Seller Group or Affiliate thereof, on the one hand, from or to any member of the Seller Group or Affiliate thereof, on the other hand, which amounts are owed in connection with the Business, to be cancelled or settled.

(b) The Seller shall cause all Affiliate Agreements or Contracts entered into after the date hereof that would be Affiliate Agreements if entered into as of the date hereof, other than the Transition Services Agreement, the Lease Servicing Agreement, the Infinity Meter Agreement, the Presort Commercial Agreement, the Presort Side Letter, the Dealer Management Services Agreement and the Maintenance Services Agreement, to be settled or terminated prior to the Closing without any further or continuing Liability on the part of the Purchaser or any of its Affiliates, other than as specified on Section 5.12(b) of the Disclosure Schedules.

Section 5.13. Seller Marks. Except as expressly set forth herein, the Purchaser and its Affiliates shall not register or own, or attempt to register or own, and shall not directly or indirectly use, in any fashion, including in signage, corporate letterhead, business cards, internet websites, marketing material and the like, or seek to register or own, in connection with any products or services anywhere in the world in any medium, any trademarks, service marks, domain names, trade names, trade dress, trade styles or other indicia of origin (collectively, “Marks”) that include, are identical to or are confusingly similar to, any Marks that constitute Excluded Assets, including any corporate symbols or logos incorporating the Marks set forth on Section 5.13 of the Disclosure Schedules (collectively, the “Seller Marks”), nor shall any of them challenge or oppose or assist any third party in challenging or opposing the rights of any member of the Seller Group anywhere in the world in any of the Seller Marks. Subject to the restrictions set forth herein, the Seller hereby extends, on behalf of itself and the other members of the Seller Group, to the Purchaser effective as of the Closing Date, a personal, limited, nonexclusive, royalty-free transition license to continue to use the Seller Marks: (i) for 180 days after the Closing Date on existing signage and other materials, in each case included in the Transferred Assets as of the Closing Date and (ii) with respect to the Transferred Inventory, until such Transferred Inventory has been sold. It is understood and agreed that the Purchaser will not be required to change labels on equipment in the possession of any customer of the Business. The transition license granted under this Section 5.13 does not allow Purchaser to: (i) create signage and other materials (including inventory) bearing the Seller Marks after the Closing Date or (ii) use the Seller Marks in signage, marketing and advertising materials at any trade show or in other promotional events after the Closing Date. Except as permitted under this Section 5.13, no use of the Seller Marks shall be made by the Purchaser or its Affiliates and the Purchaser shall in

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any event transition away from all use of the Seller Marks as soon as is reasonably practicable after the Closing Date. The Purchaser shall ensure that the quality of all goods and services offered or sold under any of the Seller Marks shall be at least as high as the quality maintained by the members of the Seller Group and their respective Affiliates for such goods and services as of the Closing and, at the Seller’s request, shall provide the Seller with samples of its use of the Seller Marks to permit the Seller to confirm the Purchaser’s compliance with the quality control requirements of this sentence. All use of the Seller Marks as permitted hereunder shall inure solely to the benefit of the Seller Group. The Purchaser shall incur all costs associated with re-branding of the Transferred Assets with signage, symbols and marks not constituting the Seller Marks, which re-branding shall be completed during the term of the 180-day transition license granted under this Section 5.13.

Section 5.14. Financing.

(a) The Purchaser shall use its reasonable best efforts to obtain the Financing on the terms and conditions set forth in the Commitment Letters (including any flex provisions), including by using reasonable best efforts to (i) maintain in effect the Debt Commitment Letters on the terms and conditions set forth in the Debt Commitment Letters (or on terms not materially less favorable, in the aggregate, to the Purchaser, taken as a whole (including with respect to the conditionality thereof), than the terms and conditions in the Debt Commitment Letters), (ii) negotiate and enter into definitive agreements with respect to the Debt Financing (the “Debt Financing Agreements”) on terms and conditions (including any flex provisions) not materially less favorable, in the aggregate, to the Purchaser (including with respect to the conditionality thereof), than those contained in the Debt Commitment Letters, (iii) ensure the accuracy of all representations and warranties of the Purchaser set forth in the Debt Commitment Letters or Debt Financing Agreements to the extent necessary to cause the funding of the Debt Financing on the Closing Date, (iv) comply with all covenants and agreements of the Purchaser set forth in the Debt Commitment Letters or Debt Financing Agreements, to the extent necessary to cause the funding of the Debt Financing on the Closing Date, (v) satisfy on a timely basis all conditions set forth in the Debt Commitment Letters or Debt Financing Agreements that are within its control, to the extent necessary to cause the funding of the Debt Financing on the Closing Date, and (vi) upon satisfaction of such conditions and the other conditions set forth in Section 6.1 and Section 6.2 (other than those conditions that by their terms are to be satisfied at the Closing, but subject to their satisfaction or waiver), consummate the Financing at or prior to the Closing (and in any event prior to the Termination Date); provided that nothing herein shall be construed to require the Purchaser to seek specific performance or otherwise commence litigation against any Debt Financing Source. The Purchaser shall use its reasonable best efforts to cause the parties to the Commitment Letters to fund on the Closing Date the Financing required to consummate the transactions contemplated by this Agreement, including borrowing notwithstanding the fact that any “flex” provisions in the Debt Commitment Letters are exercised.

(b) The Purchaser shall promptly inform the Seller in reasonable detail regarding all material activity and timing considerations concerning the Financing, including any material adverse change with respect to the Financing that would reasonably be expected to cause the amount of the Financing necessary to pay the purchase price payable hereunder not to be available on the Closing Date. Without limiting the foregoing, the Purchaser agrees to notify the Seller promptly, and in any event within two (2) Business Days, if at any time prior to the

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Closing Date (i) a Commitment Letter expires or is terminated for any reason, (ii) a counterparty indicates in writing that it will not provide, or it refuses to provide, all or any portion of the Financing contemplated by the Commitment Letters on the terms set forth therein or (iii) for any reason, the Purchaser no longer believes in good faith that it will be able to obtain on a timely basis all or any portion of the Financing on substantially the terms described in the Commitment Letters. The Purchaser shall not, nor shall it permit any of its Affiliates to, without the prior written consent of the Seller, take any action or enter into any transaction that could reasonably be expected to impair, delay or prevent consummation of all or any portion of the Financing to be funded on the Closing Date. Without the prior written consent of the Seller, the Purchaser shall not permit any amendment or modification to be made to, or any waiver of any provision under, the Commitment Letters if such amendment, modification, joinder, termination or waiver (A) reduces the aggregate amount of the Financing to be funded on the Closing Date, (B) imposes additional conditions precedent to the availability of the Financing to be funded on the Closing Date or amends or modifies any of the existing conditions to the funding of the Financing in a manner that would reasonably be expected to materially delay or prevent the funding of the Financing on the Closing Date or (C) materially adversely impacts the ability of the Purchaser to enforce its rights against the other parties to the Commitment Letters or the definitive agreements with respect thereto. The Purchaser shall promptly deliver to the Seller copies of any material amendment, modification, waiver, termination or replacement of any of the Commitment Letters.

Section 5.15. Financing Cooperation.

(a) Prior to the Closing, the Seller shall use its commercially reasonable efforts to provide such cooperation to the Purchaser as may reasonably be requested by the Purchaser in connection with obtaining the Debt Financing necessary to complete the transactions contemplated hereby, including using, and causing its Affiliates and representatives to use, commercially reasonable efforts to (i) furnish to the Purchaser and the Debt Financing Sources information, financial statements and financial data relating to the Business of the form and type customarily used in offering memoranda for financing engagements of the type contemplated by the Debt Commitment Letter (including the Marketing Information), (ii) participate in a reasonable number (and in any event not less than 2) of requested meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Debt Financing, (iii) assist with the preparation of materials for rating agency presentations, offering documents, bank information memoranda and similar documents reasonably required in connection with the Debt Financing, (iv) request the independent accountants of the Seller to provide reasonable assistance to the Purchaser in connection with the Debt Financing consistent with their customary practice, (v) facilitate the execution and delivery at the Closing of the Debt Financing Agreements, (vi) provide all documentation and other information that is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, in each case, at least four (4) Business Days prior to the anticipated Closing Date, to the extent reasonably requested in writing at least nine (9) Business Days prior to the Closing Date, (vii) provide in form and substance reasonably acceptable to the Purchaser and the Debt Financing Sources payoff letters and/or lien releases and terminations with respect to any Indebtedness to be repaid in connection with, or otherwise not permitted hereunder to remain outstanding upon, the Closing (collectively, the “Payoff Letters and Lien Terminations”), (viii)

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ensure that there shall be no competing offering, placement or arrangement of any debt securities or syndicated credit facilities with respect to the Business, (ix) ensure that the syndication of the Debt Financing benefits from the existing lending relationships of the Business and (x) cooperate reasonably with the Debt Financing Sources’ due diligence, to the extent customary and reasonable. Without limiting the foregoing, the Seller shall promptly deliver the Updated Financial Statements to the Purchaser; provided, however, that if and to the extent that the 2017 Audited Financial Statements and the Updated Financial Statements for the fiscal quarter ending March 31, 2018 are delivered after May 11, 2018, the Trigger Date shall be extended one day for each day after May 11, 2018 until the day that the 2017 Audited Financial Statements and the Updated Financial Statements for the fiscal quarter ending March 31, 2018 are delivered to the Purchaser, provided, that if any such extended date is not a Business Day, then the Trigger Date shall be extended to the next Business Day after such date.

(b) Notwithstanding the foregoing, (i) nothing contained in this Section 5.15 shall require cooperation with the Purchaser to the extent it would interfere unreasonably with the Business or operations of the Seller, encumber any of the assets of any member of the Seller Group or require any member of the Seller Group to pay any commitment or other fee or make any other payment in connection with the Debt Financing (unless simultaneously reimbursed by the Purchaser pursuant to the terms of this Agreement), result in a breach of any contract in effect as of the date hereof, or impose any liability on any member of the Seller Group or any of their respective Affiliates and (ii) no member of the Seller Group or any Affiliate of any member of the Seller Group or any of their respective directors, officers or employees shall (A) be required to take any action in the capacity as a member of the board of directors or managers or as an officer of the Seller, (B) have any liability or any obligation under any Debt Financing Agreement or any other agreement or document related to the Debt Financing or (C) be required to incur any other liability in connection with the Debt Financing.

(c) The Purchaser shall promptly, upon request by the Seller, reimburse the Seller for any reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees, reasonable independent accountants’ fees and $35,000 in independent accountants’ fees incurred in preparing the Updated Financial Statements) incurred by any member of the Seller Group in connection with the cooperation contemplated by this Section 5.15 and shall indemnify and hold harmless the members of the Seller Group and their representatives for and against any and all Losses suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of the Purchaser pursuant to this Section 5.15 and any information utilized in connection therewith (other than information provided by any member of the Seller Group or any Affiliate of any member of the Seller Group).

Section 5.16. Insurance. The Purchaser acknowledges that coverage for the Business under the insurance policies of the Seller Group (the “Seller Insurance”) will cease as of the Closing Date, and that the Seller will not purchase any “tail” policy or other additional or substitute coverage for the benefit of the Purchaser relating to the Seller Insurance or the Business applicable in any period after the Closing Date. Notwithstanding the foregoing or any other provision of this Agreement, if and to the extent that the Seller Insurance provided coverage for any events that occurred prior to the Closing or for any claims made prior to the Closing, claims may be brought or continued to be pursued under any such Seller Insurance after

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the Closing at the Purchaser’s sole cost and expense (including any applicable retentions or deductibles in connection with such claims).

Section 5.17. Resignations. At the Purchaser’s request, the Seller shall cause the Manager of the Transferred Entity, as of immediately prior to the Closing, to deliver to the Purchaser his or her resignation as the Manager of the Transferred Entity, effective at the time of the Closing.

Section 5.18. R&W Insurance Policy. To the extent the Purchaser obtains a representation and warranty insurance policy in connection with the transactions contemplated hereby (a “R&W Insurance Policy”), any such R&W Insurance Policy shall include a provision whereby the insurer expressly waives, and agrees not to pursue, directly or indirectly, any subrogation rights against any member of the Seller Group, or any former or current stockholders, managers, members, directors, officers, employees, agents and representatives of any member of the Seller Group with respect to any claim made by any insured thereunder (except for knowing and intentional fraud in connection with the transaction). The Purchaser shall not waive, amend or modify such subrogation provision, or allow such provision to be waived, amended or modified, without the prior written consent of the Seller.

Section 5.19. Non-Competition.

(a) The Seller agrees that for the period from the Closing Date until the fourth anniversary of the Closing Date, it shall not and shall cause each other member of the Seller Group not to, directly or indirectly, engage in a business anywhere in which the Business operates as of immediately prior to the Closing, the primary activity of which business competes with the Business, as conducted as of the date hereof or as of the Closing Date (each, a “Competitive Activity”); provided that the foregoing shall not prohibit any member of the Seller Group from collectively owning up to an aggregate of 5% of the outstanding shares of any class of capital stock of any Person that engages in any Competitive Activity (a “Competing Person”) so long as no member of the Seller Group has any participation in the management of such Competing Person.

(b) Notwithstanding anything to the contrary in the foregoing, nothing in this Section 5.19 shall prohibit any member of the Seller Group from:

(i) investing in any Person that invests in, manages or operates a Competitive Activity, so long as such investment is less than 25% of the outstanding ownership interest in such Person and such member of the Seller Group does not control such Person or Competitive Activity;

(ii) acquiring the whole or any part of a Person or business that engages in any Competitive Activity; provided that where such Competitive Activities of such Person or business represent greater than 25% of the annual revenues as set out in the latest available annual financial statements of that Person or business, such member of the Seller Group shall divest such Person, business or portion thereof to the extent engaging in such Competitive Activity within twelve (12) months after the consummation of such acquisition (irrespective of whether the end of such 12-month period occurs after the expiration of the non-compete period)

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at such price and on such terms as the Seller deems commercially reasonable (but in no event shall such member of the Seller Group be required to divest such Competitive Activity at a loss or be required to discontinue operation of such Competitive Activity in order to comply with this Section 5.19);

(iii) owning any securities through any employee benefit plan;

(iv) performing any Competitive Activity for the benefit of the Purchaser or any of its Affiliates, including the performance of any Competitive Activity required or contemplated by this Agreement or any other Transaction Document; or

(v) continuing to engage in any activities as currently conducted or as conducted as of the Closing Date by or within any retained businesses of any member of the Seller Group, including the businesses of the Seller Group that are set forth on Section 5.19(b)(v) of the Disclosure Schedules, and any reasonable expansion of such retained businesses (which may include geographic expansion, product expansion and/or channel expansion).

Section 5.20. Non-Solicitation.

(a) The Seller agrees that, from and after the Closing until the second anniversary of the Closing Date, it shall not, and shall cause each other member of the Seller Group and any other Affiliates not to, (i) solicit for employment any Transferred Employee or (ii) hire any of the senior managers listed on Section 5.20 of the Disclosure Schedules; provided, however, that the foregoing shall not (x) apply to solicitations (A) made by job opportunity advertisements and headhunter searches not specifically targeting employees of the Business, (B) targeting any employee whose employment by the Business was terminated by the Purchaser or an Affiliate of the Purchaser (or who resigned with the consent of the Purchaser) at any time or (C) targeting any other employee whose employment by the Business terminated as a result of the employee’s voluntary resignation more than three (3) months prior to such solicitation or (y) prohibit any member of the Seller Group from hiring any of the senior managers listed on Section 5.20 of the Disclosure Schedules if such person has not been employed in the Business for a period of six (6) months prior to such hire or if such person’s employment was terminated by the Purchaser or an Affiliate of the Purchaser (or if such person resigned with the consent of the Purchaser).

(b) The Purchaser agrees that from and after the date of this Agreement until the second anniversary of the Closing Date, it shall not, and shall cause its Affiliates not to, solicit for employment any Person who is an employee of any member of the Seller Group (other than Transferred Employees); provided, however, that the foregoing shall not apply to solicitations (i) made by job opportunity advertisements and headhunter searches not specifically targeting any employees of any member of the Seller Group or (ii) targeting any employee whose employment by the applicable member of the Seller Group terminated more than three (3) months prior to such solicitation.

Section 5.21. Bulk Sale. The Purchaser hereby waives compliance by the Seller and any other member of the Seller Group with the provisions of any so called “bulk transfer laws” of any jurisdiction in connection with the transactions contemplated by this Agreement.

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Section 5.22. [Reserved]

Section 5.23. Tax Matters.

(a) Notwithstanding anything to the contrary in the foregoing, the Purchaser shall pay 100% of any transfer, documentary, sales, use, value added, stamp, registration and other similar Taxes or notarial fees incurred in connection with the transactions contemplated under this Agreement (all such items so incurred are referred to herein collectively as “Transfer Taxes”). All necessary Tax Returns and other documentation with respect to all such Transfer Taxes shall be filed by the Purchaser; provided that the Seller will reasonably cooperate with the Purchaser in the preparation, execution and filing of any such Tax Returns and other documentation as necessary.

(b) The Purchaser shall prepare and file all Tax Returns related to the Business or Transferred Assets required to be filed after the Closing Dates, except (i) Income Tax Returns of or with respect to any member of the Seller Group and (ii) for the avoidance of doubt, Tax Returns related to the French Business required to be filed prior to the exercise by the Seller of the French Put Option prior to the Expiry Date, each of which will be filed by the Seller in its sole discretion. If any Tax Return prepared by the Purchaser could reasonably be expected to give rise to an adverse impact on the Final Adjustment Amount or result in a payment by any member of the Seller Group, the Purchaser shall furnish the Seller with a copy of such Tax Return at least 30 days prior to the due date thereof for the Seller’s comment, and shall incorporate any reasonable comments of the Seller prior to filing such Tax Return.

(c) The Purchaser and the Seller shall (and shall cause their respective Affiliates to) (i) provide the other party and its Affiliates with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or claim for refund, the determination of a tax liability for Taxes or a right to refund of Taxes or the conduct of any audit or other examination by any taxing authority or any judicial or administrative proceeding relating to Taxes and (ii) retain (and provide the other party and its Affiliates with reasonable access to) all records or information which may be relevant to such Tax Return, claim for refund, Tax determination, audit, examination or proceeding. Such cooperation and information shall include providing copies of all relevant Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations made by taxing authorities and records concerning the ownership and tax basis of property, which either party may possess. Each party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Except as otherwise provided in this Agreement, the party requesting assistance hereunder shall reimburse the other for any reasonable out-of-pocket costs incurred in providing any Tax Return, document or other written information, and shall compensate the other for any reasonable costs (excluding wages and salaries and related costs) of making employees available, upon receipt of reasonable documentation of such costs. Any information obtained under this Section 5.23 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit, examination or other proceeding. The Purchaser and the Seller agree that the sharing of information and cooperation contemplated by this Section 5.23 shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties.

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(d) Check-the-box Election. The Seller will make an election effective prior to the Closing Date to treat the Transferred Entity as disregarded from its sole owner for U.S. federal income tax purposes.

(e)  VAT. The Seller and the Purchaser shall use commercially reasonable efforts to ensure that the transactions contemplated by this Agreement are treated as neither a supply of goods nor a supply of services for applicable VAT purposes. If a Tax authority at any time determines in writing that VAT is payable on the sale of all or some of the Transferred Assets pursuant to this Agreement, the Seller shall promptly deliver to the Purchaser a copy of such written determination and a proper VAT invoice in respect of the VAT payable and the Purchaser shall within five (5) days of the receipt of such determination and VAT invoice pay to the Seller a sum equal to the amount of VAT determined by the Tax authority to be chargeable. The Seller shall submit any pertinent correspondence with the relevant Tax authorities in respect of such VAT to the Purchaser for the Purchaser’s comment and shall incorporate any reasonable comments of the Purchaser prior to transmitting such correspondence to such Tax authorities. If the Purchaser pays to a member of the Selling Group an amount in respect of VAT under this Section 5.23(e) and the relevant Tax authorities finally determine that some portion of such VAT was not properly chargeable, such member of the Selling Group shall promptly issue a credit note to the Purchaser and re-pay such portion to the Purchaser.

(f)  French Tax Considerations. Pursuant to Article 223 N 2 of the French code général des impôt, the French Parent shall pay or cause to be paid to the French public treasury all installments (accomptes) of French corporation tax payable with respect to the Transferred Entity for the Tax Year in which the Closing Date for the Transferred Entity occurs. The Purchaser shall reimburse or cause the Transferred Entity to reimburse the French Parent for such installment payments that are due after such Closing Date, such reimbursement to be made at least five Business Days before the due date of the installment to which it relates.

Section 5.24. Seller Guarantees. Prior to the Closing, the Purchaser shall use reasonable best efforts to (i) arrange for substitute bonds and guarantees to replace (A) the Seller Guarantees set forth on Section 5.24 of the Disclosure Schedules and (B) any Seller Guarantees entered into in the ordinary course of business after the date hereof and prior to the Closing or (ii) assume all obligations under each Seller Guarantee, obtaining from the creditor, beneficiary or other counterparty a full release (in a form satisfactory to the Seller) of all parties liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other obligations to a beneficiary or counterparty in connection with amounts drawn under the Seller Guarantees. To the extent the beneficiary or counterparty under any Seller Guarantee does not accept any such substitute bond, Purchaser guarantee or other obligation proffered by the Purchaser, the Purchaser shall (x) indemnify, defend and hold harmless each member of the Seller Group against, and reimburse each member of the Seller Group for, all amounts paid (including costs and expenses) in connection with such Seller Guarantees, including the Seller’s and its Affiliates’ expenses in maintaining such Seller Guarantees, whether or not any such Seller Guarantee is drawn upon or required to be performed, and shall in any event promptly reimburse the relevant member of the Seller Group to the extent any Seller Guarantee is called upon and the Seller or its Affiliates makes any payment or is obligated to reimburse the party issuing the Seller Guarantee and (y) not without the Seller’s prior written consent, amend in any manner adverse to the Seller or any

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of its Affiliates, or extend (or permit the extension of), any Seller Guarantee or any obligation supported by any Seller Guarantee.

Section 5.25. Transfer Act Compliance. Buyer and Seller shall comply with the covenants and agreements set forth in Section 5.25 of the Disclosure Schedules, which is hereby incorporated into this Agreement.

Section 5.26. Modifications to Shared Space Schedule. The parties shall cooperate in good faith from and after the date hereof to agree prior to the Closing Date on any modifications to Section 3.16(d) of the Disclosure Schedules that the parties determine in good faith to be reasonably necessary, including modifications to (i) add or remove Shared Spaces or (ii) modify the headcount with respect to certain Shared Spaces (with a corresponding increase or decrease to the $500/month fee per headcount), it being understood that no such modification to Section 3.16(d) of the Disclosure Schedules shall (A) cause any individual who would otherwise not be a Business Employee to become a Business Employee or (B) cause any individual who would otherwise be a Business Employee not to be a Business Employee.

Section 5.27. The Danbury Lease. Buyer and Seller shall comply with covenants and agreements set forth in Section 5.27 of the Disclosure Schedules, which is hereby incorporated into this Agreement.

Article VI

CONDITIONS TO CLOSING

Section 6.1. Conditions Precedent to Obligations of the Purchaser and the Seller. The obligations of each party to be performed by such party at the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions:

(a) Absence of Injunction. No injunction shall have been issued by any court of competent jurisdiction and be in effect that prohibits or enjoins in any material respect the consummation of the transactions contemplated by this Agreement.

(b) Regulatory Clearances. The waiting period (and any extension thereof) or approval required to consummate the transactions contemplated by this Agreement under the applicable Antitrust Laws set forth on Section 6.1(b) of the Disclosure Schedules shall have expired or been obtained, as the case may be.

Section 6.2. Conditions Precedent to Obligations of the Purchaser. The obligations of the Purchaser to be performed by the Purchaser at the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions, unless waived by the Purchaser in its sole discretion.

(a) Deliveries of the Seller. The Purchaser shall have received all certificates, instruments, agreements and other documents to be delivered on or before the Closing Date pursuant to Section 2.3(a).

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(b) Representations and Warranties. The Seller Fundamental Representations shall be true and correct in all material respects as of the Closing as though made on and as of such time. All other representations and warranties of the Seller contained in this Agreement (other than the representation and warranty set forth in Section 3.7(b)) shall be true and correct as of the Closing (in each case without giving effect to any “materiality” or “Business Material Adverse Effect” qualifiers contained therein) as though made on and as of such time (other than any representation or warranty that specifies that it is made as of a different date, in which case such representation and warranty shall be true and correct as of such specified date), except to the extent that the failure of such representations and warranties to be true would not have, individually or in the aggregate, a Business Material Adverse Effect. The representation and warranty of the Seller set forth in Section 3.7(b) shall be true and correct in all respects as of the Closing as though made on and as of such time.

(c) Performance of Covenants. Each covenant and agreement of the Seller required by this Agreement to be performed by the Seller at or prior to the Closing will have been duly performed in all material respects as of the Closing.

(d) Closing Certificate. The Seller shall have delivered to the Purchaser a certificate executed by an authorized officer of the Seller certifying as to the satisfaction of the conditions set forth in Section 6.2(b) and Section 6.2(c).

Section 6.3. Conditions Precedent to Obligations of the Seller. The obligations of the Seller to be performed by the Seller at the Closing are subject to the satisfaction at or prior to the Closing of each of the following conditions, unless waived by the Seller in its sole discretion:

(a) Deliveries of the Purchaser. The Seller shall have received all certificates, instruments, agreements and other documents to be delivered on or before the Closing Date pursuant to Section 2.3(b).

(b) Representations and Warranties. The Purchaser Fundamental Representations shall be true and correct as of the Closing as though made on and as of such time. All other representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the Closing (in each case without giving effect to any “materiality” qualifiers contained therein) as though made on and as of such time (other than any representation or warranty that specifies that it is made as of a different date, in which case such representation and warranty shall be true and correct as of such specified date), except to the extent that the failure of such representations or warranties to be true would not have, individually or in the aggregate, a material adverse effect on, or materially delay, the Purchaser’s ability to consummate the transactions contemplated by this Agreement.

(c) Performance of Covenants. Each covenant and agreement of the Purchaser required by this Agreement to be performed by it at or prior to the Closing will have been duly performed in all material respects as of the Closing.

(d) Closing Certificate. The Purchaser shall have delivered to the Seller a certificate executed by an authorized officer of the Purchaser certifying as to the satisfaction of the conditions set forth in Section 6.3(b) and Section 6.3(c).

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Article VII

TERMINATION; EFFECT OF TERMINATION

Section 7.1. Termination.

(a) Notwithstanding anything to the contrary set forth herein, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(i) by mutual written agreement of the Purchaser and the Seller;

(ii) by the Purchaser by written notice to the Seller, if the transactions contemplated hereby are not consummated on or before the Termination Date unless such failure or incapacity to consummate the transactions contemplated hereby by the Termination Date was primarily attributable to the Purchaser’s breach of any covenant or agreement contained herein;

(iii) by the Seller by written notice to the Purchaser, if the transactions contemplated hereby are not consummated on or before the Termination Date unless such failure or incapacity to consummate the transactions contemplated hereby by the Termination Date was primarily attributable to the Seller’s breach of any covenant or agreement contained herein;

(iv) by the Purchaser by notice to the Seller, if a breach of any representation, warranty, covenant or agreement on the part of the Seller set forth in this Agreement shall have occurred that would cause any condition set forth in Section 6.2 not to be satisfied, and such breach is incapable of being cured by the Termination Date; provided that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.1(a)(iv) if the Purchaser is then in breach of its representations, warranties, covenants or agreements contained in this Agreement that would cause any condition set forth in Section 6.3 not to be satisfied;

(v) by the Seller by notice to the Purchaser, if a breach of any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement shall have occurred that would cause any condition set forth in Section 6.3 not to be satisfied, and such breach is incapable of being cured by the Termination Date; provided that the Seller shall not have the right to terminate this Agreement pursuant to this Section 7.1(a)(v) if the Seller is then in breach of its representations, warranties, covenants or agreements contained in this Agreement that would cause any condition set forth in Section 6.2 not to be satisfied;

(vi) by the Seller if (A) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than those conditions that by their terms are to be satisfied by actions taken at the Closing and could have been satisfied assuming a Closing would occur), the Trigger Date has occurred and the Marketing Period has ended, (B) the Seller has notified the Purchaser in writing that the Seller is ready, willing and able to consummate the Closing when required pursuant to and in accordance with Section 2.1 and (C) the Purchaser fails to complete the Closing when required pursuant to Section 2.1.

Section 7.2. Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall become null and void and of no further force and effect, and none of the parties hereto (nor their respective Subsidiaries, Affiliates, directors, shareholders,

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officers, employees, agents, consultants, attorneys in fact or other representatives) shall have any liability in respect of such termination; provided that (a) no such termination (nor any other provision of this Agreement) shall relieve any party from liability for any damages for fraud or for willful breach of any covenant hereunder (it being acknowledged and agreed by the parties hereto that the failure to consummate the Closing by any party that was obligated to do so pursuant to the terms hereof shall be deemed to be a willful breach of a covenant hereunder), and (b) the provisions of this Section 7.2 and of Section 5.9, Section 7.1, Section 8.1, Section 8.2 and Section 8.9 shall survive any termination of this Agreement.

Article VIII

MISCELLANEOUS

Section 8.1. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (a) on the date of delivery if delivered personally, or by email, upon confirmation of receipt (if received on a Business Day or, if not received on a Business Day, on the first Business Day following such date of receipt), (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) and shall be delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), sent by overnight courier or sent by email, to the applicable party at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

if to any member of the Seller Group:

Pitney Bowes Inc.
3001 Summer Street
Stamford, CT 06905
Attention: Daniel J. Goldstein
Email: daniel.goldstein@pb.com

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Jeffrey J. Rosen
Facsimile: (212) 909-6836

Email: jrosen@debevoise.com

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if to the Purchaser:

c/o Platinum Equity Advisors, LLC

360 North Crescent Drive, South Building

Beverly Hills, CA 90210

Attention: Eva M. Kalawski, Executive Vice President,
General Counsel and Secretary

Facsimile: (310) 712-1863

Email: ekalawski@platinumequity.com

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP

600 Anton Blvd., Suite 1800

Costa Mesa, CA 92626

Attention: James W. Loss

Facsimile: (714) 830-0700

Email: jim.loss@morganlewis.com

Section 8.2. Certain Definitions; Interpretation.

(a) For purposes of this Agreement, the following terms shall have the following meanings:

“2017 Audited Financial Statements” shall mean the audited balance sheet of the Business as of December 31, 2017 and the related audited combined statement of operations and cash flows of the Business for the fiscal year then ended, and the notes thereto, certified by PricewaterhouseCoopers LLP, in substantially the same form as the Audited Financial Statements.

“Accountant” shall mean Deloitte LLP or, if Deloitte LLP is unavailable, unwilling or unable to serve, an independent accounting firm of internationally recognized standing that is reasonably satisfactory to the Purchaser and the Seller and that has no material relationship with the Purchaser or the Seller.

“Accounting Principles” shall have the meaning set forth in Section 1.6.

“Accrued Vacation Days” shall have the meaning set forth in Section 5.10(j).

“Action” shall mean any civil or criminal action, claim, investigation, lawsuit, civil charge, examination, complaint, hearing, audit, legal proceeding, administrative enforcement proceeding or arbitration by or before any Governmental Authority, mediation body or arbitral body.

“Affiliate” of a Person shall mean a Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first mentioned Person.

“Affiliate Agreement” shall have the meaning set forth in Section 3.20.

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“Agreement” shall have the meaning set forth in the Preamble.

“Antitrust Laws” shall mean all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.

“Assumed Accounts Payable” shall have the meaning set forth in Section 1.4(a)(ix).

“Assumed Benefit Plan” shall mean each Business Benefit Plan, or portion thereof, (i) any assets or liabilities of which (A) the Purchaser has expressly agreed to assume pursuant to this Agreement or (B) the Purchaser or any of its Subsidiaries is required to assume under applicable Law, Contract or Labor Contract or (ii) sponsored by the Transferred Entity.

“Assumed Liabilities” shall have the meaning set forth in Section 1.4(a).

“Audited Financial Statements” shall have the meaning set forth in Section 3.6(a).

“Automatic Transferred Employee” shall have the meaning set forth in Section 5.10(b)(ii).

“Bill of Sale, Assignment and Assumption Agreement” shall have the meaning set forth in Section 2.3(a)(i).

“Business” shall mean the following, as conducted by the Seller Group: (A) the sale of (x) production inserting systems, (y) mail and parcel sorting equipment, and (z) production printing solutions; (B) the provision of ongoing supplies, maintenance and service with respect to equipment of the type described in clause (A); and (C) the licensing of software for use with the equipment of the type described in clause (A) that (i) manages, edits and controls transactional print and mail insertion output and/or (ii) operates, maintains, and enhances its productivity. For the avoidance of doubt, (i) production inserting systems do not include tabletop inserting systems (such as the Relay® inserter systems), (ii) production printing solutions do not include small and medium business printing solutions (such as the Riso ComColor® printers), and (iii) clauses (A), (B) and (C) above include the products on Section 8.2(a)(i) of the Disclosure Schedules.

“Business 401(k) Plan” shall have the meaning set forth in Section 5.10(i)(i).

“Business Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA, whether or not subject to ERISA), “employee welfare benefit plan” (as defined in Section 3(1) of ERISA, whether or not subject to ERISA) or bonus, pension, profit sharing, deferred compensation, incentive compensation, stock or other equity ownership, stock or other equity purchase, stock or other equity appreciation, restricted stock or other equity, stock or other equity repurchase rights, stock or other equity option, phantom stock or other equity, performance, retirement, vacation, severance, disability, death benefit, hospitalization, medical, fringe benefit, sabbatical, supplemental retirement, termination indemnity, jubilees payment, 13th and 14th month bonus, and any other plan, agreement, arrangement or understanding (whether or not legally binding or subject to the Laws of the United States) maintained, contributed to or required to be maintained or contributed to by any member of the Seller Group, providing benefits to any Business Employee or Former Employee.

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“Business Day” shall mean a day other than a Saturday, Sunday or other day on which banks in New York, New York are required or authorized by Law to be closed.

“Business Employee” shall mean, as of the Closing Date, (i) each employee of the Transferred Entity, (ii) each employee of any member of the Seller Group who is exclusively engaged in the Business and (iii) each other employee of any member of the Seller Group who provides services to the Business but is not exclusively engaged in the Business and is listed on Section 5.10(a) of the Disclosure Schedule, including, in the case of each of clauses (i), (ii) and (iii) such individuals who are not actively at work due to vacation, holiday, illness, jury duty, bereavement leave, disability, workers’ compensation or other authorized leave of absence or other leave protected under applicable Law.

“Business Employee List” shall have the meaning set forth in Section 3.19(b).

“Business Material Adverse Effect” shall mean any change or effect that, individually or in the aggregate, has had a material adverse effect on the assets, financial condition or results of operations of the Business, taken as a whole; provided that changes or effects, alone or in combination, that arise out of or result from the following, individually or in the aggregate, shall not be considered when determining whether a Business Material Adverse Effect has occurred: (i) changes in economic conditions, financial or securities markets in general, including any changes in interest or exchange rates, or the industries and markets (including with respect to commodity prices) in which the Business is operated or in which products of the Business are used or distributed, including increases in operating costs, (ii) any change in Laws, GAAP or any other generally accepted accounting principles applicable to the Business, or the enforcement or interpretation thereof, applicable to the Business, (iii) any change resulting from the negotiation, execution, announcement or consummation of the transactions contemplated by, or the performance of obligations under, this Agreement, including any such change relating to the identity of, or facts and circumstances relating to, the Purchaser or its Affiliates and including any actions by customers, suppliers or personnel, (iv) acts of God (including any hurricane, flood, tornado, earthquake or other natural disaster or any other force majeure event), calamities, national or international political or social conditions, including acts of war, sabotage, the engagement by the United States in hostilities, whether commenced before or after the date hereof, or the occurrence of any military attack or terrorist act upon the United States or any escalation or worsening of any of the foregoing, (v) the failure, in and of itself, to achieve any projections, forecasts, estimates, performance metrics or operating statistics (whether or not shared with the Purchaser) (it being understood that this clause (v) shall not exclude the facts or circumstances giving rise to such failure to the extent such facts or circumstances would otherwise constitute a Business Material Adverse Effect), (vi) any action taken by the Purchaser or any of its Affiliates, agents or representatives, (vii) any action to which the Purchaser has consented (or is deemed to have consented) under this Agreement or, if the Purchaser’s consent is required pursuant to this Agreement to take any action and the Purchaser has failed to provide such consent upon request, any failure to take such action, or (viii) any action taken at the request of the Purchaser.

“Cash” shall mean all cash, cash equivalents and liquid investments, plus deposits in transit and minus outgoing checks.

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“Closing” shall have the meaning set forth in Section 2.1.

“Closing Adjustments Schedule” shall have the meaning set forth in Section 1.7(a).

“Closing Cash” shall mean all Cash of the Transferred Entity other than cash that is restricted in use by law or contract or is otherwise classified as “restricted cash” under applicable accounting principles, determined as of the Effective Time.

“Closing Date” shall have the meaning set forth in Section 2.1.

“Closing Purchase Price” shall have the meaning set forth in Section 1.5.

“Closing Working Capital” shall mean (i) Current Assets minus (ii) Current Liabilities, in each case determined as of the Effective Time.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commitment Letters” shall mean the Equity Commitment and Guarantee Letter and the Debt Commitment Letters collectively.

“Competing Person” shall have the meaning set forth in Section 5.19(a).

“Competitive Activity” shall have the meaning set forth in Section 5.19(a).

“Confidentiality Agreement” shall have the meaning set forth in Section 5.2(a).

“Contract” shall mean any legally binding written contract, agreement, lease, license, purchase or task order, statement of work, undertaking or commitment.

“Control” (including the terms “Controls”, “Controlled”, “Controlled by” and “under common Control with”) shall mean, with respect to the relationship between or among two or more Persons, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee, personal representative or executor, by contract or credit arrangement or otherwise.

“Controlled Group Liability” shall mean any and all Liabilities under Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA.

“Current Assets” shall mean, for any time, the combined current assets of the Business, in each case as of such time and excluding Tax assets, calculated in accordance with the Accounting Principles.

“Current Liabilities” shall mean, for any time, the combined current liabilities of the Business, in each case as of such time and excluding Tax liabilities, calculated in accordance with the Accounting Principles. For the avoidance of doubt, Current Liabilities shall not include any Indebtedness.

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“Danbury Lease” shall have the meaning set forth in Section 5.27 of the Disclosure Schedules.

“Dealer Management Services Agreement” shall have the meaning set forth in Section 2.3(a)(xii).

“Debt Commitment Letters” shall have the meaning set forth in Section 4.6(c).

“Debt Financing” shall have the meaning set forth in Section 4.6(c).

“Debt Financing Agreements” shall have the meaning set forth in Section 5.14(a).

“Debt Financing Sources” shall mean the Persons that have committed to provide, or have otherwise entered into agreements in connection with the Debt Financing, including any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates, and the respective officers, directors, employees, partners, trustees, shareholders, managers, controlling persons, agents and representatives of the foregoing, and their respective successors and assigns.

“Deferred Business” shall have the meaning set forth Section 2.5(a).

“Deferred Jurisdiction” shall have the meaning set forth Section 2.5(a)

“Deferred Transfer” shall have the meaning set forth in Section 2.5(b).

“Deferred Transfer Statement” shall have the meaning set forth in Section 2.5(c).

“Disapplied Provisions” shall mean Section 1.1, Section 1.2, Section 1.3, Section 1.4 and Section 5.10.

“Disclosure Schedules” shall have the meaning set forth in the Preamble of Article III.

“Effective Time” shall have the meaning set forth in Section 2.2.

“Employee Leasing Arrangement” shall have the meaning set forth in Section 5.10(s).

”Encumbrances” shall mean any mortgage, lien, pledge, security interest, hypothecation, easements, encumbrance or other similar charge or restriction.

“Enforceability Exceptions” shall have the meaning set forth in Section 3.2.

“Environmental Laws” shall mean all federal, state, local and foreign Laws in effect as of the Closing Date relating to protection of the environment.

“Environmental Permit” shall mean any Permit required under any applicable Environmental Law.

“Equity Commitment Letter” shall have the meaning set forth in Section 4.6(a).

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“Equity Financing” shall have the meaning set forth in Section 4.6(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, including the rules and regulations promulgated thereto.

“Estimated Adjustment Amount” shall mean the amount (which may be positive or negative) equal to (a) (i) Estimated Closing Working Capital, minus (ii) Target Working Capital plus (b) Estimated Closing Cash minus (c) Estimated Transferring Indebtedness.

“Estimated Closing Cash” shall mean the Seller’s good faith estimate of Closing Cash.

“Estimated Closing Statement” shall have the meaning set forth in Section 1.6.

“Estimated Closing Working Capital” shall mean the Seller’s good faith estimate of Closing Working Capital.

“Estimated French Business Price” shall have the meaning set forth in Section 5.11(c)(v).

“Estimated Transferring Indebtedness” shall mean the Seller’s good faith estimate of Transferring Indebtedness.

“EU” shall have the meaning set forth in Section 5.10(b)(ii).

“European Employees” shall have the meaning set forth in Section 5.10(b)(ii).

“Excluded Assets” shall have the meaning set forth in Section 1.2(b).

“Excluded Employee Liabilities” shall have the meaning set forth in Section 1.4(b)(iii).

“Excluded Intellectual Property” shall mean the Seller Marks and all other Intellectual Property owned or licensed by the Seller Group that is not Transferred Intellectual Property, and any and all goodwill represented thereby and pertaining thereto, and the right to sue and recover damages for past, present and future infringement, dilution, misappropriation or other violation or conflict associated therewith, including all rights to own and license any of the Seller Marks and associated Intellectual Property rights.

“Excluded Interest” shall have the meaning set forth in Section 1.3(a).

“Excluded Liabilities” shall have the meaning set forth in Section 1.4(b).

“Exercise Notice” shall have the meaning set forth in Section 5.11(d)(i).

“Expiry Date” shall have the meaning set forth in Section 5.11(d)(v).

“Final Adjustment Amount” shall mean the amount (which may be positive or negative) equal to (a) (i) Closing Working Capital minus (ii) Target Working Capital plus (b) Closing Cash minus (c) Transferring Indebtedness.

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“Final Purchase Price” shall mean (i) the Purchase Price, plus (ii) the Final Adjustment Amount (which may be positive or negative).

“Final Purchase Price Adjustment” shall have the meaning set forth in Section 1.8(a).

“Financing” shall mean the Equity Financing and the Debt Financing, collectively.

“Former Employees” shall mean any employee of any member of the Seller Group (other than the Transferred Entity) whose employment therewith terminated prior to the Closing Date.

“French Assumed Liabilities” shall mean all of the Assumed Liabilities exclusively related to the French Business.

“French Business” shall mean the portion of the Business conducted by Pitney Bowes SAS in France, as well as the portion of the Business conducted by the Transferred Entity.

“French Parent” shall mean Pitney Bowes Holding SNC, a société en nom collectif organized under the laws of France.

“French Put Option” shall have the meaning set forth in Section 5.11(d)(ii).

“French Put Option Employees” shall mean the employees of the French Business.

“French Target Working Capital” shall mean $4,613,000.00.

“French Transferred Assets” shall mean all of the Transferred Assets exclusively used in the French Business.

“French Works Council” shall have the meaning set forth in Section 5.11(d)(iii).

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean the United States, any state or other political subdivision thereof, and any other foreign or domestic entity exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any government authority, agency, department, corporation, board, commission, court, tribunal or instrumentality of the United States or any foreign entity, any state of the United States or any political subdivision of any of the foregoing.

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Substances” shall mean any substance or material that (i) is regulated under any Environmental Law as a “toxic substance,” “hazardous substance,” “hazardous waste” or words of similar meaning and regulatory effect or (ii) contains asbestos, petroleum or polychlorinated biphenyls.

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“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” shall mean any Tax on or measured by net income.

“Indebtedness” shall mean, with respect to any Person, (i) all Indebtedness for Borrowed Money for which such Person is obligated, (ii) obligations with respect to leases required to be accounted for as capital leases under applicable accounting principles, (iii) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes”, (iv) obligations, including any breakage costs or fees, with respect to any interest rate, currency swap, cap, forward, or other similar arrangements designed to provide protection against fluctuations in any price or rate (valued at the termination value thereof), (v) an amount equal to €6,586,000, converted into U.S. dollars at the prevailing exchange rate published by the Wall Street Journal on the Closing Date, which the parties have agreed is, for purposes of this Agreement, the amount of the unfunded liability for the Transferred Pension Liabilities and all other post-employment employee benefits that are Assumed Benefit Plans, (vi) obligations under change-of-control agreements, stay bonuses and other similar arrangements that are Assumed Benefit Plans to the extent not accrued as a Current Liability in the Closing Working Capital and all (vii) Indebtedness of others referred to in clauses (ii) through (vi) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person.

“Indebtedness for Borrowed Money” shall mean, with respect to any Person, (i) all indebtedness of such Person, whether or not contingent, for borrowed money, (ii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iii) all reimbursement obligations of such Person under letters of credit, bank guarantees or similar facilities, but only to the extent drawn upon and (iv) all Indebtedness of others referred to in clauses (i) through (iii) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person.

“Infinity Meter Agreement” shall have the meaning set forth in Section 2.3(a)(viii).

“Intellectual Property” shall mean all intellectual property and related rights of any kind in any jurisdiction worldwide, whether statutory, common law, or otherwise, including rights that are pending, recognized or granted and rights in, to and concerning (i) patents, patent applications, invention disclosure statements and statutory invention registrations, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, including divisionals, continuations, continuations-in-part, foreign counterparts, re-issues and re-examinations thereof, (ii) trademarks, service marks, trade dress, logos, brand names (including any rights in any product names as a trademark or service mark), trade names, domain names, corporate names, fictitious and other business names, any other indicia of source or origin and all registrations and applications for registration of the foregoing (and any extensions, modifications and renewals of any such registrations and applications), including all intent-to-use registrations or similar reservation of rights, together with the goodwill symbolized by any of the foregoing, (iii) rights in published and unpublished original works of authorship and copyrights therein, copyright registrations and applications for registration thereof and all renewals, extensions, restorations and reversions thereto, or other registered and unregistered

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copyrights and applications for registration of copyright, moral rights and waivers and consents not to enforce such moral rights, (iv) rights in any and all computer programs and other software, including firmware and microcode, and including software implementations of algorithms, computer program architecture, models and methodologies, whether in source code, object code, executable code and components thereof, or other form, including libraries, subroutines and other components thereof, data bases, compilations of information, and websites including content and graphics, systems, network tools, data, databases, firmware and related documentation, (v) internet domain names, URLs and social media identifiers and accounts and (vi) rights in other confidential and proprietary information, inventions, formulas, processes, developments, technology, research, industrial designs, trade secrets and know-how.

“Interests” shall have the meaning set forth in Section 1.3(a).

“Interim Period” shall have the meaning set forth in Section 2.5(d).

“IP License Agreement” shall have the meaning set forth in Section 2.3(a)(vi).

“IRS” shall mean the Internal Revenue Service of the United States.

“Key Customers” shall have the meaning set forth in Section 3.23(a).

“Key Vendors” shall have the meaning set forth in Section 3.24(a).

“Knowledge of the Seller” shall mean the actual knowledge of Grant Miller, Ray Altieri, Phil Landler, Neil Diamond, John Lillis, John Marino, Mike Rollo, Linda Paoletta or David Denney, in each case after reasonable inquiry.

“Labor Contract” shall have the meaning set forth in Section 3.19(a).

“Law” shall mean any law, statute, ordinance, rule, code, decree, order, requirement or regulation of any Governmental Authority.

“Lease Servicing Agreement” shall have the meaning set forth in Section 2.3(a)(vii).

“Liability” shall mean any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, known or unknown, contingent or otherwise.

“Limited Guaranty” shall have the meaning set forth in Section 4.7.

“Local Closing Date” shall have the meaning set forth in Section 2.5(b).

“Local Transfer Agreement” shall mean any agreement or instrument of conveyance or assumption entered into or delivered in connection with the transfer of the Transferred Equity Interests or the Transferred Assets to the Purchaser or for the Purchaser to assume the Assumed Liabilities, in any jurisdiction where the Business is organized or operates.

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“Losses” shall mean any losses, costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, claims, damages and assessments.

“Maintenance Services Agreement” shall have the meaning set forth in Section 2.3(a)(x).

“Management Accounts” shall have the meaning set forth in Section 3.6(a).

“Marketing Information” means such financial and other pertinent information regarding the Business (other than the Updated Financial Statements and Required Financing Information described in clauses (i) and (ii) of the definition thereof) as may be reasonably requested by the Purchaser or the Debt Financing Sources and customarily delivered by a borrower and necessary for the preparation of a customary confidential information memorandum for senior secured revolving and term loan financings, and other customary marketing materials to be used in connection with the syndication of senior secured revolving and term loan financings, as may be requested by the Purchaser from the Seller with specificity no later than thirty-five (35) days prior to the Trigger Date; provided, however, that Marketing Information shall not include any information which would be unduly burdensome after the use of commercially reasonable efforts for the Seller and its Affiliates to produce.

“Marketing Period” means the first period of twenty (20) consecutive Business Days beginning on the Marketing Period Commencement Date; provided, however, that May 28, 2018 and July 4, 2018 shall be excluded for such purposes; provided, further that the Marketing Period shall end on any earlier date on which the portion of the Debt Financing contemplated by the Debt Commitment Letter to be funded on the Closing Date is funded.

“Marketing Period Commencement Date” means the first Business Day occurring after the date on which Purchaser shall have received (i) the Updated Financial Statements for the fiscal quarter ending March 31, 2018 and (ii) all of the Required Financing Information; provided that if the Purchaser has not received all of the information referred to in the foregoing clauses (i) and (ii) prior to August 14, 2018, then the Marketing Period Commencement Date shall not have occurred until the first Business Day after the Purchaser has received, in addition to all such information, the Updated Financial Statements for the fiscal quarter ending June 30, 2018. If Seller shall in good faith reasonably believe that it has delivered to the Purchaser all of the foregoing information necessary to cause the Marketing Period Commencement Date to occur, the Seller may notify the Purchaser in writing that the Seller reasonably believes that it has delivered such information to the Purchaser and that the Marketing Period Commencement Date has therefore occurred, and delivery of such written notice shall be deemed to be conclusive evidence of the commencement of the Marketing Period unless the Purchaser reasonably objects in writing within five (5) Business Days of receipt of such notice and the Purchaser delivers a written notice to the Seller (such notice from the Purchaser, the “Marketing Period Notice”) to that effect (stating with specificity which of such information has not been delivered); provided two (2) Business Days following the delivery to the Purchaser of such information as set forth in the Marketing Period Notice, the Marketing Period Commencement Date shall occur. Notwithstanding the foregoing, unless otherwise agreed by the Purchaser, if the Marketing Period Commencement Date occurs after July 23, 2018 and prior to September 4, 2018, the Marketing Period Commencement Date shall be deemed to have occurred on September 4, 2018.

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“Marketing Period Notice” has the meaning as set forth in the definition of Marketing Period.

“Marks” shall have the meaning set forth in Section 5.13.

“Material Contract” shall have the meaning set forth in Section 3.15(a).

“Morangis Real Property Sublease Assignment” shall have the meaning set forth in Section 2.3(a)(iii).

“Morangis Transferred Real Property Sublease” shall have the meaning set forth in Section 1.2(a)(vi).

“New Contract” shall have the meaning set forth in Section 5.7(a).

“Non-Income Tax” shall mean Tax other than Income Tax, including gross income or gross receipts, VAT, employment, payroll, social security, disability, unemployment, workers’ compensation, gross-basis or estimated withholding, or other similar Tax.

“Notification and Information Processes” shall have the meaning set forth in Section 5.11(d)(i).

“Offer Employee” shall have the meaning set forth in Section 5.10(c).

“Owned Real Property” shall have the meaning set forth in Section 3.16(a).

“Payroll Services” shall have the meaning set forth in Section 5.10(s).

“Permit” shall mean any permit, franchise, authorization, license or other approval issued or granted by any Governmental Authority relating primarily to the Business or the Purchaser’s business, as applicable.

“Permitted Encumbrances” shall mean such of the following: (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business for amounts not yet delinquent or which are being contested in good faith by appropriate legal proceedings, (ii) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Encumbrances for Taxes and other governmental charges that are not due and payable, or are being contested in good faith by appropriate proceedings or may thereafter be paid without penalty, (iv) imperfections of title, restrictions or Encumbrances, if any, which imperfections of title, restrictions or other Encumbrances do not, individually or in the aggregate, materially impair the value, continued use or operation of the specific assets to which they relate, (v) software or other similar third-party licenses granted by the Business, as applicable, in the ordinary course of business, (vi) Encumbrances that represent the rights of customers, suppliers, licensors and subcontractors in the ordinary course of business under the terms of the Transferred Business Contracts or under general principles of commercial or government contract law, (vii) Encumbrances that will be removed at or prior to Closing, and (viii) any Encumbrance set forth in Section 3.3 of the Disclosure Schedules.

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“Person” shall mean an individual, corporation, partnership, firm, limited liability company, association, trust, unincorporated organization, entity or group.

“Personal Information” shall mean information about an identified or identifiable individual, including an individual’s combined first and last names, home address, telephone number, email address, social security number, driver’s license number, passport number and credit card or other financial information.

“Presort Commercial Agreement” shall have the meaning set forth in Section 2.3(a)(ix).

“Presort Side Letter” shall have the meaning set forth in Section 2.3(a)(xi).

“Privacy Laws” shall mean all Laws regarding the collection, use, storage, disclosure or other processing of Personal Information, including but not limited to Laws, regulations, guidelines and codes of practice relating to data protection, information security, cybercrime, use of electronic data and privacy matters in any applicable jurisdictions.

“Purchase Price” shall have the meaning set forth in Section 1.5.

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Flexible Spending Account Plan” shall have the meaning set forth in Section 5.10(n).

“Purchaser 401(k) Plan” shall have the meaning set forth in Section 5.10(i)(i).

“Purchaser Fundamental Representations” shall mean Section 4.1 (Corporate Status), Section 4.2 (Authority), Section 4.4 (Finder’s Fee) and Section 4.5 (Solvency).

“Purchaser Welfare Plans” shall have the meaning set forth in Section 5.10(h)(i).

“Put Option Price” shall have the meaning set forth in Section 5.11(c)(iv).

“R&W Insurance Policy” shall have the meaning set forth in Section 5.18.

“Real Property License Agreements” shall have the meaning set forth in Section 2.3(a)(v).

“Reference Balance Sheet” shall have the meaning set forth in Section 3.6(a).

“Registered IP” shall have the meaning set forth in Section 3.9(a).

“Relevant Persons” shall have the meaning set forth in Section 3.12.

“Required Financing Information” means (i) the financial statements referred to in Section 3.6(a), (ii) the 2017 Audited Financial Statements and (iii) the Marketing Information.

“SEC” shall have the meaning set forth in Article III.

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“Seller” shall have the meaning set forth in the Preamble.

“Seller Flexible Spending Account Plan” shall have the meaning set forth in Section 5.10(n).

“Seller Fundamental Representations” shall mean Section 3.1 (Due Organization), Section 3.2 (Authority), Section 3.3(a) (Title to Transferred Equity Interests; No Indebtedness of Transferred Entity) and Section 3.21 (Finder’s Fee).

“Seller Group” shall mean, collectively, the Seller and each Subsidiary of the Seller. Prior to the Closing, the Seller Group shall include the Transferred Entity, and after the Closing the Seller Group shall exclude the Transferred Entity.

“Seller Guarantees” shall mean, collectively, all letters of credit, guarantees, surety bonds, performance bonds, net worth maintenance agreements, reimbursement obligations, letters of comfort and other financial assurance obligations issued or entered into by or on behalf of (or for the account of) any member of the Seller Group, other than any such obligations entered into by the Transferred Entity, in connection with the Business.

“Seller Insurance” shall have the meaning set forth in Section 5.16.

“Seller Marks” shall have the meaning set forth in Section 5.13.

“Seller Retiree Welfare Plans” shall have the meaning set forth in Section 5.10(l).

“Selling Parties” shall mean, collectively, the Seller and any of its Subsidiaries other than the Transferred Entity that own any assets related to the Business that are included in the scope of the defined term “Transferred Assets” or are subject to any Liabilities related to the Business that are included in the scope of the defined term “Assumed Liabilities”, and “Selling Party” shall mean any of the Selling Parties.

“Severance Obligations” shall mean any statutory, contractual, common law or other severance payments or other separation benefits, whether pursuant to applicable Law, any applicable plan or policy, any applicable individual employment agreement or arrangement, any Labor Contract or otherwise (including any compensation payable during a mandatory termination notice period, any continued compensation, severance payments or other separation benefits payable pursuant to a judgment of a court having competent jurisdiction) and the employer portion of any employment Taxes with respect to all such severance payments or other separation benefits.

“Shared Contract” shall mean any Contract to which any member of the Seller Group is a party or by which any member of the Seller Group is bound that inures to the benefit or burden of each of the Business and any other business conducted by any member of the Seller Group.

“Solvent” shall have the meaning set forth in Section 4.5.

“Sponsor” shall have the meaning set forth in Section 4.6(a).

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“Subsidiary” of a Person shall mean any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries) is the general partner or managing entity or of which at least a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or others performing similar functions of such corporation or other legal entity is directly or indirectly owned or Controlled by such Person (either alone or through or together with any other Subsidiary or Subsidiaries).

“Target Working Capital” shall mean (a) in the event that the French Put Option is exercised at or prior to Closing, $82,907,000.00 and (b) in the event that the French Put Option is not exercised at or prior to Closing, $82,907,000.00 minus the French Target Working Capital.

“Tax” shall mean any federal, state, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under section 59A of the Code), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers’ compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof and any liability under any escheat law or other law relating to unclaimed property, including in each case, all interest and penalties thereon and additions thereto.

“Tax Return” shall mean any report, return, election, statement or other document or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.

“Termination Date” shall mean the date that is five (5) months after the date of this Agreement.

“Transaction Documents” shall mean, collectively, this Agreement, the Bill of Sale, Assignment and Assumption Agreement, the Transition Services Agreement, the Morangis Real Property Sublease Assignment, any agreement entered into as provided in Section 5.27 of the Disclosure Schedules, the Real Property License Agreements, the IP License Agreement, the Local Transfer Agreements and the other documents and agreements contemplated hereby and thereby.

“Transfer Act” shall mean the Connecticut Transfer Act, C.G.S. § 22a-134, et seq.

“Transfer Taxes” shall have the meaning set forth in Section 5.23(a).

“Transferred Assets” shall have the meaning set forth in Section 1.2(a).

“Transferred Benefit Plan Assets” shall have the meaning set forth in Section 1.2(a)(xiii).

“Transferred Business Contracts” shall have the meaning set forth in Section 1.2(a)(v).

“Transferred Employee” shall have the meaning set forth in Section 5.10(c).

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“Transferred Entity” shall mean Technopli SARL, a société à responsabilité limitée organized under the laws of France.

“Transferred Equity Interests” shall have the meaning set forth in Section 3.3.

“Transferred Intellectual Property” shall mean all the Intellectual Property owned by any member of the Seller Group that is listed or described in Section 8.2(a)(ii) of the Disclosure Schedules. For the avoidance of doubt, the term “Transferred Intellectual Property” does not include third party Intellectual Property used by the Seller Group under license.

“Transferred Inventory” shall mean all inventory, including raw materials, work-in-process, goods-in-transit and finished goods owned by any member of the Seller Group, in each case that exclusively relate to, or are used or are held for use in connection with the Business and all inventory listed on Section 8.2(a)(iii) of the Disclosure Schedules, and any prepaid deposits for any of the same.

“Transferred Pension Liabilities” shall have the meaning set forth in Section 5.10(k)(i).

“Transferred Personal Property” shall mean all tangible personal property, including tools, vehicles, machinery, equipment, furnishings, furniture, computer equipment, office equipment and supplies (other than Transferred Inventory and any items disposed of after the date hereof in the ordinary course of business), exclusively relating to or used or held for use exclusively in connection with the Business and all tangible personal property listed or described on Section 8.2(a)(iv) of the Disclosure Schedules.

“Transferring Indebtedness” shall mean the aggregate amount of Indebtedness (a) constituting an Assumed Liability (which shall exclude, for the avoidance of doubt, any Indebtedness for Borrowed Money) and (b) of the Transferred Entity.

“Transition Services Agreement” shall have the meaning set forth in Section 2.3(a)(ii).

“Trigger Date” shall mean June 29, 2018, or such later date as provided in Section 5.15(a).

“Updated Financial Statements” means (i) the 2017 Audited Financial Statements and (ii) for each fiscal quarter end occurring after December 31, 2017 and at least forty-five (45) days prior to the Closing Date, a management-prepared unaudited adjusted balance sheet of the Business and the related management-prepared unaudited adjusted combined statement of operations of the Business for such fiscal quarter-end, in each case prepared in accordance with GAAP, subject in each case to changes resulting from audit and normal year-end audit adjustment and to the absence of footnotes.

“U.S. Business Employees” means those Business Employees who, as of immediately prior to the Closing Date, are principally employed in the United States or, in the case of employees on leave, who were principally employed in the United States at the time they began such leave.

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“VAT” shall mean value added Tax and any equivalent Tax, including interest and penalties thereon.

“WARN” shall have the meaning set forth in Section 5.10(o).

“Welfare Benefit Claims” shall have the meaning set forth in Section 5.10(h)(iii).

(b) Unless the context otherwise requires, as used in this Agreement: (i) an accounting term not otherwise defined herein has the meaning ascribed to it in accordance with GAAP; (ii) “or” is not exclusive; (iii) “including” and its variants mean “including, without limitation” and its variants; (iv) the word “extent” in the phrase “to the extent” means the degree to which a thing extends, and does not mean simply “if”; (v) words defined in the singular have the parallel meaning in the plural and vice versa; (vi) words of one gender shall be construed to apply to each gender; (vii) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words, refer to this entire Agreement, including the Schedules hereto and not to any particular provision of this Agreement; (viii) the terms “Article”, “Section”, “Exhibit” and “Schedule” refer to the specified Article, Section, Exhibit or Schedule of or to this Agreement; (ix) any grammatical form or variant of a term defined in this Agreement shall be construed to have a meaning corresponding to the definition of the term set forth herein; (x) a reference to any Person includes such Person’s successors and permitted assigns; (xi) any reference to “days” means calendar days unless Business Days are expressly specified; (xii) except where the context otherwise makes clear (e.g., “third parties”) “party” or “parties” shall refer to parties to this Agreement; (xiii) any reference to “$” is to U.S. dollars; and (xiv) the date and/or time on which any event occurs shall be the date and/or time in New York City on and/or at which such event occurs. All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. No provision of this Agreement will be interpreted in favor of, or against, any of the parties to this Agreement by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof, and no rule of strict construction will be applied against any party hereto. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any document being made available by the Seller to the Purchaser means that the Seller made such documents available to the Purchaser prior to the date hereof. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall not be required to be done or taken on such day but on the first succeeding Business Day thereafter.

Section 8.3. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Seller and the Purchaser shall negotiate in good faith to modify this Agreement so as to affect their original intent as closely as possible in

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an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

Section 8.4. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other Transaction Documents, including all exhibits and schedules attached hereto and thereto and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof. This Agreement does not, and is not intended to, confer upon any Person other than the parties to this Agreement any rights or remedies hereunder. Notwithstanding anything to the contrary contained herein, the Debt Financing Sources shall be and are express, intended third party beneficiaries of, and may enforce, this Section 8.4, Section 8.5 and Section 8.16.

Section 8.5. Amendment; Waiver. This Agreement may be amended only in a writing signed by all parties hereto. Any waiver of rights hereunder must be set forth in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive either party’s rights at any time to enforce strict compliance thereafter with every term or condition of this Agreement. Any amendment, modification or waiver of Section 5.14(a), Section 8.4, Section 8.16 or this Section 8.5 (or of any other provision of this Agreement to the extent an amendment, modification or waiver of such provision would modify the substance of any of such provisions) in a manner that would be adverse in any respect to a Debt Financing Source shall require the prior written consent of such Debt Financing Source.

Section 8.6. Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives and successors. Notwithstanding the foregoing, this Agreement shall not be assigned by any party hereto by operation of Law or otherwise without the express written consent of each of the other parties; provided, however, that no consent of the Seller will be required for any assignment by the Purchaser of (i) any of its rights or obligations hereunder to any Affiliate, provided that no such assignment shall relieve the Purchaser or its obligations to the Seller hereunder, (ii) any rights hereunder pursuant to a collateral assignment of its rights hereunder to any Debt Financing Source or (iii) of all of Purchaser’s rights and obligations hereunder to any purchaser of all or substantially all of the Business.

Section 8.7. Disclosure Schedules. The Disclosure Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed pursuant to the Disclosure Schedules shall not be deemed to be an admission or representation as to the materiality of the item so disclosed. With respect to the Disclosure Schedules, any disclosure made on any section or subsection thereof with respect to any representation or warranty shall be deemed to be made with respect to any representation or warranty to which it is reasonably apparent that it relates.

Section 8.8. Specific Performance.

(a) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were

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otherwise breached and money damages would be both incalculable and an insufficient remedy for any such failure to perform or breach of this Agreement. It is accordingly agreed that, subject to Section 8.8(b), the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. The parties hereby waive, in any action for specific performance, the defense of adequacy of a remedy at law and the posting of any bond or other security in connection therewith. Nothing contained herein shall prevent a party from seeking damages in the event that specific performance is not available.

(b) Notwithstanding anything to the contrary in this Agreement, including this Section 8.8, it is agreed that the Seller shall only be entitled to specific performance of the Purchaser’s obligation to cause the Equity Financing to be funded if (i) all of the conditions set forth in Section 6.1 and Section 6.2 have been satisfied or waived (other than those conditions which by their nature cannot be satisfied until the Closing, but which conditions are, at the time that the Seller seeks specific performance pursuant to this Section 8.8(b), capable of being satisfied if Closing were to occur at such time, other than any conditions that have not been satisfied as a result of the Purchaser’s breach of this Agreement), (ii) the Purchaser fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.1 (ignoring, for purposes of determining whether the Closing is required to have occurred pursuant to Section 2.1, any conditions set forth in Section 6.1 and Section 6.2 that have not been satisfied as a result of the Purchaser’s breach of this Agreement) and (iii) the Seller has confirmed that, if specific performance is granted and the Equity Financing is funded, then the Seller shall take such actions as are within its control to cause the Closing to occur.

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Section 8.9. Governing Law, etc. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Delaware, without giving effect to the conflict of laws rules thereof to the extent that the application of the law of another jurisdiction would be required thereby. Each party hereby irrevocably agrees that any action, suit or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby shall be brought in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, then any state or federal court within the State of Delaware), and each party hereby submits to the exclusive jurisdiction of such courts in any such suit, action or other proceeding. A final judgment in any such suit, action or other proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or other proceeding arising out of or relating to this Agreement or any transaction contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or other proceeding brought in any such court has been brought in an inconvenient forum. Each party further agrees that service of any process, summons, notice or document to such party pursuant to Section 8.1, or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 8.10. Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 8.11. Local Transfer Agreements.

(a) The parties do not intend this Agreement to transfer title to the Transferred Equity Interests or to any Transferred Assets, or to constitute the assumption of any Assumed Liabilities, in any jurisdiction in which such transfer or assumption is required by applicable Law to be made pursuant to a Local Transfer Agreement, in which case the Transferred Equity Interests or any such Transferred Assets or Assumed Liabilities, as applicable, shall only be transferred or assumed by the applicable Local Transfer Agreement (which transfers and assumptions shall, except as otherwise expressly set forth herein, be on an “as-is”, “where-is” basis, without representation or warranty of any kind or nature). The parties shall not enter into any Local Transfer Agreement with respect to a jurisdiction in which the Seller has an obligation to inform and consult with Business Employees regarding the transactions contemplated hereby, until such information and consultation process has concluded, and such Local Transfer Agreement shall reflect any changes as may be reasonably agreed by the parties to take into account the results of such information and consultation process.

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(b) Notwithstanding the generality of Section 8.11(a), to the extent that the provisions of a Local Transfer Agreement (including any provisions required by local Law to be included in the Local Transfer Agreement) are inconsistent with, or (except to the extent they implement a transfer in accordance with this Agreement) additional to, the provisions of this Agreement (or do not fully give effect to the provisions of this Agreement with respect to the transfer of the Transferred Equity Interests and Transferred Assets or the assumption of Assumed Liabilities): (i) the provisions of this Agreement shall prevail; and (ii) so far as permissible under applicable Law of the relevant jurisdiction, the Seller Group and the Purchaser shall cause the provisions of the relevant Local Transfer Agreement to be adjusted, to the extent necessary to give effect to the provisions of this Agreement.

(c) Each party hereto shall not, and shall cause its respective Affiliates not to, bring any claim (including for breach of any warranty, representation, undertaking, covenant or indemnity relating to the transactions contemplated hereby) against the other party or any of its Affiliates in respect of or based upon any of the Local Transfer Agreements, except to the extent necessary to enforce any transfer of the Transferred Equity Interests and Transferred Assets or the assumption of Assumed Liabilities sold or assigned to the Purchaser hereunder in a manner consistent with the terms of this Agreement. All such claims (except as referred to above) shall be brought in accordance with, and be subject to the provisions, rights and limitations set out in, this Agreement, and no party shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity under or pursuant to any of the Local Transfer Agreements (but without prejudice to the establishment of the existence of the claim hereunder). To the extent that a party does bring such a claim (except as referred to above), that party shall indemnify the other party (and/or that other party’s relevant Affiliates) against all Losses which it or they may suffer through or arising from the bringing of such claim against it or them.

Section 8.12. Provision Respecting Legal Representation. Each party to this Agreement agrees, on its own behalf and on behalf of its Affiliates and representatives, that Debevoise & Plimpton LLP may serve as counsel to the Seller, on the one hand, and the Business and the Transferred Entity, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that, following consummation of such transactions, Debevoise & Plimpton LLP (or any successor) may serve as counsel to the Seller or any Affiliate or representative of the Seller, in connection with any litigation, claim or obligation arising out of or relating to this Agreement, the other Transaction Documents or such transactions notwithstanding such prior representation of the Business or the Transferred Entity and each party to this Agreement consents thereto and waives any conflict of interest arising therefrom, and each party to this Agreement shall cause its Affiliates and representatives to consent to waive any conflict of interest arising from such representation.

Section 8.13. Privilege. The Purchaser, for itself and its Affiliates, and its and its Affiliates’ respective successors and assigns, hereby irrevocably and unconditionally acknowledges and agrees that all attorney-client privileged communications between the Seller, the Transferred Entity or their respective current or former Affiliates or representatives and their counsel, including Debevoise & Plimpton LLP, made before the consummation of the Closing in connection with the negotiation, preparation, execution, delivery and Closing under this Agreement or any Transaction Document, any dispute arising from this Agreement, the other

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Transaction Documents or any of the transactions contemplated hereby or thereby or, before the Closing, any other matter, shall continue after the Closing to be privileged communications with such counsel and neither the Purchaser nor any of its former or current Affiliates or representatives nor any Person purporting to act on behalf of or through the Purchaser or any of its current of former Affiliates or representatives, shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to the Purchaser, the Transferred Entity or the Business or on any other grounds.

Section 8.14. Counterparts. This Agreement may be executed simultaneously in one or more counterparts (including by facsimile or electronic .pdf submission), and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 8.15. No Survival. None of the representations and warranties contained in this Agreement, or in any certificate delivered by any party at Closing, will survive the Closing, and none of the parties shall have any liability to each other after the Closing for any breach thereof. The covenants and agreements which contemplate performance prior to the Closing will survive until the first anniversary of the Closing Date, and the covenants and agreements which contemplate performance after the Closing will survive in accordance with their respective terms.

Section 8.16. Debt Financing Sources.

(a) Seller hereby (i) acknowledges that none of the Debt Financing Sources shall have any liability under this Agreement for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, including, but not limited to, any dispute related to, or arising from, the Debt Commitment Letter, the Debt Financing or any related agreements or the performance thereof, (ii) waives any rights or claims against any of the Debt Financing Sources under this Agreement, the Debt Commitment Letter, the Debt Financing or any related agreements or the performance thereof, whether at law or in equity, in contract, in tort or otherwise, and (iii) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate, and not to assist) any action, arbitration, audit, hearing, investigation, litigation, petition, grievance, complaint, suit or proceeding against any Debt Financing Source arising out of this Agreement in connection with this Agreement, the Debt Commitment Letter, the Debt Financing or any related agreements or the performance thereof or the transactions contemplated hereby or thereby.

(b) Notwithstanding anything to the contrary in this Agreement, each party hereto agrees (i) that it will not bring or support any legal action, suit or proceeding of any kind or description (whether at law, in equity, in contract, in tort or otherwise) against any Debt Financing Source in any way relating to this Agreement or the transactions contemplated hereby including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than any federal or state court located in the State of New York in New York County in the Borough of Manhattan, (ii) that any such legal action, suit or proceeding shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State, (iii) to waive and hereby waives, irrevocably and

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unconditionally, any right to a trial by jury in any such legal action, suit or proceeding and (iv) to waive and hereby waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such legal action, suit or proceeding in any such court.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

PITNEY BOWES INC.

By:
Name:
Title:

STARK ACQUISITION CORPORATION

By:
Name:
Title:

[Signature page to the Asset Purchase Agreement]